UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Eventbrite, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
☒	Fee paid previously with preliminary materials.

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT
January 28, 2026
Dear Eventbrite Stockholders,
It is my pleasure to invite you to a special meeting of stockholders, which we refer to as the special meeting, of Eventbrite, Inc., a Delaware corporation, which we refer to as Eventbrite, to be held online at 9:00 a.m., Pacific Time, on February 27, 2026 at www.virtualshareholdermeeting.com/EB2026SM. I hope that you will be able to attend.
At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of December 1, 2025, which we refer to as the merger agreement, by and among Eventbrite, Bending Spoons US Inc., a Delaware corporation and a wholly-owned subsidiary of Bending Spoons S.p.A., which we refer to as Bending Spoons, and Everest Merger Sub Inc., a wholly-owned subsidiary of Bending Spoons, which we refer to as Merger Sub. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Eventbrite, with Eventbrite surviving the merger as a wholly-owned subsidiary of Bending Spoons, which we refer to as the merger. You also will be asked to consider and vote on (i) a proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger and (ii) a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.
If the merger is completed, you will be entitled to receive $4.50 in cash, without interest (which we refer to as the merger consideration), for each share that you own of (i) Eventbrite Class A common stock, par value $0.00001 (which we refer to as Class A common stock) and (ii) Eventbrite Class B common stock, par value $0.00001 (which we refer to as Class B common stock, and together with Class A common stock, as company common stock, and we refer to shares of company common stock as shares or Eventbrite shares) (in each case, other than dissenting shares, and certain shares to be canceled or converted pursuant to the merger agreement), which represents a premium of (i) approximately 81% to the closing stock price of $2.49 per share of Class A common stock on November 28, 2025; (ii) approximately 77% to the volume weighted average stock price of $2.54 per share of Class A common stock during the 30-day trading period ended November 28, 2025; (iii) approximately 9% over the 52-week high trading price of $4.12 per share of Class A common stock for the period ended November 28, 2025; and (iv) approximately 149% over the 52-week low trading price of $1.81 per share of Class A common stock for the period ended November 28, 2025.
The receipt of cash in exchange for your shares pursuant to the merger will generally be a taxable transaction for United States federal income tax purposes. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations” beginning on page 60 of the accompanying proxy statement.
The Eventbrite Board of Directors, after considering the reasons more fully described in this proxy statement and after consultation with independent legal and financial advisors, unanimously determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Eventbrite and its stockholders, and adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Eventbrite Board of Directors recommends that you vote:
(i)	“FOR” the proposal to adopt the merger agreement, thereby approving the merger and the other transactions contemplated by the merger agreement;
(ii)	“FOR” the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger; and
(iii)
“FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Eventbrite Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Eventbrite from documents that we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC, from time to time.
Whether or not you plan to attend the special meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote during the special meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee of record how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee of record.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon. The failure of any stockholder to vote at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee of record on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
If you have any questions or need assistance voting your shares, please contact Okapi Partners LLC, our proxy solicitor, by calling (855) 208-8903 toll-free.
On behalf of the Eventbrite Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Julia Hartz
Co-Founder, Chief Executive Officer, and Chair of the Board

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated January 28, 2026 and, together with the enclosed form of proxy card, is first being mailed to Eventbrite stockholders on or about January 28, 2026.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 27, 2026
NOTICE IS HEREBY GIVEN that a special meeting of stockholders, which we refer to as the special meeting, of Eventbrite, Inc., which we refer to as Eventbrite, will be held:

TIME AND DATE:	9:00 a.m., Pacific Time, on February 27, 2026

PLACE:	www.virtualshareholdermeeting.com/EB2026SM

ITEMS OF BUSINESS:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of December 1, 2025, which we refer to as the merger agreement, by and among Eventbrite, Bending Spoons US Inc., which we refer to as Bending Spoons, and Everest Merger Sub Inc., which we refer to as Merger Sub, a wholly-owned subsidiary of Bending Spoons, a copy of which is attached as Annex A to the proxy statement accompanying this notice, which proposal we refer to as the merger proposal;

2.
To consider and vote on the proposal to approve, by means of a non-binding, advisory vote, compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger, which proposal we refer to as the merger-related compensation proposal; and

3.
To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting, which proposal we refer to as the adjournment proposal.

ADJOURNMENTS AND POSTPONEMENTS:	Any action on the items of business described above may be considered at the special meeting or at any time and date to which the special meeting may be properly adjourned or postponed.

RECORD DATE:	Stockholders of record at the close of business on January 16, 2026 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD:
A list of stockholders of record will be available for inspection at our corporate headquarters located at 95 Third Street, 2nd Floor, San Francisco, California 94103, during ordinary business hours during the ten (10)-day period before the special meeting.

VOTING:
Whether or not you plan to attend the special meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the proxy materials. You may also sign, date and mail the proxy card in the prepaid envelope provided.

IMPORTANT INFORMATION
Your vote is very important to us. The merger contemplated by the merger agreement, which we refer to as the merger, is conditioned on the receipt of, and we cannot consummate the merger unless the merger proposal receives, the affirmative vote of a majority of the voting power of the shares of (i) Class A common stock, par value $0.00001, which we refer to as Class A common stock, and (ii) Class B common stock, par value of $0.00001, which we refer to as Class B common stock and, together with Class A common stock, as company common stock, and we refer to shares of company common stock as shares or Eventbrite shares, outstanding and entitled to vote thereon.

The affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal. The affirmative vote of a majority of the voting power of the shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the special meeting will have the same effect as a vote “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee of record on how to vote your shares will have the same effect as a vote “AGAINST” the merger proposal but will not have any effect on the merger-related compensation proposal or the adjournment proposal. Abstentions will have the same effect as a vote “AGAINST” the merger proposal, the merger-related compensation proposal and the adjournment proposal. Stockholders and beneficial owners of shares held either in voting trust or by a nominee on behalf of such person who abstain or do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares if they deliver a demand for appraisal before the vote is taken on the merger proposal and comply with all applicable requirements under Delaware law, which are summarized herein and reproduced in their entirety in Annex D to the accompanying proxy statement.

The Eventbrite Board of Directors recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.

San Francisco, California 94103	By Order of the Board of Directors,

95 Third Street, 2nd Floor San Francisco, California 94103	Lisa Gorman Chief Legal Officer

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET AS DESCRIBED IN THE PROXY MATERIALS. YOU MAY ALSO SIGN, DATE AND MAIL THE PROXY CARD IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a broker, bank or other nominee of record, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee of record, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee of record on how to vote the shares in your account. Your broker, bank or other nominee of record cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.
If you fail to return your proxy card, to grant your proxy electronically over the Internet or by telephone, or to vote at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee of record, you must obtain from the record holder a valid proxy issued in your name in order to vote at the special meeting.
We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and annexes to the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares, please contact our proxy solicitor:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Email: info@okapipartners.com
Toll-free: (855) 208-8903
Banks and brokers may call collect: (212) 297-0720

i

PROXY SUMMARY
This summary highlights selected information from this proxy statement related to the merger (as defined below). This summary may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement (as defined below), and the documents incorporated by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 103. The merger agreement is attached as Annex A to this proxy statement.
Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Eventbrite,” the “Company” or “we,” “our,” “us” and similar words in this proxy statement refer to Eventbrite, Inc. including, in certain cases, its subsidiaries. Throughout this proxy statement we refer to Bending Spoons US Inc., a Delaware corporation and a wholly-owned subsidiary of Bending Spoons S.p.A., as “Bending Spoons,” and to Everest Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Bending Spoons, as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of December 1, 2025, by and among Bending Spoons, Merger Sub and Eventbrite, as the “merger agreement.” All references to the “merger” refer to the merger of Merger Sub with and into Eventbrite with Eventbrite surviving as a wholly-owned subsidiary of Bending Spoons. Eventbrite, following completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”
Parties Involved in the Merger (page 30)
Eventbrite, Inc.
Eventbrite’s mission is to bring the world together through live experiences. Since inception, we have been at the center of the experience economy, helping transform the way people discover and organize events. Our two-sided marketplace connects millions of creators and consumers every month to share their passions, artistry, and causes through live experiences. Creators use our highly-scalable self-service ticketing and marketing tools to plan, promote, and sell tickets to their events and event seekers use our website and mobile application to discover and purchase tickets to experiences they love.
Eventbrite’s corporate headquarters is located at 95 Third Street, 2nd Floor, San Francisco, California 94103.
Eventbrite is a corporation organized in the State of Delaware. Its Class A common stock is currently listed on the New York Stock Exchange LLC, which we refer to as the “NYSE,” under the symbol “EB.”
Additional information about Eventbrite and its subsidiaries is included in documents incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information” beginning on page 103) and on its website: www.eventbrite.com. The information provided or accessible through Eventbrite’s website is not part of, or incorporated by reference in, this proxy statement.
Bending Spoons US Inc.
Bending Spoons is a Delaware corporation and an indirect wholly-owned subsidiary of Bending Spoons S.p.A., a privately held company based in Milan, Italy. Bending Spoons is a holding company and does not conduct any operations other than providing administrative services for the benefit of the subsidiaries it holds.
Together, Bending Spoons S.p.A. and its direct and indirect subsidiaries, including Bending Spoons, are collectively referred to as the Bending Spoons group. The Bending Spoons group acquired and continues to operate numerous digital technology businesses, including Vimeo, Brightcove, Evernote, komoot, Meetup, Remini, and WeTransfer. More than 400 million people use the Bending Spoons group’s products each month. The Bending Spoons group has a proven ability to attract and retain best-in-class talent globally and is a highly sought-after workplace. Great Place to Work has named Bending Spoons S.p.A. the Best Workplace in Italy in its size category four (4) times since 2019, including ranking first in 2025, and Bending Spoons S.p.A. has had two (2) top 10 finishes across all of Europe. The Bending Spoons group is backed by highly respected institutional investors, including Baillie Gifford, Cox Enterprises, Durable Capital Partners, Fidelity Management & Research Company and T. Rowe Price Investment Management. Bending Spoons S.p.A.’s principal executive offices are located at Via Nino Bonnet, 10, 20154 Milano MI, Italy. Additional information about the Bending Spoons group is included on the website: www.bendingspoons.com. None of the information provided or accessible through the Bending Spoons group’s website is part of, or incorporated by reference in, this proxy statement.

Everest Merger Sub Inc.
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Bending Spoons, formed on November 26, 2025, solely for the purpose of engaging in the merger and the other transactions as contemplated under the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.
Certain Effects of the Merger on Eventbrite (page 31)
Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, on the closing date and at the time at which the merger will become effective, which we refer to as the effective time, Merger Sub will merge with and into Eventbrite, with Eventbrite continuing as the surviving corporation and a wholly-owned subsidiary of Bending Spoons.
Effect on Eventbrite if the Merger is Not Completed (page 31)
If the merger agreement is not adopted by Eventbrite stockholders or if the merger is not completed for any other reason, Eventbrite stockholders will not receive any payment for their shares. Instead, Eventbrite will remain a public company, Class A common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and Eventbrite will continue to file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the SEC.
Under certain specified circumstances, Eventbrite will be required to pay Bending Spoons a termination fee upon the termination of the merger agreement, as described under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84.
Merger Consideration (page 65)
At the effective time and without any action on the part of Bending Spoons, Merger Sub, Eventbrite or the holders of any securities, each share issued and outstanding immediately prior to the effective time (other than dissenting shares and certain shares to be canceled or converted pursuant to the merger agreement), will automatically be converted into the right to receive $4.50 in cash, without interest, subject to any withholding of taxes as required by applicable law, which we refer to as the merger consideration. As of the effective time, all such shares will no longer be outstanding and will automatically be canceled and cease to exist, and will thereafter represent only the right to receive the merger consideration in accordance with the terms of the merger agreement.
As described under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Merger Consideration - Exchange Procedures” beginning on page 66, at or prior to the effective time, Bending Spoons will deposit, or cause to be deposited, with a designated paying agent (as defined herein) funds in an amount necessary for the payment of the merger consideration.
After the merger is completed, under the terms of the merger agreement, you will have the right to receive the merger consideration, but you no longer will have any rights as an Eventbrite stockholder as a result of the merger (except for the right to receive the merger consideration and except that stockholders (and beneficial owners of shares held either in voting trust or by a nominee on behalf of such person) who properly exercise and perfect their demand for appraisal will instead have such rights as granted by Section 262 of the DGCL, as described under the section entitled “Appraisal Rights” beginning on page 95).
The Special Meeting (page 24)
Date, Time and Place
The special meeting of our stockholders, which we refer to as the special meeting, will be held at 9:00 a.m., Pacific Time, on February 27, 2026 at www.virtualshareholdermeeting.com/EB2026SM.
Purpose
At the special meeting, we will ask our stockholders of record as of the close of business on January 16, 2026, which we refer to as the record date, to consider and vote on the following proposals:
•	the adoption of the merger agreement, a copy of which is attached as Annex A to the proxy statement accompanying this notice, which we refer to as the merger proposal;

•
the approval, by means of a non-binding, advisory vote, of compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger, which we refer to as the merger-related compensation proposal; and

•
the approval of one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting, which we refer to as the adjournment proposal.

Record Date; Shares Entitled to Vote
You are entitled to vote at the special meeting if you owned shares as of the close of business on the record date. You will have one (1) vote at the special meeting for each share of Class A common stock you owned as of the close of business on the record date and ten (10) votes for each share of Class B common stock you owned as of the close of business on the record date.
Quorum
A majority in voting power of the shares issued and outstanding and entitled to vote at the special meeting, represented in person (including virtually) or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date, there were 94,996,995 shares of Class A common stock issued, of which 84,795,275 shares are outstanding and entitled to vote, and 15,638,904 shares of Class B common stock issued, of which 15,638,904 shares are outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Since each of the proposals is a non-discretionary proposal, Eventbrite does not expect any broker non-votes at the special meeting. The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting or the chairperson of the special meeting, may adjourn the special meeting.
Required Vote
The affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal, which we refer to as stockholder approval. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of the votes that can be cast in respect of our outstanding shares, provided a quorum is present. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.
The affirmative vote of a majority of the voting power of the shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal. Broker non-votes will not have any effect on the merger-related compensation proposal.
The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.
Share Ownership of Eventbrite Directors and Executive Officers and the Voting and Support Agreement
As of the close of business on the record date, Eventbrite directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 3,789,707 shares of Class A common stock and 9,811,893 shares of Class B common stock (in each case, excluding any shares that would be delivered upon exercise or conversion of stock options or other equity-based awards), which collectively represented approximately 42.3% of the voting power of the outstanding shares as of the close of business on the record date.

It is expected that Eventbrite’s directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the merger related compensation proposal and “FOR” the adjournment proposal.
Additionally, concurrently with the execution and delivery of the merger agreement, certain stockholders of Eventbrite, including Julia Hartz, Kevin Hartz and their respective trusts and holding entities, which we collectively refer to as the supporting stockholders, have agreed to, among other things, vote, or cause to be voted, all of their voting shares (as defined below) in favor of the adoption of the merger agreement and the approval of the merger and other transactions contemplated thereby, pursuant to a stockholder voting and support agreement with Bending Spoons, which we refer to as the voting and support agreement. The shares underlying outstanding options are not “voting shares” under the voting and support agreement as they are not capable of being voted, and will not be voted, at the special meeting. See the section entitled “Proposal 1: Adoption of the Merger Agreement - The Voting and Support Agreement” beginning on page 86.
As of the close of business on the record date of January 16, 2026, the supporting stockholders collectively held 7,083,872 shares of common stock subject to outstanding options, which are not “voting shares” under the voting and support agreement. Therefore, for purposes of the shares that will be voted at the special meeting, as of the record date, the supporting stockholders collectively held approximately 2.2% of the issued and outstanding shares of Class A common stock and approximately 62.7% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 41.5% of the voting power of the issued and outstanding shares of company common stock.
The supporting stockholders continue to hold the shares of common stock subject to outstanding options for beneficial ownership purposes. As of the record date, the supporting stockholders collectively beneficially held approximately 5.2% of the issued and outstanding shares of Class A common stock and approximately 71.0% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 51.0% of the voting power of the issued and outstanding shares of company common stock. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92.
Voting of Proxies
Any Eventbrite stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote by appearing at the special meeting. If your shares are held in a brokerage account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the “beneficial owner” of shares held in “street name,” and you should instruct your broker, bank or other nominee of record on how you wish to vote your shares using the instructions provided by your broker, bank or other nominee of record. Under applicable stock exchange rules, if you fail to instruct your broker, bank or other nominee of record on how to vote your shares, your broker, bank or other nominee of record only has discretion to vote your shares on discretionary matters. The merger proposal, the merger-related compensation proposal and the adjournment proposal are non-discretionary matters, and brokers, banks and other nominees of record therefore cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee of record on how you wish to vote your shares.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, delivering a written notice of revocation to our Corporate Secretary at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting therein. Proxies submitted electronically over the Internet or by telephone must be received prior to the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or other nominee of record for instructions regarding how to change your vote.
Recommendation of the Eventbrite Board of Directors and Reasons for the Merger (page 42)
The Eventbrite Board of Directors (which we refer to as the Eventbrite Board), after considering the unanimous recommendation of the Special Committee and various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Recommendation of the Eventbrite Board of Directors and Reasons for the Merger” beginning on page 42, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Eventbrite and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Eventbrite of the merger and the other transactions contemplated by the merger agreement; (iv) resolved to recommend that Eventbrite stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Eventbrite stockholders for adoption at a duly held meeting of such stockholders.
The Eventbrite Board of Directors unanimously recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.
Opinion of Eventbrite’s Financial Advisor (page 46)
Eventbrite has engaged Allen & Company LLC, which we refer to as Allen & Company, as Eventbrite’s financial advisor in connection with the merger. As part of this engagement, Allen & Company delivered a written opinion, dated December 1, 2025, to the Eventbrite Board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Eventbrite shares (other than, as applicable, holders of Eventbrite shares who execute a voting and support agreement in connection with the merger, Bending Spoons S.p.A., Bending Spoons, Merger Sub, and their respective affiliates) pursuant to the merger agreement. The full text of Allen & Company’s written opinion, dated December 1, 2025, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the Eventbrite Board or committee thereof (in their capacity as such) in connection with an evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Eventbrite (or the Eventbrite Board or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Eventbrite to engage in the merger, including in comparison to other strategies or transactions that might be available to Eventbrite or which Eventbrite might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the merger or otherwise. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Opinion of Eventbrite’s Financial Advisor” beginning on page 46.
Financing of the Merger (page 60)
The merger is not conditioned on Bending Spoons’ ability to obtain financing. Bending Spoons has represented to Eventbrite that it has, and will have available to it, at the closing of the merger, unencumbered cash or cash equivalents that are in the aggregate sufficient to (i) consummate the transactions in accordance with the terms of the merger agreement, (ii) pay any and all fees and expenses required to be paid at closing by Bending Spoons and Merger Sub in connection therewith and (iii) satisfy all of the other payment obligations of Bending Spoons and Merger Sub that are required to be satisfied at closing in accordance with the terms and conditions set forth under the merger agreement. Bending Spoons expects to fund the foregoing payments through its use of available cash and existing credit facilities. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Financing of the Merger” beginning on page 60.
Treatment of Equity Compensation (page 65)
Stock Options. Each option to purchase Eventbrite shares (which we refer to as an Eventbrite option) granted under the 2010 Stock Plan and 2018 Stock Option and Incentive Plan (each of which we refer to as a Company Equity Plan) that is outstanding and unexercised immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares underlying the Eventbrite option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price of such Eventbrite option. Any Eventbrite option with an exercise price that is equal to or greater than the merger consideration will be cancelled and converted into the right to receive (without interest) a cash payment determined based on a Black-Scholes model.
Restricted Stock Units. Each restricted stock unit granted under a Company Equity Plan that is not an Eventbrite PSU, including each deferred stock unit (each of which we refer to as an Eventbrite RSU) that is outstanding immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to (i) the total number of shares underlying such Eventbrite RSU, multiplied by (ii) the merger consideration.

Performance-Based Restricted Stock Units. Each restricted stock unit granted under a Company Equity Plan that was granted subject to performance-based vesting conditions (which we refer to as an Eventbrite PSU) that is outstanding immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to (i) the total number of shares underlying such Eventbrite PSU (with performance achievement assessed at target (or, with respect to any performance period that has been completed prior to the effective time, actual performance in accordance with the applicable Eventbrite PSU, if higher than target)) multiplied by (ii) the merger consideration.
Employee Stock Purchase Plan. The final offering period under Eventbrite’s 2018 Employee Stock Purchase Plan (which we refer to as the Eventbrite ESPP) commenced on December 1, 2025, and will end on an exercise date that will be the earlier of (i) May 29, 2026 (the last business day on or before May 31, 2026), and (ii) no later than one (1) business day prior to the closing of the merger. On such exercise date, Eventbrite will apply each participant’s credited funds in its Eventbrite ESPP account to the purchase of whole shares, each of which will be cashed out for an amount equal to the merger consideration, and cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable; provided, that, the maximum number of shares in connection with the final offering period will not exceed 200,000 shares, and in the event the offering is shortened, Eventbrite will make any pro rata adjustments that may be necessary to reflect such shortened offering.
Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger (page 54)
Eventbrite non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Eventbrite Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of Eventbrite.
For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Interests of the Non-Employee Directors and the Executive Officers of Eventbrite in the Merger,” beginning on page 54.
U.S. Federal Income Tax Considerations (page 60)
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined below in the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations”) in exchange for such U.S. Holder’s shares in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares surrendered in the merger.
A Non-U.S. Holder (as defined below in the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.
For more information, see the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations” beginning on page 60. Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdictions.
Regulatory Approvals (page 62)
Eventbrite and Bending Spoons have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary under the merger agreement and applicable law to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including, among other things, using reasonable best efforts to obtain all necessary actions or nonactions, waivers, approvals, orders and authorizations from governmental entities (including those in connection with applicable competition and investment screening laws), subject to the limitations set forth in the merger agreement. These approvals include approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act, and under any other applicable competition and investment screening laws, as required. Eventbrite and Bending Spoons filed their respective HSR Act notifications on December 31, 2025. Bending Spoons will withdraw its notification and report form pursuant to the HSR Act on January 30, 2026 and refile on February 3, 2026. The waiting period under the HSR Act will then expire no later than March 5, 2026, unless extended by a request for additional information or documentary material.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the acceptance of any operational restrictions or the requirement to divest assets. In furtherance thereof, Bending Spoons has agreed to effect certain divestitures and other dispositions and take other actions, including accepting certain restrictions on its operations and assets, if necessary to obtain all approvals and authorizations under antitrust laws, in each case, subject to certain conditions as described in the merger agreement. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.
No Solicitation (page 72)
As of the date of the merger agreement, Eventbrite and its subsidiaries agreed to immediately cease any discussions or negotiations with any third-party with respect to an acquisition proposal (as defined herein).
Under the merger agreement, Eventbrite is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.
Except as expressly permitted by the merger agreement, Eventbrite will not, will cause its subsidiaries not to, and will use its reasonable best efforts to cause its directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, all of which we refer as representatives, not to, directly or indirectly:
•
solicit, initiate, knowingly encourage or facilitate the making or submission of any acquisition proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the merger agreement (such as answering unsolicited phone calls) will not be deemed to facilitate for purposes of, or otherwise constitute a violation, of this provision);

•
furnish to any person (other than to Bending Spoons, Merger Sub or their respective representatives) any non-public information relating to Eventbrite or any of its subsidiaries or afford to any person (other than Bending Spoons or Merger Sub and their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Eventbrite or any of its subsidiaries, in any such case that relates to or could reasonably be expected to lead to an acquisition proposal;

•	participate in or engage in discussions or negotiations with any person that relates to or could reasonably be expected to lead to an acquisition proposal;
•	grant any waiver or release under Section 203 of the DGCL or any other state takeover law; or
•
enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction, other than an acceptable confidentiality agreement.

Notwithstanding the foregoing, under certain circumstances prior to obtaining the requisite stockholder approval for the merger proposal, Eventbrite may furnish information with respect to Eventbrite and its subsidiaries pursuant to an acceptable confidentiality agreement to, and participate in discussions or negotiations with, any person that makes or delivers an acquisition proposal after the date of the merger agreement only if the Eventbrite Board determines in good faith (after consultation with Eventbrite’s financial advisor and outside legal counsel) that the acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal (as defined herein) and, after consultation with Eventbrite’s outside legal counsel, that the failure to engage with such third-party would be, or would reasonably be likely to be, inconsistent with its fiduciary duties under applicable law.
For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - No Solicitation” beginning on page 72.
Change of Recommendation (page 74)
As described under the section entitled “The Special Meeting - Eventbrite Board of Directors’ Recommendation” beginning on page 27, the Eventbrite Board has recommended that the holders of shares vote “FOR” the merger proposal.

The merger agreement provides that neither the Eventbrite Board nor any committee thereof will (i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Eventbrite Board recommendation in a manner adverse to Bending Spoons and Merger Sub; (B) adopt, approve or recommend to Eventbrite’s stockholders an acquisition proposal; (C) fail to include the Eventbrite Board recommendation in this Proxy Statement; or (D) fail to publicly reaffirm the Eventbrite Board recommendation, or fail to publicly recommend against any such acquisition proposal, within ten (10) business days after any written request by Bending Spoons to do so following the public announcement of any acquisition proposal (or such fewer number of days as remains prior to Eventbrite’s special meeting, so long as such request is made at least two (2) business days prior to the meeting), it being understood that Eventbrite will have no obligation to make such reaffirmation on more than two (2) separate occasions; or (ii) cause or permit Eventbrite or any of its subsidiaries to enter into an alternative acquisition agreement.
However, at any time prior to obtaining stockholder approval, the Eventbrite Board, in certain circumstances and subject to certain limitations set forth in the merger agreement, may make an Eventbrite Board recommendation change (as defined herein) if an acquisition proposal that constitutes a superior proposal is received or in connection with an intervening event that was not known to the Eventbrite Board or the consequences of which were not reasonably foreseeable as of the date of the merger agreement. If the Eventbrite Board makes an Eventbrite Board recommendation change, Bending Spoons may terminate the merger agreement and receive a termination fee from Eventbrite as further described under “Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84.
Prior to obtaining stockholder approval, the Eventbrite Board may also, in certain circumstances and subject to certain limitations set forth in the merger agreement, cause Eventbrite to terminate the merger agreement in order to enter into a definitive agreement relating to an acquisition proposal that constitutes a superior proposal, subject to specified obligations to Bending Spoons set forth in the merger agreement, including, without limitation, Eventbrite’s obligations to negotiate and consider in good faith any revisions to the merger agreement proposed by Bending Spoons and to pay (or cause to be paid) to Bending Spoons the termination fee in accordance with the terms of the merger agreement.
For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Change of Recommendation” beginning on page 74.
Conditions to the Closing of the Merger (page 80)
The following are some of the conditions that must be satisfied or waived before the merger may be consummated:
•	receipt of Eventbrite stockholder approval of the merger agreement;
•
the consummation of the merger having not been restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any court or other governmental entity of the U.S., and there not being in effect any law enacted, issued or promulgated by any governmental entity of the U.S. that prevents the consummation of the merger;

•	any waiting period (and any extension thereof) under the HSR Act having expired or been terminated;
•
the accuracy of the representations and warranties of Bending Spoons, Merger Sub and Eventbrite in the merger agreement, subject in some instances to materiality or “material adverse effect” qualifiers, as of the closing date of the merger;

•
the performance in all material respects by Eventbrite, on the one hand, and Bending Spoons and Merger Sub on the other hand, of their respective obligations under the merger agreement at or prior to the closing; and

•	since the date of the merger agreement, no Eventbrite material adverse effect having occurred.
Termination of the Merger Agreement (page 82)
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:
•	by the mutual written consent of Bending Spoons and Eventbrite;
•	by either Eventbrite or Bending Spoons, if:
(i)	the Eventbrite stockholder approval of the merger agreement has not been obtained upon a vote taken at the duly convened special meeting or any adjournment or postponement thereof;

(ii)
any court of competent jurisdiction or other governmental entity of competent jurisdiction has enacted, issued or promulgated any law or order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the effective time, the consummation of the merger, and such law, order or other action has become final and non-appealable; provided, that, the right to terminate the merger agreement pursuant to this bullet point will not be available to a party (and in the case of Bending Spoons, including Merger Sub) whose action or failure to perform or comply with any provision of the merger agreement was a primary cause of (i) such law or order to be enacted, issued or promulgated or (ii) the failure to remove such law or order; or

(iii)
the effective time has not occurred on or before 11:59 p.m., Pacific Time, on June 1, 2026 (which we refer to as the initial outside date), which is subject to extension to 11:59 p.m., Pacific Time, on September 1, 2026 by either party if all conditions are satisfied other than those related to the HSR Act, which date, after giving effect to any such extension, we refer to as the outside date; provided, that, a party will not be able to terminate the merger agreement if it is in breach of the merger agreement and such breach is a primary cause of or primarily resulted in the failure of the merger to occur on or before the outside date.

•	by Bending Spoons:
(iv)
at any time prior to receipt of the Eventbrite stockholder approval of the merger agreement if (i) the Eventbrite Board effects an Eventbrite Board recommendation change or (ii) Eventbrite willfully and materially breaches its “no shop” covenant; or

(v)
if Eventbrite has breached any representation or warranty or failed to perform any covenant, such that the conditions relating to the accuracy of Eventbrite’s representations and warranties or performance of covenants would fail to be satisfied (subject to a thirty (30)-day cure period); provided, that, Bending Spoons will not be able to terminate the merger agreement if Bending Spoons or Merger Sub is then in breach of any of its representations, warranties or covenants contained in the merger agreement, and such breach would result in the failure of one or more of certain conditions to the obligations of Eventbrite to consummate the merger to be satisfied.

•	by Eventbrite:
(vi)
prior to receipt of the requisite stockholder approval for the merger proposal, if (a) Eventbrite receives a superior proposal after the date of the merger agreement, (b) the Eventbrite Board authorizes Eventbrite to enter into a definitive agreement to consummate the transactions contemplated by such superior proposal, (c) Eventbrite has complied in all material respects with its obligations relating to such superior proposal in accordance with the applicable terms and conditions set forth in the merger agreement, and (d) Eventbrite pays a termination fee of $14.4 million to Bending Spoons substantially concurrently with such termination; or

(vii)
if Bending Spoons has breached any representation or warranty or failed to perform any covenant, such that the conditions relating to the accuracy of Bending Spoons’ or Merger Sub’s representations and warranties or performance of covenants would fail to be satisfied (subject to a thirty (30) day cure period); provided, that, Eventbrite will not be able to terminate the merger agreement if Eventbrite is then in breach of any of its representations, warranties or covenants contained in the merger agreement, and such breach would result in the failure of one or more of certain conditions to the obligations of Bending Spoons and Merger Sub to consummate the merger to be satisfied.

Termination Fee (page 84)
Under the merger agreement, Eventbrite will be required to pay a termination fee of $14.4 million in connection with a termination of the merger agreement under specified circumstances. In no event will Eventbrite be required to pay the termination fee described above on more than one (1) occasion.
Voting and Support Agreement (page 86)
As a condition to Bending Spoons’ willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, concurrently with the execution and delivery of the merger agreement, on December 1, 2025, Bending Spoons and each of (i) Julia Hartz, (ii) Kevin Hartz, (iii) Kevin Earnest Hartz

& Julia D. Hartz TTEES the Hartz Family Revocable Trust DTD 12/4/2008 and (iv) Hartz 2008 Irrevocable Trust dated September 15, 2008 entered into a voting and support agreement pursuant to which, among other things, each of the supporting stockholders, subject to the terms and conditions set forth therein, shall, and shall cause his, her or its affiliates (as applicable) to, appear at every stockholder meeting and at every adjournment, recess or postponement thereof (if applicable), and on every action or approval by written consent of Eventbrite’s stockholders, or otherwise cause all of the shares owned, beneficially or of record, by such supporting stockholder or any of his, her or its affiliates and capable of being voted (which we refer to as the voting shares), to be present thereto for purposes of establishing a quorum in accordance with Eventbrite’s bylaws, and to vote (x) in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated thereby, (y) against the approval or adoption of any proposal made in opposition to, or in competition with, the transactions contemplated by the merger agreement, and (z) against any of the following:
•	any acquisition proposal or merger, consolidation or business combination involving Eventbrite or any of its subsidiaries, other than the transactions contemplated by the merger agreement;
•	any sale, lease or transfer of all or substantially all of the assets of Eventbrite or any of its subsidiaries;
•	any recapitalization, dissolution, liquidation or winding up of Eventbrite or any of its subsidiaries; or
•
any other action or series of actions that, individually or in the aggregate, could reasonably be expected to (i) result in a material breach of any of the representations, warranties, covenants or agreements set forth in the voting and support agreement, (ii) result in any of the conditions to the consummation of the merger set forth in the merger agreement not being fulfilled or satisfied in accordance with the terms thereof or (iii) otherwise prevent, materially delay, impair or materially and adversely affect the consummation of the transactions in accordance with the terms of the merger agreement.

See the section entitled “Proposal 1: Adoption of the Merger Agreement - The Voting and Support Agreement” beginning on page 86. A copy of the voting and support agreement is attached to this proxy statement as Annex B.
As of the close of business on the record date of January 16, 2026, the supporting stockholders collectively held 7,083,872 shares of common stock subject to outstanding options, which are not “voting shares” under the voting and support agreement. Therefore, for purposes of the shares that will be voted at the special meeting, as of the record date, the supporting stockholders collectively held approximately 2.2% of the issued and outstanding shares of Class A common stock and approximately 62.7% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 41.5% of the voting power of the issued and outstanding shares of company common stock.
The supporting stockholders continue to hold the shares of common stock subject to outstanding options for beneficial ownership purposes. As of the record date, the supporting stockholders collectively beneficially held approximately 5.2% of the issued and outstanding shares of Class A common stock and approximately 71.0% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 51.0% of the voting power of the issued and outstanding shares of company common stock. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92.
Appraisal Rights (page 95)
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, which we refer to as the Delaware court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares as determined by the Delaware court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares following petition to, and an appraisal by, the Delaware court. Persons considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by Eventbrite and to be set forth on the Chancery list (as defined in the section of this proxy statement entitled “Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware court, together with interest, if any, to be paid upon the amount determined to be the fair value.
This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Appraisal Rights” beginning on page 95 and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex D to this proxy statement.
Litigation Relating to the Merger (page 99)
Following the announcement of the merger, a putative class action complaint and a motion for expedited proceedings were filed on January 12, 2026 in the Court of Chancery of the State of Delaware against Eventbrite and its directors, Kevin Hartz, Kevin Hartz and Julia Hartz as trustees for The Hartz Family Revocable Trust dated 12/4/2008, Divesh Makan as trustee for The Hartz 2008 Irrevocable Trust dated September 15, 2008 and Bending Spoons US Inc. (which we refer to collectively as the defendants): Juniper International LLC, et al. v. Eventbrite, Inc., et al., C.A. No. 2026-0045-PAF (Del. Ch.). The plaintiffs’ complaint alleges that entry into the voting and support agreement, dated December 1, 2025, by and among Bending Spoons and each of (i) Julia Hartz, (ii) Kevin Hartz, (iii) Kevin Earnest Hartz & Julia D. Hartz TTEES the Hartz Family Revocable Trust DTD 12/4/2008 and (iv) Hartz 2008 Irrevocable Trust dated September 15, 2008, effected a “Transfer” (as that term is defined under Eventbrite’s Amended and Restated Certificate of Incorporation, which we refer to as the charter) of the shares of Class B common stock held by the supporting stockholders under the charter, which purportedly triggers the shares’ automatic retirement and conversion into shares of Class A common stock with one (1) vote per share, as compared to ten (10) votes per share of Class B common stock. The complaint further asserts that the preliminary proxy statement filed in connection with the merger with the SEC on January 2, 2026 (which we refer to as the preliminary proxy statement) omitted certain purportedly material information regarding the conversion of the supporting stockholders’ shares of Class B common stock and incorrectly described the voting power of the supporting stockholders, which rendered the preliminary proxy statement false and misleading. The complaint seeks, among other things, a declaratory judgment that entry into the voting and support agreement effected a “Transfer” of the supporting stockholders’ shares of Class B common stock into shares of Class A common stock as of December 1, 2025, an order to enjoin the stockholder vote on the merger until corrective disclosures are issued, a finding that Eventbrite’s directors breached their fiduciary duties by issuing the preliminary proxy statement, and rescission (or, alternatively, damages).
Eventbrite filed an opposition to the motion for expedited proceedings on January 15, 2026. On January 20, 2026, the Court of Chancery of the State of Delaware granted the plaintiffs’ motion to expedite. A hearing on a motion for a preliminary injunction is currently scheduled for February 12, 2026.
Notwithstanding Eventbrite’s and the defendants’ disagreement with the claims asserted in the complaint and their belief that there has not been a “Transfer” as described above, in the interest of avoiding unnecessary delay, Eventbrite stockholders are requested to cast the votes described in this proxy statement on the assumption that, consistent with the plaintiffs’ interpretation of the charter, all of the issued and outstanding shares of Class B common stock held by the supporting stockholders may have been converted into shares of Class A common stock entitled to one (1) vote per share. Under the plaintiffs’ interpretation of the charter, as of the record date, the supporting stockholders collectively held approximately 7.65% of the voting power of the issued and outstanding shares of company common stock. For the avoidance of doubt, unless otherwise explicitly stated, the share counts and voting percentages set forth in this proxy statement assume that no shares of Class B common stock held by the supporting stockholders have been converted into shares of Class A common stock, consistent with Eventbrite’s and the defendants’ view that there has not been a “Transfer” of shares under the charter.
Eventbrite is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the merger. In the event that when the votes are counted, the number of votes in favor of the merger would not be sufficient under the plaintiffs’ interpretation of the charter (but would be sufficient under Eventbrite’s interpretation of the charter) and all conditions to the merger have been or will at closing be satisfied, then Eventbrite has agreed with the plaintiffs that the merger will not close until the court has ruled upon the complaint and will request that a hearing on the matter occur within thirty (30) days of the special meeting scheduled for February 27, 2026 (or any adjournment or postponement thereof). In the event that the number of votes in favor of the merger is sufficient under the plaintiffs’ interpretation of the charter, the plaintiffs have agreed that their claims will be moot.
The Eventbrite Board continues to encourage Eventbrite stockholders to approve the merger. As noted above and elsewhere in this proxy statement, the approval of the merger proposal requires the affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present.
Eventbrite also received demands on behalf of purported Eventbrite stockholders that allege, among other things, that the preliminary proxy statement omitted certain purportedly material information that rendered the preliminary proxy statement false and misleading. Each demand requests, among other things, corrective disclosures in advance of the special meeting. Eventbrite intends to defend against such demands vigorously.
For a more complete description, see the section entitled “Litigation Relating to the Merger” beginning on page 99.
Market Prices and Dividend Data (page 91)
On December 1, 2025, the last trading day prior to the announcement of the merger, the closing price of Class A common stock was $2.48 per share. On January 27, 2026, the latest practicable trading day before the date of this proxy statement, the closing price of Class A common stock on the NYSE was $4.46 per share. Class B common stock is not publicly traded.
Eventbrite has never declared or paid any cash dividends on its shares. Under the terms of the merger agreement, from December 1, 2025 until the earlier of the effective time and the valid termination of the merger agreement in accordance with its terms, Eventbrite may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its common stock or other equity interests without Bending Spoons’ prior written consent.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as an Eventbrite stockholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement (including the merger agreement), and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 103. The merger agreement is attached as Annex A to this proxy statement.
Q:	Why am I receiving these proxy materials?
A:
On December 1, 2025, Eventbrite entered into the merger agreement providing for the merger of Merger Sub, with and into Eventbrite, with Eventbrite surviving the merger as a wholly-owned subsidiary of Bending Spoons. The Eventbrite Board is furnishing this proxy statement and form of proxy card to the holders of shares in connection with the solicitation of proxies in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting or any adjournments or postponements thereof. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting on the matters presented at the special meeting. Stockholders of record as of the close of business on January 16, 2026 may attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:	What is included in the proxy materials?
A:	The proxy materials include the proxy statement and the annexes to the proxy statement, including the merger agreement, and a proxy card or voting instruction form.
Q:	When and where is the special meeting?
A:
The special meeting will take place on February 27, 2026 at 9:00 a.m., Pacific Time. To participate in the special meeting, go to www.virtualshareholdermeeting.com/EB2026SM and enter the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials.

Q:	Why are we holding the special meeting virtually?
A:
Similar to the annual meeting, we will host the special meeting exclusively online. We continue to believe that this format allows us to preserve stockholder access while saving time and money for both Eventbrite and its stockholders.

Q:	What if I have technical difficulties or trouble accessing the virtual meeting website during the special meeting?
A:	If you experience technical difficulties accessing the virtual meeting, please contact the technical support telephone number posted on the virtual meeting login page.
Q:	What is the proposed merger and what effects will it have on Eventbrite?
A:
The proposed merger is the acquisition of Eventbrite by Bending Spoons through the merger of Merger Sub with and into Eventbrite pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by the requisite number of votes and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Eventbrite, with Eventbrite continuing as the surviving corporation. As a result of the merger, Eventbrite will become a wholly-owned subsidiary of Bending Spoons and you will no longer own shares. Eventbrite expects to delist its Class A common stock from the NYSE as promptly as practicable after the effective time and de-register its Class A common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, Eventbrite would no longer be a publicly traded company.

Q:	What will I receive if the merger is completed?
A:
Upon completion of the merger, you will be entitled to receive the merger consideration of $4.50 in cash, without interest and less applicable tax withholdings, for each share that you own, unless you have properly exercised and perfected and not withdrawn your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own one hundred (100) shares, you will receive $450.00 in cash, without interest and less any applicable withholding taxes, in exchange for your shares. You will not own any shares in the surviving corporation.
Q:	Who is entitled to vote at the special meeting?
A:
Holders of either class of our common stock as of the close of business on the record date may vote at the special meeting. As of the close of business on January 16, 2026, there were 84,795,275 shares of our Class A common stock and 15,638,904 shares of our Class B common stock outstanding.

Stockholders of Record. If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, as of the close of business on the record date, you are considered to be the “stockholder of record” with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the special meeting. Throughout this proxy statement, we refer to such registered stockholders as “stockholders of record.”
Street Name Stockholders. If your shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee of record as of the close of business on the record date, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was or will be forwarded to you by your broker or nominee of record, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee of record how to vote your shares. Beneficial owners are also invited to attend the special meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the special meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee of record will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold shares indirectly through a broker, bank or other nominee of record as “street name stockholders.”
Instructions on how to vote shares held in street name are described under the question: “How do I vote my shares?” below.
Q:	How many votes do I have?
A:	Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement for which your vote is being solicited.
If you are a holder of shares of Class A common stock, you or your broker, bank or other nominee of record, as applicable, will have one (1) vote for each share of Class A common stock owned by you, as a stockholder of record or a street name stockholder, as of the close of business on the record date. If you hold any shares of Class B common stock, you or your broker, bank or other nominee of record, as applicable, will have ten (10) votes for each share of Class B common stock owned by you, as a stockholder of record or a street name stockholder, as of the close of business on the record date.
Q:	May I attend the special meeting and vote therein?
A:
All Eventbrite stockholders of record as of the close of business on the record date may attend the special meeting and vote. Stockholders who participate in the special meeting online at www.virtualshareholdermeeting.com/EB2026SM will be deemed to be in person attendees. Even if you plan to attend the special meeting, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote, your vote will revoke any proxy previously submitted. If you held your shares in “street name,” because you are not the stockholder of record, you may not vote your shares at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee of record.

Q:	What am I being asked to vote on at the special meeting?
A:	You are being asked to consider and vote on the following proposals:
•	the adoption of the merger agreement, a copy of which is attached as Annex A to the proxy statement accompanying this notice;

•	the approval, by means of a non-binding, advisory vote, of compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger; and
•
the approval of one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.

Q:	How does the Eventbrite Board recommend that I vote?
A:
After considering the unanimous recommendation of the Special Committee and various factors described in the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Recommendation of the Eventbrite Board of Directors and Reasons for the Merger” beginning on page 42, the Eventbrite Board unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Eventbrite and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Eventbrite of the merger and the other transactions contemplated by the merger agreement; (iv) resolved to recommend that Eventbrite stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Eventbrite stockholders for adoption at a duly held meeting of such stockholders.

The Eventbrite Board of Directors unanimously recommends that you vote
•	“FOR” the merger proposal;
•	“FOR” the merger-related compensation proposal; and
•	“FOR” the adjournment proposal.
Q:	How does the merger consideration compare to the market price of Class A common stock prior to the date on which the transaction was announced?
A:
The merger consideration represents a premium of (i) approximately 81% to the closing stock price of $2.49 per share of Class A common stock on November 28, 2025; (ii) approximately 77% to the volume weighted average stock price of $2.54 per share of Class A common stock during the 30-day trading period ended November 28, 2025; (iii) approximately 9% over the 52-week high trading price of $4.12 per share of Class A common stock for the period ended November 28, 2025; and (iv) approximately 149% over the 52-week low trading price of $1.81 per share of Class A common stock for the period ended November 28, 2025.

Q:	Will Eventbrite pay a dividend before the completion of the merger?
A:
We have never declared or paid any dividends on our common stock. Under the terms of the merger agreement, from December 1, 2025 until the earlier of the effective time and the valid termination of the merger agreement in accordance with its terms, we may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its common stock or other equity interests. See the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Conduct of Business Pending the Merger” beginning on page 70.

Q:	Does Bending Spoons have the financial resources to complete the merger?
A:
Bending Spoons has represented that it has, and will have available to it, at the closing of the merger, unencumbered cash or cash equivalents that are in the aggregate sufficient to (i) consummate the transactions in accordance with the terms of the merger agreement, (ii) pay any and all fees and expenses required to be paid at closing by Bending Spoons and Merger Sub in connection therewith and (iii) satisfy all of the other payment obligations of Bending Spoons and Merger Sub that are required to be satisfied at closing in accordance with the terms and conditions set forth in the merger agreement. Consummation of the merger is not conditioned on Bending Spoons or Merger Sub obtaining financing. For a more complete description of sources of funding for the merger and related costs, see “Proposal 1: Adoption of the Merger Agreement - The Merger - Financing of the Merger” beginning on page 60.

Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement (including the merger agreement), and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee of record to vote your shares.

Q:	How do I vote my shares?
A:	If you are a stockholder of record, there are four ways to vote:
1.
By Internet at www.proxyvote.com, twenty-four (24) hours a day, seven (7) days a week, until 8:59 p.m., Pacific Time, on February 26, 2026 (please have your Notice or proxy card in hand when you visit the website);

2.
By toll-free telephone at (800) 690-6903, until 8:59 p.m., Pacific Time, on February 26, 2026 (please have your Notice or proxy card in hand when you call). Proxies submitted via telephone must be received prior to the special meeting;

3.	By mail by completing, signing, dating and returning your proxy card in the prepaid envelope provided; or
4.	By Internet during the special meeting. Instructions on how to attend and vote at the special meeting are described at www.virtualshareholdermeeting.com/EB2026SM.
To be counted, proxies submitted by telephone or Internet must be received by 8:59 p.m., Pacific Time, on February 26, 2026. Proxies submitted by U.S. mail must be received before the start of the special meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee of record to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the special meeting unless they receive a legal proxy from their respective brokers, banks or other nominees of record.
Q:	Can I change or revoke my proxy?
A:	Yes, if you are a stockholder of record. You can change your vote or revoke your proxy at any time before the special meeting by:
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103;
•	signing another proxy card with a later date and returning it to us prior to the special meeting; or
•	attending the special meeting and voting online during the special meeting at www.virtualshareholdermeeting.com/EB2026SM.
To be effective, your new proxy card or written notice of revocation must be received by our Corporate Secretary by 2:00 p.m., Pacific Time, on February 26, 2026 and, in the case of Internet or telephonic voting instructions, must be received before 8:59 p.m., Pacific Time, on February 26, 2026.
If you have submitted a proxy, your appearance at the special meeting, in the absence of voting therein or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you are a street name stockholder, you may change or revoke any prior voting instructions by contacting and following the specific voting instructions provided to you by your broker, bank or other nominee of record.
Q:	How will my shares be voted if I do not provide specific instructions in the proxy card or voting instructions form that I submit?
A:
If you are a stockholder of record and if you sign, date and return your proxy card but do not provide specific voting instructions, your shares will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

If your shares are held in street name at a broker, bank or similar institution, your broker, bank or similar institution may under certain circumstances vote your shares on “discretionary” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker, bank or similar institution does not have the authority to vote on any “non-discretionary” proposals at the special meeting and a “broker non-vote” would occur, as explained in the following question and explanation.
Q:	What is “broker discretionary voting”?
A:
If you hold your shares in street name, your broker, bank or other similar institution of record may be able to vote your shares without receiving any instructions by you depending on whether the matter being voted on is “discretionary” or “non-discretionary.” Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three (3) proposals, if a beneficial owner of shares held in street name does not give voting instructions to his, her or its broker, bank or other nominee of record with respect to any of the proposals, then those shares will not be present or represented by proxy at the special meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the merger proposal, but will not have any effect on the merger-related compensation proposal or the adjournment proposal. Therefore, it is important that you instruct your broker, bank or other nominee of record on how you wish to vote your shares.

Q:	I understand that a quorum is required in order to conduct business at the special meeting. What constitutes a quorum?
A:
A majority in voting power of shares issued and outstanding and entitled to vote at the special meeting, represented in person (including virtually) or by proxy, constitutes a quorum at the special meeting. As of the close of business on the record date, there were 94,996,995 shares of Class A common stock issued, of which 84,795,275 shares are outstanding and entitled to vote, and 15,638,904 shares of Class B common stock issued, of which 15,638,904 shares are outstanding and entitled to vote. Stockholders who participate in the special meeting online at www.virtualshareholdermeeting.com/EB2026SM will be deemed to be in person attendees for purposes of determining whether a quorum has been met. If you submit a properly executed proxy by mail, telephone or the Internet, you will be deemed to be an attendee of the special meeting for purposes of establishing a quorum. In addition, abstaining stockholders will be counted and deemed to be attendees of the special meeting for purposes of establishing a quorum. Since each of the proposals is a non-discretionary proposal, Eventbrite does not expect any broker non-votes at the special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting or the chairperson of the special meeting may adjourn the special meeting, subject to the terms of the merger agreement.

Q:	What is required to approve the proposals submitted to a vote at the special meeting?
A:
Merger Proposal. The affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of the votes that can be cast in respect of our outstanding shares, provided a quorum is present. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

Merger-Related Compensation Proposal. The affirmative vote of a majority of the voting power of the shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of the shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal. Broker non-votes will not have any effect on the merger-related compensation proposal.
Adjournment Proposal. The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.
As a condition to Bending Spoons’ willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, concurrently with the execution and delivery of the merger agreement, on December 1, 2025, certain stockholders of Eventbrite, including Julia Hartz, Kevin Hartz and their respective trusts and holding entities, have agreed to, among other things, vote, or cause to be voted, all of their voting shares in favor of the adoption of the merger agreement and the approval of the merger and other transactions contemplated thereby, pursuant to the voting and support agreement with Bending Spoons. The shares underlying outstanding options are not “voting shares” under the voting and support agreement as they are not capable of being voted, and will not be voted, at the special meeting. See the section entitled “Proposal 1: Adoption of the Merger Agreement - The Voting and Support Agreement” beginning on page 86.
As of the close of business on the record date of January 16, 2026, the supporting stockholders collectively held 7,083,872 shares of common stock subject to outstanding options, which are not “voting shares” under the voting and support agreement. Therefore, for purposes of the shares that will be voted at the special meeting, as of the record date, the supporting stockholders collectively held approximately 2.2% of the issued and outstanding shares of Class A common stock and approximately 62.7% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 41.5% of the voting power of the issued and outstanding shares of company common stock.
The supporting stockholders continue to hold the shares of common stock subject to outstanding options for beneficial ownership purposes. As of the record date, the supporting stockholders collectively beneficially held approximately 5.2% of the issued and outstanding shares of Class A common stock and approximately 71.0% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 51.0% of the voting power of the issued and outstanding shares of company common stock. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92.
Q:	How can I obtain a proxy card or voting instruction form?
A:	If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below.
Stockholders of Record. Please visit www.proxyvote.com.
Street Name Stockholders. Please contact your account representative at your broker, bank or other similar institution.
Q:	What happens if I sell or otherwise transfer my shares after the close of business on the record date but before the special meeting?
A:
The record date is earlier than the date of the special meeting and the date on which the merger is expected to be completed. If you sell or transfer any of your shares after the close of business on the record date but before the special meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you properly notifies Eventbrite in writing of such special arrangements, you will transfer the right to receive the merger consideration payable in respect of those shares (if the merger is completed) to the person to whom you sell or transfer your shares, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares after the close of business on the record date and before the special meeting, we encourage you to complete, date, sign and return the enclosed proxy card or vote via the Internet or telephone in accordance with the instructions provided herein.

Q:	When do you expect the merger to be completed?
A:
We are working toward completing the merger as quickly as possible and currently expect to complete the merger in the first half of 2026. However, the exact timing of completion of the merger cannot be predicted because the completion of the merger is subject to conditions, including, without limitation, the adoption of the merger agreement by our stockholders having the requisite voting power and the receipt of regulatory approvals.
Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Eventbrite stockholders or if the merger is not completed for any other reason, Eventbrite stockholders will not receive any payment for their shares. Instead, Eventbrite will remain a public company, its shares of Class A common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and Eventbrite will continue to file periodic reports with the SEC.

Under certain specified circumstances, Eventbrite will be required to pay Bending Spoons a termination fee upon the termination of the merger agreement, as described under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84.
Q:	Are there any other risks to me from the merger that I should consider?
A:	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Forward-Looking Statements” beginning on page 22.
Q:	Do any of Eventbrite’s directors or officers have interests in the merger that may differ from those of Eventbrite stockholders generally?
A:
Yes. For a description of the interests of our directors and executive officers in the merger, see “Proposal 1: Adoption of the Merger Agreement - The Merger - Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger” beginning on page 54.

Q:	What happens if the merger-related compensation proposal is not approved?
A:
Approval of the merger-related compensation proposal is not a condition to the completion of the merger. The vote is an advisory vote and is not binding. Accordingly, regardless of the outcome of the advisory vote, if the merger is completed, Eventbrite may still pay such compensation to its named executive officers in accordance with the terms and conditions applicable to such compensation.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who counts the votes?
A:	Votes are counted by an independent representative appointed by the Eventbrite Board to serve as the inspector of election at the special meeting.
Q:	Who may attend the special meeting?
A:	Eventbrite stockholders who held shares as of the close of business on January 16, 2026 may attend the special meeting.
Q:	Who pays for the expenses of this proxy solicitation?
A:
Eventbrite will bear the entire cost of this proxy solicitation, including the preparation, printing, mailing and distribution of these proxy materials. We may also reimburse brokerage firms and other persons representing stockholders who hold their shares in street name for reasonable expenses incurred by them in forwarding proxy materials to such stockholders. In addition, certain directors, officers and other employees, without additional remuneration, may solicit proxies in person, or by telephone, facsimile, email and/or other methods of electronic communication.

Q:	Where can I find the vote results after the special meeting?
A:
We will announce preliminary voting results at the special meeting. We will also disclose voting results in a Current Report on Form 8-K to be filed with the SEC within four (4) business days after the special meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four (4) business days after the special meeting, we will disclose the preliminary voting results in the Current Report on Form 8-K and disclose the final results in an amendment to such Current Report on Form 8-K within four (4) business days after such final results become available.

Q:	What are the material U.S. federal income tax considerations of the merger?
A:
The exchange of shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. Holder (as such term is defined below in the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations”), you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by you in the merger and your adjusted tax basis in the shares surrendered in the merger.

If you are a Non-U.S. Holder (as such term is defined below in the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations”), you generally will not be subject to U.S. federal income tax with respect to the exchange of shares for cash in the merger unless you have certain connections to the United States.
A more complete description of material U.S. federal income tax consequences of the merger is provided below under the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations” beginning on page 60. Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdictions.
Q:	What will the holders of outstanding Eventbrite equity awards receive in the merger?
A:
For information regarding the treatment of Eventbrite’s outstanding equity awards, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Merger Consideration - Treatment of Equity Compensation” beginning on page 65.

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the merger is adopted by Eventbrite’s stockholders having the requisite voting power, stockholders and beneficial owner of shares held either in voting trust or by a nominee on behalf of such person who take certain actions and meet certain conditions, including not voting (whether in person (including virtually) or by proxy) in favor of the adoption of the merger agreement and properly exercising and perfecting their demand for appraisal of their shares, will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that such holders and beneficial owners of shares would be entitled to have their shares appraised by the Delaware court and to receive payment in cash of the “fair value” of their respective shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Stockholders and beneficial owners who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Stockholders and beneficial owners should refer to the discussion under the section entitled “Appraisal Rights” beginning on page 95 and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex D to this proxy statement.

Q:	What is “householding”?
A:
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at (415) 692-7779 or:
Eventbrite, Inc.
Attention: Investor Relations
95 Third Street, 2nd Floor
San Francisco, CA 94103
Call (415) 692-7779 and ask to speak to Investor Relations or email investors@eventbrite.com
Street name stockholders may contact their respective brokers, banks or other nominees of record to request information about householding.
Q:	How can I obtain more information about Eventbrite?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” beginning on page 103.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the merger, the special meeting or this proxy statement, would like to receive additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Email: info@okapipartners.com
Toll-free: (855) 208-8903
Banks and brokers may call collect: (212) 297-0720

FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” and involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, estimates and statements regarding the expected timing, completion and effects of the merger or other statements related to the proposed merger or any other transactions contemplated by the merger agreement. These forward-looking statements are based on Eventbrite’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the merger and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Eventbrite, all of which are subject to change. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negatives of these words or other similar terms or expressions that concern Eventbrite’s expectations, strategy, plans or intentions. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to future events and depend upon future circumstances that may or may not occur, such as the consummation of the merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements.
Important risk factors that may cause such a difference include, but are not limited to:
•	the ability of the parties to consummate the merger within the anticipated time period or at all;
•
the satisfaction (or valid waiver) of the closing conditions to the consummation of the merger, including, among other conditions, the expiration or termination of any waiting period (or any extension thereof) under the HSR Act;

•	potential delays in the consummation of the merger;
•	risks associated with the disruption of Eventbrite management’s attention from ongoing business operations due to the pendency and announcement of the merger;
•
the occurrence of any event, change, state of facts, development or other circumstance that could give rise to the termination of the merger agreement, including under circumstances requiring Eventbrite to pay a termination fee and/or other expenses to Bending Spoons upon the termination of the merger agreement, as further described in the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84;

•	Eventbrite’s ability to implement its business strategy;
•	significant transaction costs associated with the merger;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	the risk that Eventbrite’s stock price may decline significantly if the merger is not consummated;
•	the risk that business disruptions due to the merger may harm Eventbrite’s business, including its current plans and operations and employee retention;
•	restrictions during the pendency of the merger that may impact Eventbrite’s ability to pursue certain business opportunities or strategic transactions;
•
the effects of the announcement, pendency or completion of the merger on Eventbrite’s relationships with employees, customers, creators, vendors or other business partners, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;

•	potential business uncertainty, including changes to Eventbrite’s existing business relationships, during the pendency of the merger that could affect Eventbrite’s financial performance;
•	legislative, regulatory and economic developments affecting Eventbrite’s business;
•	general macroeconomic and market developments and conditions and the geopolitical environment;

•	the nature, cost and outcome of any potential litigation relating to the merger or any of the other proposed transactions contemplated by the merger agreement;
•	the ability of Bending Spoons to successfully integrate Eventbrite’s operations, product lines and services;
•
unpredictability and severity of catastrophic events, including, but not limited to, any acts of terrorism, pandemics or outbreaks of war or hostilities, as well as Eventbrite’s response to any of the aforementioned events or related factors; and

•
the risks and uncertainties pertaining to Eventbrite’s business, including those set forth in Part I, Item 1A of Eventbrite’s most recent Annual Report on Form 10-K and Part II, Item 1A of Eventbrite’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Eventbrite with the SEC.

While the list of risk factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted risk factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in actual results as compared with results anticipated in the forward-looking statements could include, among other things, business disruption, operational issues, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Eventbrite’s financial condition, results of operations, credit rating or liquidity. All the forward-looking statements set forth in this proxy statement speak only as of the date on which they are made, and Eventbrite does not undertake to and specifically disclaims any obligation to publicly provide revisions or updates to any of such forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities laws or any other applicable laws.
All of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained in our consolidated financial statements (or any of the notes thereto) included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page 103).
Eventbrite stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Eventbrite Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.
Date, Time and Place
We will hold the special meeting online on February 27, 2026 at 9:00 a.m., Pacific Time, at www.virtualshareholdermeeting.com/EB2026SM.
Purpose of the Special Meeting
At the special meeting, we will ask our stockholders of record as of the close of business on the record date to consider and vote on the following proposals:
Proposal 1 - Adoption of the Merger Agreement. To consider and vote on the merger proposal;
Proposal 2 - Approval, by Means of a Non-Binding, Advisory Vote, of Certain Compensatory Arrangements with Named Executive Officers. To consider and vote on the merger-related compensation proposal; and
Proposal 3 - Adjournment of the Special Meeting. To consider and vote on the adjournment proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the close of business on January 16, 2026 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the special meeting will be available in Eventbrite’s corporate headquarters located at 95 Third Street, 2nd Floor, San Francisco, CA 94103, during regular business hours for a period of at least ten (10) days before the special meeting and at the place of the special meeting during the special meeting.
A majority in voting power of shares issued and outstanding and entitled to vote at the special meeting, represented in person (including virtually) or by proxy, constitutes a quorum at the special meeting. As of the close of business on January 16, 2026, there were 94,996,995 shares of Class A common stock issued, of which 84,795,275 shares are outstanding and entitled to vote, and 15,638,904 shares of Class B common stock issued, of which 15,638,904 shares are outstanding and entitled to vote. If you submit a properly executed proxy by mail, telephone or the Internet, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. Since each of the proposals is a non-discretionary proposal, Eventbrite does not expect any broker non-votes at the special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned until a quorum is obtained, subject to the terms of the merger agreement. The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting or the chairperson of the special meeting may adjourn the special meeting, subject to the terms of the merger agreement.
Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present, is required to approve the merger proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of the votes that can be cast in respect of our outstanding shares, provided a quorum is present. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.
The affirmative vote of a majority of the voting power of the shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the merger-related compensation proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal. Broker non-votes will not have any effect on the merger-related compensation proposal.
The affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present, is required to approve the adjournment proposal. This means that the proposal will be approved if the voting power of shares voted “FOR” that proposal is greater than fifty percent (50%) of the total voting power of shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will not have any effect on the adjournment proposal.
Broker non-votes are shares held by a broker, bank or other nominee of record that are present in person (including virtually) or represented by proxy at the special meeting, but with respect to which such broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Eventbrite does not expect any broker non-votes at the special meeting because the rules applicable to brokers, banks and other nominees of record only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals is considered non-discretionary. Because brokers, banks and other nominee holders of record do not have discretionary voting authority with respect to any of the three proposals, if a beneficial owner of shares held in “street name” does not give voting instructions to his, her or its broker, bank or other nominee of record with respect to any of the proposals, then such beneficial owner’s shares will not be present in person (including virtually) or represented by proxy at the special meeting. If there are any broker non-votes, then such broker non-votes will be counted as a vote “AGAINST” the merger proposal, but will have no effect on the merger-related compensation proposal and the adjournment proposal.
Shares Held by Eventbrite’s Directors and Executive Officers and the Voting and Support Agreement
As of the close of business on the record date, Eventbrite directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 3,789,707 shares of Class A common stock and 9,811,893 shares of Class B common stock (in each case, excluding any shares that would be delivered upon exercise or conversion of stock options or other equity-based awards), which collectively represented approximately 42.3% of the voting power of the outstanding shares as of the close of business on the record date. It is expected that Eventbrite’s directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.
Additionally, concurrently with the execution and delivery of the merger agreement, certain stockholders of Eventbrite, including Julia Hartz, Kevin Hartz and their respective trusts and holding entities, have agreed to, among other things, vote, or cause to be voted, all of their voting shares in favor of the adoption of the merger agreement and the approval of the merger and other transactions contemplated thereby, pursuant to the voting and support agreement with Bending Spoons. The shares underlying outstanding options are not “voting shares” under the voting and support agreement as they are not capable of being voted, and will not be voted, at the special meeting. See the section entitled “Proposal 1: Adoption of the Merger Agreement - The Voting and Support Agreement” beginning on page 86.
As of the close of business on the record date of January 16, 2026, the supporting stockholders collectively held 7,083,872 shares of common stock subject to outstanding options, which are not “voting shares” under the voting and support agreement. Therefore, for purposes of the shares that will be voted at the special meeting, as of the record date, the supporting stockholders collectively held approximately 2.2% of the issued and outstanding shares of Class A common stock and approximately 62.7% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 41.5% of the voting power of the issued and outstanding shares of company common stock.
The supporting stockholders continue to hold the shares of common stock subject to outstanding options for beneficial ownership purposes. As of the record date, the supporting stockholders collectively beneficially held approximately 5.2% of the issued and outstanding shares of Class A common stock and approximately 71.0% of the issued and outstanding shares of Class B common stock, which together accounted for approximately 51.0% of the voting power of the issued and outstanding shares of company common stock. See the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 92.
Litigation Relating to the Voting and Support Agreement
Following the announcement of the merger, a putative class action complaint and a motion for expedited proceedings were filed on January 12, 2026 in the Court of Chancery of the State of Delaware against Eventbrite and its directors, Kevin Hartz, Kevin Hartz and Julia Hartz as trustees for The Hartz Family Revocable Trust dated 12/4/2008, Divesh Makan as trustee for The Hartz 2008 Irrevocable Trust dated September 15, 2008 and Bending

Spoons US Inc. (which we refer to collectively as the defendants): Juniper International LLC, et al. v. Eventbrite, Inc., et al., C.A. No. 2026-0045-PAF (Del. Ch.). The plaintiffs’ complaint alleges that entry into the voting and support agreement, dated December 1, 2025, by and among Bending Spoons and each of (i) Julia Hartz, (ii) Kevin Hartz, (iii) Kevin Earnest Hartz & Julia D. Hartz TTEES the Hartz Family Revocable Trust DTD 12/4/2008 and (iv) Hartz 2008 Irrevocable Trust dated September 15, 2008, effected a “Transfer” (as that term is defined under Eventbrite’s Amended and Restated Certificate of Incorporation, which we refer to as the charter) of the shares of Class B common stock held by the supporting stockholders under the charter, which purportedly triggers the shares’ automatic retirement and conversion into shares of Class A common stock with one (1) vote per share, as compared to ten (10) votes per share of Class B common stock. The complaint further asserts that the preliminary proxy statement filed in connection with the merger with the SEC on January 2, 2026 (which we refer to as the preliminary proxy statement) omitted certain purportedly material information regarding the conversion of the supporting stockholders’ shares of Class B common stock and incorrectly described the voting power of the supporting stockholders, which rendered the preliminary proxy statement false and misleading. The complaint seeks, among other things, a declaratory judgment that entry into the voting and support agreement effected a “Transfer” of the supporting stockholders’ shares of Class B common stock into shares of Class A common stock as of December 1, 2025, an order to enjoin the stockholder vote on the merger until corrective disclosures are issued, a finding that Eventbrite’s directors breached their fiduciary duties by issuing the preliminary proxy statement, and rescission (or, alternatively, damages).
Eventbrite filed an opposition to the motion for expedited proceedings on January 15, 2026. On January 20, 2026, the Court of Chancery of the State of Delaware granted the plaintiffs’ motion to expedite. A hearing on a motion for a preliminary injunction is currently scheduled for February 12, 2026.
Notwithstanding Eventbrite’s and the defendants’ disagreement with the claims asserted in the complaint and their belief that there has not been a “Transfer” as described above, in the interest of avoiding unnecessary delay, Eventbrite stockholders are requested to cast the votes described in this proxy statement on the assumption that, consistent with the plaintiffs’ interpretation of the charter, all of the issued and outstanding shares of Class B common stock held by the supporting stockholders may have been converted into shares of Class A common stock entitled to one (1) vote per share. Under the plaintiffs’ interpretation of the charter, as of the record date, the supporting stockholders collectively held approximately 7.65% of the voting power of the issued and outstanding shares of company common stock. For the avoidance of doubt, unless otherwise explicitly stated, the share counts and voting percentages set forth in this proxy statement assume that no shares of Class B common stock held by the supporting stockholders have been converted into shares of Class A common stock, consistent with Eventbrite’s and the defendants’ view that there has not been a “Transfer” of shares under the charter.
Eventbrite is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the merger. In the event that when the votes are counted, the number of votes in favor of the merger would not be sufficient under the plaintiffs’ interpretation of the charter (but would be sufficient under Eventbrite’s interpretation of the charter) and all conditions to the merger have been or will at closing be satisfied, then Eventbrite has agreed with the plaintiffs that the merger will not close until the court has ruled upon the complaint and will request that a hearing on the matter occur within thirty (30) days of the special meeting scheduled for February 27, 2026 (or any adjournment or postponement thereof). In the event that the number of votes in favor of the merger is sufficient under the plaintiffs’ interpretation of the charter, the plaintiffs have agreed that their claims will be moot.
The Eventbrite Board continues to encourage Eventbrite stockholders to approve the merger. As noted above and elsewhere in this proxy statement, the approval of the merger proposal requires the affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present.
For a more complete description, see the section entitled “Litigation Relating to the Merger” beginning on page 99.
Voting of Proxies
If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, you may cause your shares to be voted by returning a signed proxy card, or you may vote at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy card(s) or proxy(ies) provided over the Internet or by telephone, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote therein, you may vote your shares online at www.virtualshareholdermeeting.com/EB2026SM. To do so, you will need the 16-digit control number included on your Notice, your proxy card or the instructions that accompanied your proxy materials. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting. If you attend the special meeting and vote, your vote will revoke any proxy previously submitted by you.
Voting instructions are included on your proxy card. All shares represented by properly executed proxies received by February 26, 2026 and in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal. No proxy that is specifically marked against the merger proposal will be voted in favor of the merger-related compensation, unless it is specifically marked “FOR” the approval of such proposal.
If your shares are held in “street name” through a broker, bank or other nominee of record, you may vote through your broker, bank or other nominee of record by completing and returning the voting form provided by such broker, bank or other nominee of record, or by the Internet or telephone through such broker, bank or other nominee of record if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee of record, you should follow the instructions on the voting form provided by such broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees of record have the discretion to vote your shares on discretionary matters if you fail to instruct your broker, bank or other nominee of record on how to vote your shares with respect to such matters. The merger proposal, merger-related compensation proposal and the adjournment proposal are non-discretionary matters, and brokers, banks and other nominees of record therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or by telephone through your broker, bank or other nominee of record, if applicable, or do not attend the special meeting and vote with a proxy from your broker, bank or other nominee of record, such actions will have the same effect as if you voted “AGAINST” the merger proposal but will not have any effect on the adjournment proposal or the merger-related compensation proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary;
•	signing another proxy card with a later date and returning it to us prior to the special meeting; or
•	attending the special meeting and voting online during the special meeting at www.virtualshareholdermeeting.com/EB2026SM.
Please note that to be effective, your new proxy card or written notice of revocation must be received by our Corporate Secretary by 2:00 p.m., Pacific Time, on February 26, 2026 and, in the case of Internet or telephonic voting instructions, must be received before 8:59 p.m., Pacific Time, on February 26, 2026.
If you have submitted a proxy, your appearance at the special meeting, in the absence of voting therein or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares in “street name,” you should contact your broker, bank or other nominee of record for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a valid proxy from your broker, bank or other nominee of record. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Eventbrite stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.
Eventbrite Board of Directors’ Recommendation
The Eventbrite Board, after considering the unanimous recommendation of the Special Committee and various factors described under the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Recommendation of the Eventbrite Board of Directors and Reasons for the Merger” beginning on page 42, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Eventbrite and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Eventbrite of the merger and the other transactions contemplated by the merger agreement; (iv) resolved to recommend that Eventbrite stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Eventbrite stockholders for adoption at a duly held meeting of such stockholders.
The Eventbrite Board of Directors unanimously recommends that you vote (i) “FOR” the merger proposal, (ii) “FOR” the merger-related compensation proposal and (iii) “FOR” the adjournment proposal.
Tabulation of Votes
All votes will be tabulated by an independent representative appointed by the Eventbrite Board, who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Solicitation of Proxies
The expense of soliciting proxies in the enclosed form will be borne by Eventbrite. We have retained Okapi Partners LLC, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $31,500 and an additional success fee of $10,000 if the merger proposal is approved by our stockholders having the requisite voting power, plus expenses. We have also agreed to indemnify Okapi Partners LLC against losses arising out of its provision of these services as requested by Eventbrite. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication, but no additional compensation will be paid to such individuals for such solicitations or related services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval of the merger proposal by our stockholders having the requisite voting power, we anticipate that the merger will be consummated during the first half of 2026.
Attending the Special Meeting
Eventbrite stockholders as of the close of business on the record date may attend the special meeting online at www.virtualshareholdermeeting.com/EB2026SM.
If you hold your shares in street name and wish to vote your shares at the special meeting, you must obtain a valid proxy from your broker, bank or similar institution of record, granting you authorization to vote your shares at the special meeting. If you hold your shares through a broker, bank and/or other holder of record, follow the voting instructions you receive from such broker, bank and/or other holder of record.
The use of cameras, sound recording equipment, communication devices or any other similar equipment is prohibited at the special meeting without the express written permission of Eventbrite.
Even if you plan to attend the special meeting, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote therein, your vote by ballot will revoke any proxy previously submitted by you. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares at the special meeting unless you follow the procedures set forth above.
Assistance
If you need assistance in completing your proxy card or have questions regarding Eventbrite’s special meeting, please contact Okapi Partners LLC by mail at 1212 Avenue of the Americas, 17th Floor, New York, NY 10036 or via email at info@okapipartners.com. Stockholders may call toll-free at (855) 208-8903 and banks and brokers may call collect at (212) 297-0720.

Rights of Stockholders Who Seek Appraisal
If the merger proposal is approved by Eventbrite stockholders having the requisite voting power, stockholders and beneficial owners of shares held either in voting trust or by a nominee on behalf of such person who do not vote (whether in person (including virtually) or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that such stockholders and beneficial owners of shares would be entitled to have such shares appraised by the Delaware court and to receive payment in cash of the “fair value” of such shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court. Such stockholders and beneficial owners of shares who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.
Such stockholders and beneficial owners of shares considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than $4.50 per share consideration that would have been payable pursuant to the merger agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must submit a written demand for appraisal to Eventbrite before the vote is taken on the merger proposal, you must not submit a blank proxy or otherwise vote in favor of the merger proposal and you must continue to hold the shares of record through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this proxy statement. Such stockholders and beneficial owners of shares should refer to the discussion under the section entitled “Appraisal Rights” beginning on page 95 and the DGCL requirements for exercising appraisal rights reproduced and attached as Annex D to this proxy statement.

PARTIES INVOLVED IN THE MERGER
Eventbrite, Inc.
Eventbrite’s mission is to bring the world together through live experiences. Since inception, we have been at the center of the experience economy, helping transform the way people discover and organize events. Our two-sided marketplace connects millions of creators and consumers every month to share their passions, artistry, and causes through live experiences. Creators use our highly-scalable self-service ticketing and marketing tools to plan, promote, and sell tickets to their events and event seekers use our website and mobile application to discover and purchase tickets to experiences they love.
Eventbrite’s corporate headquarters is located at 95 Third Street, 2nd Floor, San Francisco, California 94103.
Eventbrite is a corporation organized in the State of Delaware. Its Class A common stock is currently listed on the NYSE under the symbol “EB.”
Additional information about Eventbrite and its subsidiaries is included in documents incorporated by reference in this proxy statement (see the section entitled “Where You Can Find More Information” beginning on page 103) and on its website: www.eventbrite.com. The information provided or accessible through Eventbrite’s website is not part of, or incorporated by reference in, this proxy statement.
Bending Spoons US Inc.
Bending Spoons is a Delaware corporation and an indirect wholly-owned subsidiary of Bending Spoons S.p.A., a privately held company based in Milan, Italy. Bending Spoons is a holding company and does not conduct any operations other than providing administrative services for the benefit of the subsidiaries it holds.
Together, Bending Spoons S.p.A. and its direct and indirect subsidiaries, including Bending Spoons, are collectively referred to as the Bending Spoons group. The Bending Spoons group acquired and continues to operate numerous digital technology businesses, including Vimeo, Brightcove, Evernote, komoot, Meetup, Remini, and WeTransfer. More than 400 million people use the Bending Spoons group’s products each month. The Bending Spoons group has a proven ability to attract and retain best-in-class talent globally and is a highly sought-after workplace. Great Place to Work has named Bending Spoons S.p.A. the Best Workplace in Italy in its size category four (4) times since 2019, including ranking first in 2025, and Bending Spoons S.p.A. has had two (2) top 10 finishes across all of Europe. The Bending Spoons group is backed by highly respected institutional investors, including Baillie Gifford, Cox Enterprises, Durable Capital Partners, Fidelity Management & Research Company and T. Rowe Price Investment Management. Bending Spoons S.p.A.’s principal executive offices are located at Via Nino Bonnet, 10, 20154 Milano MI, Italy. Additional information about the Bending Spoons group is included on the website: www.bendingspoons.com. None of the information provided or accessible through the Bending Spoons group’s website is part of, or incorporated by reference in, this proxy statement.
Everest Merger Sub Inc.
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Bending Spoons, formed on November 26, 2025, solely for the purpose of engaging in the merger and the other transactions as contemplated under the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
THE MERGER
This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Certain Effects of the Merger on Eventbrite
Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, on the closing date and at the effective time, Merger Sub will merge with and into Eventbrite, with Eventbrite continuing as the surviving corporation and a wholly-owned subsidiary of Bending Spoons. Eventbrite expects to delist its Class A common stock from the NYSE as promptly as practicable after the effective time and de-register its Class A common stock under the Exchange Act as promptly as practicable after such delisting. Thereafter, Eventbrite would no longer be a publicly traded company. If the merger is completed, you will not own any shares of the common stock of the surviving corporation, and instead will only be entitled to receive the merger consideration payable in accordance with the merger agreement, as described under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Merger Consideration” beginning on page 65.
The effective time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Eventbrite and Bending Spoons may agree and specify in the certificate of merger).
Effect on Eventbrite if the Merger is Not Completed
If the merger agreement is not adopted by Eventbrite stockholders having the requisite voting power or if the merger is not completed for any other reason, Eventbrite stockholders will not receive any payment for their shares. Instead, Eventbrite will remain a public company, Class A common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Eventbrite will continue to file periodic reports with the SEC.
Furthermore, if the merger is not consummated, and depending on the circumstances that caused the merger not to be consummated, it is likely that the price of one (1) share of Class A common stock will decline, potentially significantly. If that were to occur, it is uncertain when, if ever, the price of one (1) share of Class A common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not consummated, the Eventbrite Board will continue to evaluate and review Eventbrite’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not adopted by Eventbrite stockholders having the requisite voting power or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Eventbrite or its stockholders will be offered or that Eventbrite’s business, prospects or results of operations will not be adversely impacted.
Under certain specified circumstances, Eventbrite will be required to pay Bending Spoons a termination fee upon the termination of the merger agreement, as described under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84.
Background of the Merger
As part of Eventbrite’s strategic planning process, the Eventbrite Board regularly reviews and discusses with Eventbrite senior management Eventbrite’s performance, business strategy and competitive position in the industries in which it operates, as well as overall industry conditions, and how they may affect Eventbrite’s strategic goals and plans. In addition, the Eventbrite Board and Eventbrite senior management regularly review and evaluate Eventbrite’s then current business plan and the potential risks and benefits of continuing to execute on its standalone business plans as a publicly traded company, as well as various strategic alternatives, including acquisitions, dispositions, major commercial partnerships and other strategic transactions, as part of ongoing efforts to strengthen Eventbrite’s overall business and enhance stockholder value. All dates and times discussed in this “Background of the Merger” are reflective of Pacific Time.

On July 11, 2024, Luca Ferrari, Co-Founder, Chairman of the Board of Directors and Chief Executive Officer of Bending Spoons S.p.A., met Julia Hartz, Chief Executive Officer, Co-Founder and Executive Chair of Eventbrite at the 2024 Sun Valley conference hosted by Allen & Company. Mr. Ferrari provided an overview of Bending Spoons’ approach to acquisitions, and Ms. Hartz discussed Eventbrite’s business. No potential strategic collaboration or business combination was discussed.
On June 19, 2025, members of Eventbrite senior management met with representatives of Counterparty A for a regularly scheduled post-earnings update session on Eventbrite’s business as part of Eventbrite’s ongoing dialogue with Counterparty A. There were no discussions regarding a potential transaction at this time.
On June 23, 2025, representatives of Counterparty A followed up with a short data request list for members of Eventbrite senior management, who subsequently responded and remained in contact with representatives of Counterparty A over the course of the ensuing weeks.
Also on June 23, 2025, representatives of Counterparty B reached out to Ms. Hartz via email to preview the possibility of exploring a potential transaction involving Eventbrite and Counterparty B. On June 25, 2025, Ms. Hartz simply responded that she would like an introduction.
On July 11, 2025, Mr. Ferrari met with Ms. Hartz and Kevin Hartz at the 2025 Sun Valley conference hosted by Allen & Company. Mr. Ferrari raised with Ms. Hartz the potential of a strategic collaboration or business combination between Bending Spoons and Eventbrite. No price or other terms were discussed, and Ms. Hartz simply acknowledged Mr. Ferrari’s interest.
On July 16, 2025, Mr. Ferrari contacted Ms. Hartz via email to follow up on their discussion at the 2025 Sun Valley conference. Mr. Ferrari’s email did not propose a price or other transaction terms but outlined several points regarding a potential collaboration in the event that an agreement regarding an acquisition of Eventbrite by Bending Spoons could be reached, including: (i) a potential opportunity for Ms. Hartz to “roll over” some or all of her sale proceeds into Bending Spoons S.p.A. equity (which we refer to as Bending Spoons equity), and (ii) a potential opportunity for Ms. Hartz to remain as Chief Executive Officer of Eventbrite for a fixed period of time following the closing of a potential transaction, with a senior Bending Spoons leader working closely with Ms. Hartz, but with Bending Spoons retaining final decision-making authority on certain material matters.
After receiving this message, Ms. Hartz responded via email on July 17, 2025 by thanking Mr. Ferrari for his correspondence and indicating that it raised certain questions, including with respect to the scope of changes post-closing, integration of Bending Spoons S.p.A. personnel and areas in which decision rights would shift, noting that she would welcome the chance to better understand Mr. Ferrari’s perspective on these topics. Ms. Hartz mentioned that she had reached out to a director of Bending Spoons S.p.A. (as suggested by Mr. Ferrari) to learn about the Bending Spoons S.p.A. model and working relationship. She did not otherwise engage in additional discussions or communications with Mr. Ferrari before receiving the August 22, 2025 non-binding indication of interest described below (aside from receiving an email from Mr. Ferrari on August 20, 2025 and thanking him for his interest on that same day, in each case, as described below).
On July 24, 2025, Ms. Hartz provided a monthly email update to the Eventbrite Board, which referenced, among other things, Eventbrite’s initial conversation with Bending Spoons and preliminary inquiries from other potential interested counterparties, including Counterparty A.
Prior to August 20, 2025, a director of Bending Spoons S.p.A. spoke to Ms. Hartz regarding Bending Spoons’ interest in pursuing a potential transaction with Eventbrite. Ms. Hartz commented that she and the Eventbrite Board would appreciate some clarity on the process if the Eventbrite Board decided to engage with Bending Spoons on a potential transaction.
On August 20, 2025, Mr. Ferrari contacted Ms. Hartz via email, indicating that he would prepare and share a short letter outlining a process for a potential transaction, along with a proposed purchase price range with respect to a potential transaction. Ms. Hartz responded by simply thanking Mr. Ferrari for his interest.
On August 22, 2025, the Eventbrite Board received a non-binding indication of interest from Bending Spoons S.p.A. (which we refer to as the August 22 indication of interest), proposing to acquire one hundred percent (100%) of the outstanding, fully diluted equity of Eventbrite, for a purchase price in the range of $4.10 to $4.60 per share in cash. The August 22 indication of interest provided that the purchase price would be funded through a combination of available cash and existing credit facilities, and the proposed transaction would not be subject to any financing condition. The August 22 indication of interest also contemplated that a customary voting and support agreement would be executed by Ms. Hartz and Kevin Hartz. In the August 22 indication of interest, Bending Spoons S.p.A. stated that it would follow up with a list of preliminary due diligence questions and intended to provide an update to the proposal within a week after receiving all of Eventbrite’s responses. The August 22 indication of interest did not reference the July 16, 2025 email from Mr. Ferrari to Ms. Hartz or otherwise reference or include a discussion related to a potential role for Ms. Hartz following the closing of any potential transaction or an opportunity for Ms. Hartz to be able to “roll over” any of her sale proceeds to acquire Bending Spoons equity.
On August 25, 2025, the Eventbrite Board held an informal update meeting, with members of Eventbrite’s senior management present. The Eventbrite Board discussed the August 22 indication of interest received from Bending Spoons S.p.A. and the potential timeline, due diligence process (on a non-exclusive basis) and engagement of advisors (including outside legal counsel and a financial advisor). The Eventbrite Board also discussed the status of discussions and due diligence process with Counterparty A.
On August 26, 2025, Mr. Ferrari reached out to Ms. Hartz with a preliminary list of information requests, noting that Bending Spoons would be able to revert quickly with a more specific purchase price after receipt of the information requested.
Also on August 26, 2025, representatives of Counterparty B followed up with Ms. Hartz and requested an introductory meeting. Ms. Hartz responded to schedule the meeting, but this did not take place until November 11, 2025.
On September 9, 2025, Ms. Hartz provided an agenda update to the Eventbrite Board ahead of its upcoming quarterly meeting on September 10, 2025 through September 11, 2025, noting that representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Eventbrite’s outside legal counsel (which we refer to as Skadden), and Allen & Company, Eventbrite’s financial advisor, would be joining the meeting for a discussion on strategic options for Eventbrite.
On September 10, 2025 and September 11, 2025, the Eventbrite Board held its regularly scheduled quarterly meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. At the meeting, Ms. Hartz provided a detailed update on her conversations to date with Bending Spoons regarding its interest in a potential acquisition of Eventbrite, including the conversation with Mr. Ferrari at the 2025 Sun Valley conference and a detailed description of the July 16, 2025 email from Mr. Ferrari to Ms. Hartz, including Mr. Ferrari’s reference to a potential rollover opportunity whereby Ms. Hartz could use a portion of her sale proceeds to acquire Bending Spoons equity and a potential post-closing role for Ms. Hartz in the event of a transaction. Ms. Hartz emphasized for the Eventbrite Board that her sole focus throughout these discussions had been, and would continue to be, on doing what was right for Eventbrite and its public stockholders. Ms. Hartz noted that, at this time, she had not formed a personal view as to whether engaging with Bending Spoons, or any other potential counterparty, was the right course of action for Eventbrite. Ms. Hartz stated her firm belief that such decision should be made by the full Eventbrite Board, and the Eventbrite Board should deliberate and decide on the best path forward for Eventbrite and its stockholders. Ms. Hartz assured the Eventbrite Board that, if the Eventbrite Board ultimately decided to explore a potential transaction, Ms. Hartz would not make any commitment to any particular counterparty or engage in any discussions regarding a potential post-closing role for her or equity rollover, unless and until the Eventbrite Board specifically authorized such discussions or actions. Ms. Hartz reiterated that, should the Eventbrite Board choose to pursue a potential transaction, her intention would be to achieve the best value reasonably available for all public stockholders and to act solely in their best interests throughout the process. Allen & Company discussed its qualifications to act as financial advisor to Eventbrite, provided an overview of Bending Spoons’ business, acquisition history and approach to acquisitions, discussed a number of other strategic and financial buyers that potentially could be interested in pursuing a transaction with Eventbrite, and provided a description of Allen & Company’s material relationships with Bending Spoons during the approximate prior two (2)-year period. Afterwards, representatives of Skadden provided an overview to the Eventbrite Board of its fiduciary duties in considering Bending Spoons’ proposal and in considering whether to commence a process to explore potential strategic alternatives. Representatives of Skadden also advised the Eventbrite Board on its consideration of a potential conflict of interest involving Ms. Hartz, or an appearance of a conflict of interest, should her interests diverge from those of the public stockholders, or should, in the course of discussions, Ms. Hartz entertain a proposal from Bending Spoons or another counterparty whereby Ms. Hartz might receive a non-pro rata benefit not shared with or made available to other stockholders of Eventbrite. The Eventbrite Board discussed the possibility that while Ms. Hartz had assured the Eventbrite Board that she was not entertaining any such proposal at this time and had provided assurances to the Eventbrite Board that she would not do so unless authorized by the Eventbrite Board, those circumstances could change, and in such event, it could be prudent for the Eventbrite Board to form a fully empowered special committee of the Eventbrite Board as an additional procedural safeguard.
On September 16, 2025, Allen & Company provided to the Eventbrite Board for discussion certain information relating to Allen & Company’s material relationships with the Bending Spoons group during the approximate prior two (2)-year period and agreed to continue to suspend its ongoing advisory work for the Bending Spoons group in light of the Bending Spoons group’s interest in a potential transaction with Eventbrite.
On September 17, 2025, the Eventbrite Board held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. The Eventbrite Board discussed the status of the due diligence process and proceeding with the high-level due diligence requests from Bending Spoons. The Eventbrite Board then resolved to establish a transaction committee (which we refer to as the Transaction Committee) in connection with the Eventbrite Board’s consideration of a potential transaction for the purpose of providing active oversight of any process involving the Eventbrite Board’s consideration of any potential transaction. Following such meeting, the availability of the proposed directors (Sean Moriarty, Katherine August-deWilde and Helen Riley) was confirmed, and the Eventbrite Board formally approved the formation of the Transaction Committee, consisting of Mr. Moriarty, Ms. August-deWilde and Ms. Riley, by unanimous written consent on September 23, 2025. The Transaction Committee was authorized and empowered to, among other things, (i) determine the process to be followed by the Eventbrite Board to explore and consider any potential transaction; (ii) consult with Eventbrite’s management team and legal and financial advisors; (iii) determine whether or not to contact other potentially interested counterparties; (iv) provide oversight over the negotiation of any definitive agreement; (v) take any and all actions it deems necessary, appropriate or advisable to review and evaluate, together with Eventbrite’s legal and financial advisors, any such potential transaction; and (vi) submit its recommendations with respect to a potential transaction to the Eventbrite Board for consideration.
On September 18, 2025, in accordance with the Eventbrite Board’s directives, a representative of Allen & Company contacted a representative of Bending Spoons to (i) express the Eventbrite Board’s support for providing high-level due diligence information to Bending Spoons, (ii) suggest a management presentation be scheduled in approximately two (2) weeks, and (iii) provide a draft confidentiality agreement for execution prior to Bending Spoons receiving such information. The representative of Allen & Company noted that Bending Spoons should not contact Ms. Hartz directly regarding a potential transaction and all correspondence regarding a potential transaction should be communicated through representatives of Allen & Company or Skadden or Eventbrite’s general counsel.
On September 24, 2025, Eventbrite and Bending Spoons S.p.A. entered into a confidentiality agreement. The agreement contained a provision that Bending Spoons would not, without Eventbrite’s prior written consent, discuss any compensation, equity rollover or involvement from and after the consummation of a transaction with any director, officer or other employee of Eventbrite.The agreement also included a customary “standstill” provision, which would automatically terminate (i) following Eventbrite publicly announcing the execution of a definitive acquisition or sale agreement or (ii) ten (10) business days following the commencement of a tender or exchange offer (that the Eventbrite Board fails to publicly recommend against), in each case, subject to certain conditions. The agreement expressly permitted Bending Spoons S.p.A. to make confidential proposals to the Eventbrite Board regarding the transaction and did not include a so-called “don’t ask, don’t waive” provision prohibiting a potential acquirer from requesting that the Eventbrite Board or Eventbrite release it from its “standstill” obligations.
On October 1, 2025, members of Eventbrite senior management delivered a management presentation to Bending Spoons regarding Eventbrite’s operations, growth initiatives and opportunities, historical and projected metrics and financial information. Representatives of Allen & Company also attended this management presentation.
Between October 3, 2025 and October 8, 2025, Eventbrite provided Bending Spoons initial access to documents in response to Bending Spoons’ high-level due diligence requests.
On October 3, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden present. The Transaction Committee discussed updates with respect to the potential transaction with Bending Spoons, including the positive feedback received from Bending Spoons in response to the materials provided to date, and Bending Spoons’ historical interest in Eventbrite. The Transaction Committee also referenced an upcoming meeting between certain members of Eventbrite senior management and Counterparty A and further planned contact with Counterparty B.
On October 10, 2025, Bending Spoons S.p.A. delivered an updated non-binding indication of interest to Eventbrite (which we refer to as the October 10 indication of interest), with a proposed purchase price of $4.40 per share. As with the August 22 indication of interest, the October 10 indication of interest did not propose or reference any role for Ms. Hartz following the closing of any transaction or offer or reference any opportunity for Ms. Hartz to “roll over” some or all of her sale proceeds into Bending Spoons equity.
On October 11, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden present. The Transaction Committee discussed the October 10 indication of interest, timing for next steps, and responses to the due diligence requests received from Bending Spoons. Ms. Hartz noted that Allen & Company had assisted in preparing a targeted list of potential buyers and strategic partners. It was noted that both potential strategic and financial buyers would be considered, including Counterparty A.
On October 15, 2025, the Eventbrite Board held a meeting, with members of Eventbrite’s senior management and representatives of Skadden present. The Eventbrite Board discussed Eventbrite’s long-range plan, taking into account underlying assumptions and certain considerations regarding Eventbrite’s financial projections.
On October 17, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden present. Ms. Hartz provided an update on the current status and timing of a potential transaction with Bending Spoons in connection with a discussion of the October 10 indication of interest. The Transaction Committee discussed updates to Eventbrite’s long-range plan. The Transaction Committee also confirmed that Allen & Company would be authorized to commence Eventbrite’s outreach process to other potential counterparties.
On October 20, 2025, the Eventbrite Board held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. Allen & Company provided an overview of selected terms of the October 10 indication of interest, including the proposed price per share offered therein and the expected outstanding commercial and other due diligence to be conducted by Bending Spoons and its advisors, and discussed with the Eventbrite Board certain preliminary financial information relating to Eventbrite. The Eventbrite Board discussed the October 10 indication of interest and, specifically, the proposed price per share offered therein. A consensus was reached that, while Bending Spoons historically had been disciplined on price, there could potentially be an opportunity to persuade Bending Spoons to increase its proposed price per share if Eventbrite made a counterproposal, indicating Eventbrite’s seriousness in potentially engaging in a transaction but at a significantly higher price than what Bending Spoons had proposed. The Eventbrite Board authorized the submission of a counterproposal with a revised proposed purchase price of $5.15 per share. The Eventbrite Board also agreed that, in support of achieving a higher price from Bending Spoons, the long-range plan could be shared with Bending Spoons. The Eventbrite Board also discussed that Allen & Company would commence outreach on behalf of Eventbrite to the previously identified potentially interested counterparties.
On October 21, 2025, in accordance with the Eventbrite Board’s directives, representatives of Allen & Company relayed Eventbrite’s counterproposal to representatives of Bending Spoons for a purchase price of $5.15 per share in cash for all outstanding Eventbrite shares.
Later on that same day, Mr. Ferrari spoke to a representative of Allen & Company and noted that, (i) while there may have been some room to increase Bending Spoons’ proposed price per share, Bending Spoons would remain disciplined on price, (ii) Bending Spoons’ proposed price per share offered a significant premium to the then-current Eventbrite share price, and (iii) Bending Spoons would not entertain a potential transaction at or near a price of $5.15 per share. A representative of Allen & Company encouraged Bending Spoons to review Eventbrite’s long-range plan and other incremental due diligence information in evaluating a potential increase in Bending Spoons’ proposed price per share.
From October 23, 2025 through October 25, 2025, Eventbrite provided Bending Spoons access to Eventbrite’s long-range plan and other relevant due diligence information. Eventbrite also began assembling a virtual data room to facilitate the due diligence process.

Between October 23, 2025 and November 9, 2025, in accordance with the Eventbrite Board’s directives, Allen & Company contacted thirteen (13) potential strategic buyers (including Counterparty C) and nine (9) potential financial buyers (including continuing prior conversations with Counterparty A and Counterparty B) regarding a potential acquisition of Eventbrite.
Between October 23, 2025 and November 19, 2025, in accordance with the directives of the Eventbrite Board, Allen & Company held introductory calls and meetings with several counterparties (including Counterparty A, Counterparty B and Counterparty C). During this period, Eventbrite entered into confidentiality agreements regarding a potential transaction with seven (7) counterparties (including Counterparty A and Counterparty C) and provided virtual data room access to six (6) counterparties (including Counterparty A and Counterparty C).
The confidentiality agreements that Eventbrite entered into with the seven (7) counterparties (including Counterparty A and Counterparty C) each contained customary “standstill” provisions, which would generally automatically terminate (i) following Eventbrite publicly announcing the execution of a definitive acquisition or sale agreement (except that, for one (1) counterparty, termination would occur upon entry into such definitive agreement), (ii) ten (10) business days following the commencement of a tender or exchange offer (that the Eventbrite Board fails to publicly recommend against), (iii) for one (1) counterparty, in the event that Eventbrite files for bankruptcy protection, liquidation or other insolvency proceedings, or (iv) for Counterparty A, if any person has acquired or entered into a definitive agreement to acquire all or substantially all of Eventbrite’s equity securities or assets, in each case, subject to certain conditions. Such agreements permitted the counterparties to make confidential proposals to the Eventbrite Board regarding the transaction and did not include so-called “don’t ask, don’t waive” provisions.
On October 30, 2025, in response to Eventbrite’s counterproposal, Eventbrite received a further revised, non-binding indication of interest (which we refer to as the October 30 indication of interest) (which again did not propose or reference any role for Ms. Hartz following the closing of any transaction or offer or reference an opportunity for Ms. Hartz to “roll over” some or all of her sale proceeds to acquire Bending Spoons equity), along with accompanying transaction process materials and due diligence request lists, from Bending Spoons S.p.A. and its outside legal counsel, Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher. Bending Spoons had increased its purchase price to $4.50 per share and indicated its desire to complete confirmatory due diligence and move quickly towards the signing of an acquisition agreement and announcement thereof.
On October 31, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. Allen & Company provided an overview of the October 30 indication of interest. The Transaction Committee discussed various considerations regarding the proposed purchase price contained therein and likelihood of Bending Spoons improving its offer. The Transaction Committee agreed that, to obtain the highest value for Eventbrite, continuation with a competitive process would be required. Allen & Company provided an update on Eventbrite’s current outreach process to prospective counterparties (including strategic and financial buyers), and the potential interest from Counterparty A and another financial buyer. A consensus was developed to continue to engage with Bending Spoons based on the October 30 indication of interest. The Transaction Committee also determined to accelerate engagement with other interested counterparties to ensure a competitive process.
On November 3, 2025, Eventbrite provided virtual data room access to Bending Spoons and Simpson Thacher. During the following days, representatives of Bending Spoons and Eventbrite, together with their respective advisors, engaged in numerous discussions regarding due diligence matters and exchanged relevant Eventbrite information. As part of this process, Eventbrite made additional documents available to Bending Spoons and its advisors on a rolling basis.
On November 5, 2025, representatives of Counterparty A provided an update to representatives of Allen & Company following Counterparty A’s review of the initial virtual data room materials provided by Eventbrite, expressing uncertainty as to whether Counterparty A could submit a bid at a meaningful premium to Eventbrite’s then-current stock price. Representatives of Counterparty A did not provide, request or reference any specific purchase price. Following this update, Counterparty A withdrew from the process on November 6, 2025.
On November 6, 2025, in accordance with the Transaction Committee’s directives, representatives of Allen & Company contacted representatives of Counterparty B and held an introductory call the following day on November 7, 2025.
On November 7, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. Allen & Company provided a status update on the transaction process timeline with Bending Spoons, and an update on Eventbrite’s outreach process to potential strategic and financial buyers. The Transaction Committee discussed that an indication on value would need to be received from other counterparties in short order to provide a competitive alternative to Bending Spoons’ proposal, and due diligence and negotiations with representatives of Bending Spoons and its advisors would be prioritized.
Also on November 7, 2025, representatives of Bending Spoons spoke with representatives of Allen & Company to align on transaction timing, and Bending Spoons indicated its goal of signing by the end of November 2025. In connection with this timeline, representatives of Bending Spoons disclosed that Bending Spoons was planning to launch a term loan on December 1, 2025 and wanted to announce the acquisition of Eventbrite beforehand.
On November 10, 2025, representatives of Skadden held an introductory call with representatives of Simpson Thacher to discuss the transaction process and the status of initial drafts of the key agreements.
On November 11, 2025, in accordance with the Eventbrite Board’s directives, representatives of Allen & Company provided Eventbrite’s process letter to five (5) potential counterparties (including Counterparty C) that were actively engaged in the process at the time, requesting indication of interest submissions by November 18, 2025.
Also on November 11, 2025, Ms. Hartz met with representatives of Counterparty B to discuss Eventbrite’s business.
Between November 13, 2025 and November 21, 2025, Eventbrite held management presentations and follow-up due diligence discussions with multiple potential counterparties, including Counterparty C.
On November 14, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. Allen & Company provided an update on the transaction timeline and due diligence process with Bending Spoons, followed by an update on Eventbrite’s broader outreach process to potential strategic and financial buyers, noting that several counterparties were actively considering the proposed transaction and virtual data room access had been provided to those parties that had signed confidentiality agreements with Eventbrite. A representative of Skadden then provided a status update and next steps for the initial draft of the merger agreement. The Transaction Committee discussed key negotiation points and asked about further indications from Bending Spoons on purchase price. Allen & Company noted that Bending Spoons had not revisited its proposed purchase price in the October 30 indication of interest. The Transaction Committee also discussed the target signing date of November 30, 2025 proposed by Bending Spoons, and planned to revisit this timing during the week of November 17, 2025, once there was more certainty regarding other counterparties’ interest in pursuing a potential transaction with Eventbrite. Afterwards, the Transaction Committee authorized Skadden to share the initial draft of the merger agreement with Simpson Thacher. Following the meeting, representatives of Skadden sent an initial draft of the merger agreement to representatives of Simpson Thacher.
Also on November 14, 2025, representatives of Counterparty B indicated to representatives of Allen & Company that Counterparty B did not have sufficient capital to fund an acquisition or the ability to meet the potential transaction timing. Counterparty B withdrew from the process on November 14, 2025.
On November 18, 2025, Counterparty C submitted a non-binding indication of interest to the Eventbrite Board, proposing to acquire one hundred percent (100%) of the outstanding shares of Eventbrite at a price of $4.25 per share in cash. According to such indication of interest, Counterparty C would finance the merger consideration with a combination of balance sheet cash, equity capital and third-party debt financing. Counterparty C also indicated that it would require additional confirmatory due diligence prior to signing an acquisition agreement. Along with its non-binding indication of interest, Counterparty C also included a document outlining additional background information on Counterparty C and its perspective on a potential transaction with Eventbrite.
On November 19, 2025, the Transaction Committee held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. Allen & Company provided the latest status update on Eventbrite’s outreach process to potential counterparties, noting that, in addition to Bending Spoons, of the five (5) counterparties that had remained active in considering the proposed transaction and received Eventbrite’s process letter on November 11, 2025, only Counterparty C had delivered an indication of interest, and the other counterparties had declined or did not provide any indication of interest by the deadline of November 18, 2025. The Transaction Committee discussed Counterparty C’s proposal, including its all-cash proposal of $4.25 per share, its plan to finance the proposed transaction and the additional confirmatory due diligence required, as well as Counterparty C’s likely desire to enter into an exclusivity arrangement with Eventbrite. Allen & Company noted that, in conversations with Counterparty C, Counterparty C indicated that it had worked to provide a high-value proposal and, as such, it was questionable whether Counterparty C would increase its proposed purchase price materially, if at all. After further discussion, the Transaction Committee agreed to prioritize the transaction process with Bending Spoons, since Bending Spoons offered the highest price and most certainty from a financing perspective, while also encouraging Counterparty C to increase its proposed purchase price.
On November 20, 2025, in accordance with the Transaction Committee’s directives, representatives of Allen & Company contacted representatives of Bending Spoons to align on general signing timing, noting Bending Spoons’ stated interest in announcing the potential transaction before its anticipated term loan marketing was expected to commence at the beginning of December 2025.
Also on November 20, 2025, representatives of Skadden sent an initial draft of a voting and support agreement to be entered into between Bending Spoons and certain Eventbrite stockholders, including Ms. Hartz, Mr. Hartz and their respective trusts and holding entities, to representatives of Simpson Thacher. On that same day, representatives of Skadden and Simpson Thacher had a meeting to discuss the initial draft of the merger agreement and related documents. Representatives of Simpson Thacher expressed Bending Spoons’ desire for the parties to sign expeditiously, with a potential target date of November 30, 2025.
Additionally, on November 20, 2025, a representative of Sullivan & Cromwell LLP, Ms. Hartz’s outside legal counsel, which we refer to as S&C, contacted a representative of Skadden to discuss the proposed transaction.
On November 21, 2025, in accordance with the Transaction Committee’s directives, representatives of Allen & Company contacted representatives of Counterparty C regarding its indication of interest, noting that Counterparty C would need to increase its proposed purchase price for its proposal to be competitive.
Between November 21, 2025 and November 24, 2025, representatives of Simpson Thacher contacted representatives of Skadden to preview that Bending Spoons was considering making a proposal to Ms. Hartz, potentially regarding an opportunity for her to “roll over” a portion of her equity interests in Eventbrite into Bending Spoons equity in connection with the merger. Representatives of Simpson Thacher also indicated that Bending Spoons was working towards a target signing date of November 30, 2025, with the desired timing being driven by the anticipated launch of Bending Spoons’ contemplated term loan marketing process, for which Bending Spoons desired to include disclosure of the signing of the merger agreement by Eventbrite and Bending Spoons.
On November 22, 2025, representatives of Simpson Thacher sent a revised draft of the merger agreement to representatives of Skadden.
On November 25, 2025, representatives of Counterparty C informed representatives of Allen & Company that Counterparty C had determined not to increase its proposal or provide a revised indication of interest and Counterparty C subsequently withdrew from the process. Following this discussion, Eventbrite was no longer engaged in active conversations with any other counterparty regarding a potential acquisition of Eventbrite or other strategic transaction, aside from Bending Spoons.
Also on November 25, 2025, representatives of Skadden and Simpson Thacher had a call during which representatives of Simpson Thacher indicated that representatives of Bending Spoons would like to make a proposal to Ms. Hartz in connection with the proposed transaction. Afterwards, representatives of Skadden and S&C had a call to discuss the conversation with representatives of Simpson Thacher regarding such potential proposal from Bending Spoons.
Following these discussions, on that same day, in anticipation of potentially forming a fully empowered special committee, depending on discussions that might be authorized by the Eventbrite Board to occur between Ms. Hartz and Bending Spoons, Eventbrite’s Associate General Counsel sent each member of the Transaction Committee a director independence questionnaire to confirm independence for purposes of becoming a member of the Special Committee, with respect to Ms. Hartz, Bending Spoons S.p.A. and each of their respective affiliates. Each of the members of the Transaction Committee completed and returned the completed director independence questionnaire by November 26, 2025, indicating that each member of the Transaction Committee was independent from both Ms. Hartz and Bending Spoons S.p.A. and their respective affiliates.
On November 26, 2025, representatives of Skadden, Simpson Thacher and S&C had a call to discuss a proposal from Bending Spoons for Ms. Hartz. The proposal provided that, among other things, Ms. Hartz would have the opportunity to invest in Bending Spoons S.p.A. with after-tax proceeds received in respect of her Eventbrite equity interests, at a valuation for Bending Spoons S.p.A. based on its most recent financing round. In addition, under such proposal, Ms. Hartz’s outstanding Eventbrite equity awards would be treated in a manner consistent with that negotiated by Eventbrite and Bending Spoons and applicable to the equity awards held by Eventbrite employees generally (inclusive of the cancellation of underwater stock options for no consideration).
Later on November 26, 2025, the Eventbrite Board held a meeting, with members of Eventbrite’s senior management and representatives of Skadden present. The Eventbrite Board considered the fact that at this stage in the process, Bending Spoons was the only counterparty that continued to express interest and actively pursue a potential transaction with Eventbrite. A representative of Skadden provided the Eventbrite Board with an update on the status of discussions with Bending Spoons, including its proposal for Ms. Hartz. The Eventbrite Board then went into an executive session with only independent directors and representatives from Skadden in attendance. In such executive session, the Eventbrite Board discussed that, to date, Ms. Hartz had not engaged in any discussions with any representatives of Bending Spoons regarding any special treatment for her in connection with the transaction (other than the email correspondence sent by Mr. Ferrari to Ms. Hartz on July 16, 2025, the substance of which had not been discussed by Ms. Hartz and any representative of Bending Spoons between July 16, 2025 and November 26, 2025), and Ms. Hartz had not made any determination as to whether she would be interested in Bending Spoons’ proposal or the terms thereof. In light of Bending Spoons’ request for a discussion with Ms. Hartz regarding Bending Spoons’ proposal for Ms. Hartz and to facilitate advancing the transaction with Bending Spoons that it viewed as an attractive transaction and potentially the best outcome for Eventbrite’s public stockholders, the Transaction Committee unanimously authorized Ms. Hartz to begin discussions with Bending Spoons in her personal capacity. Additionally, in such executive session, the Eventbrite Board also determined that, given the interests held by Ms. Hartz in Eventbrite and Ms. Hartz’s desire to engage with Bending Spoons in her personal capacity regarding her treatment under the proposed transaction, it was prudent and in the best interests of Eventbrite to establish and appoint a special committee of the Eventbrite Board (which we refer to as the Special Committee) and to reconstitute the Transaction Committee for that purpose.
During this meeting on November 26, 2025, the Eventbrite Board present unanimously approved the formation of the Special Committee, consisting of Mr. Moriarty, Ms. August-deWilde and Ms. Riley, with the full and exclusive power, authority and discretion of the Eventbrite Board regarding the potential transaction to, among other things, (i) evaluate alternatives to such potential transaction, including alternative acquirors and external opportunities; (ii) establish, approve, modify, monitor and direct the process for the negotiation, review and evaluation of such potential transaction and any alternative transactions; (iii) propose and negotiate terms with respect to such potential transaction; (iv) determine whether such potential transaction is advisable and fair to, and in the best interests of, Eventbrite and its stockholders; (v) reject or approve such potential transaction; and (vi) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.
On that same day on November 26, 2025, representatives of Skadden sent a revised draft of the merger agreement to representatives of Simpson Thacher.
On November 27, 2025, the Special Committee engaged Richards, Layton & Finger, P.A., as its outside counsel, which we refer to as RLF.
On that same day on November 27, 2025, Ms. Hartz and Mr. Ferrari had a call, with Eventbrite’s General Counsel and a representative of Allen & Company present, regarding Bending Spoons’ post-closing plans for Eventbrite and contemplated approach during an initial period post-closing, as well as certain product and business ideas to drive future growth after the closing of the merger. No proposals or references to any potential equity rollover or investment opportunity for Ms. Hartz were discussed on this call.
Also on November 27, 2025, representatives of Simpson Thacher and S&C had a call to discuss Ms. Hartz’s response to the Bending Spoons’ proposal that representatives of Skadden, Simpson Thacher and S&C had discussed during a call held on November 26, 2025, as discussed above. During this discussion on November 27, 2025, a representative of S&C explained that Ms. Hartz wanted to roll over her out-of-the-money options to purchase shares of Eventbrite (which we refer to as Ms. Hartz’s Eventbrite stock options) into options to purchase shares of Bending Spoons S.p.A. in a tax favorable manner, with the remainder of her outstanding Eventbrite equity awards treated in a manner commensurate with that applicable to other outstanding Eventbrite equity awards held by Eventbrite’s employees generally.
On November 28, 2025, representatives of Simpson Thacher and S&C had further discussions regarding the mechanics potentially required to implement a rollover of Ms. Hartz’s Eventbrite stock options, per her proposal from the previous day.

Also on November 28, 2025, the Special Committee held two (2) meetings, with members of Skadden, Allen & Company and RLF present at each meeting. Representatives of Skadden provided an update on the transaction status, including discussions involving Ms. Hartz and Bending Spoons between their respective outside counsel.
On that same day, representatives of Simpson Thacher sent a revised draft of the voting and support agreement to representatives of Skadden. Over the next few days, representatives of Skadden, Simpson Thacher and S&C negotiated the terms of the voting and support agreement.
On November 29, 2025, representatives of Simpson Thacher and S&C had additional discussions regarding the treatment of Ms. Hartz’s Eventbrite stock options. A representative of Simpson Thacher explained that Bending Spoons was not amenable to a tax favorable rollover of Ms. Hartz’s outstanding Eventbrite stock options as she had proposed, but was willing to agree to a cashout of such awards (all of which were underwater based on the proposed purchase price of $4.50 per share) based on a Black-Scholes valuation. Later on that same day, Ms. Hartz and representatives of Bending Spoons, Simpson Thacher and S&C continued to discuss the feasibility of a rollover of Ms. Hartz’s Eventbrite stock options and/or other Eventbrite equity interests on a tax favorable basis. A representative of S&C also contacted representatives of RLF and formally requested, on behalf of Ms. Hartz, reimbursement of fees and expenses incurred by Ms. Hartz’s legal and tax advisors in connection with the merger (which we refer to as Ms. Hartz’s expense reimbursement).
Also on November 29, 2025, representatives of Simpson Thacher sent a revised draft of the merger agreement to representatives of Skadden. Over the next few days, representatives of Skadden and Simpson Thacher negotiated the terms of the merger agreement and related documentation.
Additionally on November 29, 2025, the Special Committee held three (3) meetings, with representatives of Skadden present for two (2) of the meetings, and representatives of Allen & Company and RLF present for all three (3) meetings. At these meetings, the Special Committee was provided with updates on the transaction status, including ongoing discussions involving Bending Spoons and Ms. Hartz between their respective outside counsel. Allen & Company also provided for the Eventbrite Board and the Special Committee updated information regarding its material investment banking relationships with Eventbrite and Bending Spoons during the approximate prior two (2)-year period, which updated information was consistent with Allen & Company’s prior material relationships disclosure to the Eventbrite Board. During the third (3rd) meeting, the Special Committee expressed its support for providing Ms. Hartz’s requested expense reimbursement (up to a specified maximum aggregate amount) in furtherance of reaching a definitive agreement on the potential transaction, and representatives of RLF subsequently conveyed to representatives of S&C that the Special Committee was prepared to approve Ms. Hartz’s expense reimbursement request.
In addition to the meetings on November 29, 2025, the Special Committee also convened two (2) meetings on November 30, 2025 and two (2) additional meetings on December 1, 2025, with representatives of Skadden, Allen & Company and RLF present at each meeting. The Special Committee was informed of the latest developments in the negotiations by representatives of Skadden and Allen & Company, actively discussed such developments, and evaluated the proposed transaction to determine whether it was in the best interests of Eventbrite and its stockholders.
On November 30, 2025, a representative of S&C communicated to a representative of Simpson Thacher that Ms. Hartz would accept Bending Spoons’ proposed cashout of her Eventbrite stock options based on a Black-Scholes valuation (which was consistent with the same treatment offered by Bending Spoons to all holders of underwater Eventbrite stock options) and would forego her request for a tax favorable rollover of any of her Eventbrite equity interests so long as Bending Spoons agreed that all outstanding Eventbrite performance stock units would be cashed out assuming achievement of applicable performance metrics at “target” levels of performance (or actual for completed performance periods, if greater). Bending Spoons indicated that it was amenable to the treatment of the outstanding Eventbrite performance stock units as proposed by Ms. Hartz, and together with representatives of S&C, Ms. Hartz reviewed the terms of a reinvestment letter (which we refer to as the reinvestment letter) sent by representatives of Simpson Thacher to representatives of S&C on November 30, 2025, that would govern the terms of Ms. Hartz’s after-tax investment opportunity in Bending Spoons S.p.A. as previously discussed by the parties.
Also on November 30, 2025, the Eventbrite Board subsequently held a meeting, with members of Eventbrite’s senior management and representatives of Skadden and Allen & Company present. The Eventbrite Board discussed updates on various workstreams underway with respect to the proposed transaction. A representative of Skadden summarized the status of negotiations between Ms. Hartz and representatives of Bending Spoons, and the Eventbrite Board discussed timing for signing.

On December 1, 2025, the Eventbrite Board held a meeting, with members of Eventbrite’s senior management and representatives of Skadden, Allen & Company and RLF present. Representatives of Skadden provided an update on the proposed transaction, noting that the negotiations of the definitive merger agreement and related documentation were substantively complete, but the documents had not been fully signed off by all parties. Representatives of Skadden also noted that Ms. Hartz and Bending Spoons were in alignment that Ms. Hartz would have an opportunity to make an investment in Bending Spoons S.p.A. with the after-tax proceeds received for her Eventbrite equity interests as a result of the consummation of the potential transaction at a valuation for Bending Spoons S.p.A. based on its most recent financing round, but she would not otherwise be entitled to “roll over” any equity in Eventbrite in a tax-favorable manner, would not have any role in Eventbrite, Bending Spoons or any of their respective affiliates after the closing of the merger and would not otherwise receive any non-pro rata benefit arising out of or in connection with the merger not shared by or made available to other Eventbrite public stockholders (other than the expense reimbursement described above). Allen & Company provided an overview of the background of the merger throughout the past several weeks, including a summary of the negotiations with Bending Spoons and prior outreach to additional potential counterparties. Allen & Company also reviewed with the Eventbrite Board a summary of the financial terms of the proposed transaction and Allen & Company’s financial analysis of the $4.50 per share cash consideration provided for in the merger agreement. Representatives of Skadden also presented a detailed overview of the merger agreement and related documentation for the proposed transaction.
Following the conclusion of the Eventbrite Board meeting, also on December 1, 2025, the Special Committee met in an executive session, with representatives of RLF present, to discuss the proposed transaction terms, including those negotiated between Ms. Hartz and Bending Spoons and their respective outside counsel.
Later that evening on December 1, 2025, the Eventbrite Board held another meeting, with members of Eventbrite’s senior management and representatives of Skadden, Allen & Company and RLF present. Representatives from Skadden provided an update that the definitive merger agreement and all related signing documentation had been fully finalized by all parties, and there had been no material changes to such documentation since the prior meeting of the Eventbrite Board. After discussion and at the request of the Eventbrite Board, Allen & Company rendered an oral opinion, confirmed by delivery of a written opinion, dated December 1, 2025, to the Eventbrite Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the merger consideration to be received by holders of Eventbrite shares (other than, as applicable, holders of Eventbrite shares who execute a voting and support agreement in connection with the merger, Bending Spoons S.p.A., Bending Spoons, Merger Sub, and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The Special Committee then had a separate session with representatives of RLF and unanimously (i) determined that the terms of the merger agreement, the voting and support agreement, the reinvestment letter and the merger and the other transactions contemplated by the merger agreement and such other agreements are fair to and in the best interests of Eventbrite and the Eventbrite stockholders; (ii) approved and declared it advisable that Eventbrite enters into the merger agreement and the transactions contemplated by the merger agreement; (iii) recommended that the Eventbrite Board declares it advisable that Eventbrite enters into the merger agreement and the transactions contemplated by the merger agreement; (iv) recommended that the Eventbrite Board authorize, approve, and adopt the merger agreement and the transactions contemplated by the merger agreement; (v) deemed it advisable and in the best interest of Eventbrite and the Eventbrite stockholders to authorize, approve, and adopt the voting and support agreement, the reinvestment letter, the expense reimbursement, and the transactions contemplated by each of the foregoing; and (vi) determined that the voting and support agreement, the reinvestment letter, the expense reimbursement, and the transactions contemplated by each of the foregoing are authorized, approved, and adopted in all respects.
The Eventbrite Board, members of Eventbrite’s senior management and representatives of Skadden, Allen & Company and RLF reconvened the meeting of the Eventbrite Board. A representative of the Special Committee noted that the Special Committee had convened and unanimously recommended that the Eventbrite Board approve the proposed transaction. After additional discussions, the Eventbrite Board, having carefully reviewed and considered the merger agreement, the voting and support agreement, the merger and the other transactions contemplated by the merger agreement, among other related matters, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Eventbrite and the Eventbrite stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Eventbrite of the merger and the other transactions contemplated by the merger agreement; (iv) resolved to recommend that Eventbrite stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Eventbrite stockholders for adoption at a duly held meeting of such stockholders.
Following the Eventbrite Board meeting on the evening of December 1, 2025, Eventbrite, Bending Spoons and Merger Sub executed the merger agreement, and Bending Spoons and certain Eventbrite stockholders executed the voting and support agreement.
Prior to the market opening on December 2, 2025, Bending Spoons S.p.A. and Eventbrite issued a joint press release announcing the signing of the merger agreement, and Eventbrite filed a Current Report on Form 8-K announcing its entry into the merger agreement.
Recommendation of the Eventbrite Board of Directors and Reasons for the Merger
Recommendation of the Eventbrite Board of Directors to Adopt the Merger Agreement, thereby Approving the Transactions Contemplated by the Merger Agreement.
On December 1, 2025, the Eventbrite Board, after considering the unanimous recommendation of the Special Committee and various factors described below, unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Eventbrite and its stockholders; (ii) adopted, approved and declared advisable the execution, delivery and performance of the merger agreement, the merger and the other transactions contemplated by the merger agreement; (iii) approved, authorized and declared advisable the consummation by Eventbrite of the merger and the other transactions contemplated by the merger agreement; (iv) resolved to recommend that Eventbrite stockholders vote in favor of the adoption and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement; and (v) resolved to submit the merger agreement to Eventbrite stockholders for adoption at a duly held meeting of such stockholders.
The Eventbrite Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, thereby approving the transactions contemplated by the merger agreement, including the merger.
Reasons for the Merger
In recommending that Eventbrite’s stockholders vote in favor of the merger proposal, the Eventbrite Board considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):
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Recommendation of the Special Committee. The Special Committee’s analysis (including of the terms and conditions of the merger), conclusions and unanimous determination that the merger agreement and the voting and support agreement and the transactions contemplated by each of the foregoing, including the merger, are advisable, fair to and in the best interests of Eventbrite and its stockholders. The Eventbrite Board also considered the Special Committee’s unanimous recommendation that the Eventbrite Board authorize, approve and adopt the merger agreement, the voting and support agreement and the reinvestment letter and the transactions contemplated by each of the foregoing, including the merger.

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Premium to Market Price. The fact that the merger consideration of $4.50 per share in cash to be received by holders of Eventbrite shares in the merger represents a significant premium over the market price at which shares of Class A common stock traded prior to the announcement of the execution of the merger agreement, including the fact that the merger consideration represents a premium of:

•	approximately 81% to the closing stock price of $2.49 per share of Class A common stock on November 28, 2025;
•	approximately 77% to the volume weighted average stock price of $2.54 per share of Class A common stock during the 30-day trading period ended November 28, 2025;
•	approximately 9% over the 52-week high trading price of $4.12 per share of Class A common stock for the period ended November 28, 2025; and
•	approximately 149% over the 52-week low trading price of $1.81 per share of Class A common stock for the period ended November 28, 2025.

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Form of Consideration. The fact that the proposed merger consideration is all cash, which provides Eventbrite stockholders with certainty of value and liquidity for their Eventbrite shares while eliminating long-term business and execution risks.

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Fair Value. The Eventbrite Board believes that the merger consideration represents fair value for Eventbrite shares, taking into account the Eventbrite Board’s familiarity with Eventbrite’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as Eventbrite’s future business plan and potential long-term value.

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Market Check. After receipt of Bending Spoons’ acquisition proposal, Eventbrite, with the assistance of Allen & Company, approached several potential strategic and financial counterparties, including those considered most likely to have potential interest in acquiring Eventbrite. Representatives of Eventbrite held introductory calls with several counterparties and Eventbrite entered into non-disclosure agreements with seven (7) counterparties and provided virtual data room access to six (6) counterparties. One (1) counterparty submitted an indication of interest, which offered a purchase price lower than Bending Spoons’ proposal. All counterparties (other than Bending Spoons) discontinued discussions with Eventbrite prior to Eventbrite’s entry into the merger agreement.

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Arm’s-Length Negotiations. The fact that the Eventbrite Board and Eventbrite senior management, in coordination with Eventbrite’s outside legal and financial advisors, vigorously negotiated on an arm’s-length basis with Bending Spoons and its outside legal advisor with respect to price and the other terms and conditions of the merger agreement, with Bending Spoons’ initial purchase price range of $4.10 to $4.60 per share subsequently updated to $4.40 per share, and ultimately increased to $4.50 per share, as well as the stated position of Bending Spoons that the agreed price was the best and final price per share that Bending Spoons was willing to offer.

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Review of Potential Strategic Alternatives. The Eventbrite Board considered, after a thorough review of Eventbrite’s long-term strategic goals and opportunities, the current and prospective business environment in which Eventbrite operates, including international, national, and local economic conditions and competitive environment and short- and long-term performance in light of Eventbrite’s strategic plan, the challenges and risks of continuing as a standalone public company and potential strategic alternatives available to Eventbrite. Following such review, the Eventbrite Board determined that the value offered to Eventbrite’s stockholders pursuant to the merger agreement is more favorable to Eventbrite’s stockholders than the alternatives, including (i) remaining an independent public company and pursuing Eventbrite’s long-range plan and (ii) pursuing other potential strategic alternatives (in each case, taking into account the potential risks, rewards and uncertainties associated with each of the foregoing alternatives).

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Risks Inherent in Eventbrite’s Business Plan. The Eventbrite Board considered Eventbrite’s short-term and long-term financial projections and the perceived challenges and risks associated with Eventbrite’s ability to meet such projections, taking into account Eventbrite’s historical financial performance (including Eventbrite’s past total revenue) and forecasted revenue growth. The Eventbrite Board also evaluated Eventbrite’s then-current business plan and the potential opportunities and risks to achieving the business plan, including the ability to generate and grow paid ticket volume by attracting and retaining creators, consumers and locally relevant events in the regions that Eventbrite operates; the pricing and composition of Eventbrite’s packages; certain risks related to factors adversely affecting the live event market that could impact results of operations; the competitive impediments to Eventbrite’s ability to secure new and retain existing consumers and creators; and the risks and uncertainties described in the “risk factors” and “forward-looking statements” sections of Eventbrite’s disclosures filed with the SEC, including the fact that Eventbrite’s actual financial results in future periods could differ materially and adversely from projected results.

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Best Value Reasonably Available. The Eventbrite Board considered, after a thorough review of the process conducted, that a purchase price of $4.50 per share in cash and the terms of the merger agreement offer the best value reasonably attainable for holders of Eventbrite shares.

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Opinion of Eventbrite’s Financial Advisor. The opinion, dated December 1, 2025, of Allen & Company to the Eventbrite Board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received by holders of Eventbrite shares (other than, as applicable, holders of Eventbrite shares who execute a voting and support agreement in connection with the merger, Bending Spoons S.p.A.,

Bending Spoons, Merger Sub, and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion and more fully described below in the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Opinion of Eventbrite’s Financial Advisor” beginning on page 46.
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Terms of the Merger Agreement. The Eventbrite Board considered that the terms and provisions of the merger agreement, including the respective representations, warranties and covenants and termination rights of the parties and the termination fee that could become payable by Eventbrite, are reasonable and customary. The Eventbrite Board also believes that the terms of the merger agreement include the most favorable terms reasonably attainable by Eventbrite from Bending Spoons.

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Loss of Opportunity. The Eventbrite Board considered the possibility that, if it declined to proceed with the merger, there may not be another opportunity for Eventbrite’s stockholders to receive comparable benefits pursuant to a comparably priced transaction.

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Conditions to the Consummation of the Merger; Likelihood of Closing. The Eventbrite Board considered the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement in light of the conditions in the merger agreement to the obligations of Bending Spoons, as well as Bending Spoons’ ability to pay the merger consideration and Eventbrite’s ability to seek specific performance to prevent breaches of the merger agreement, including to cause the merger to be consummated if all of the conditions to Bending Spoons’ obligations to effect the merger have been satisfied or waived.

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Regulatory Approvals. The Eventbrite Board considered the fact that the merger agreement requires that Bending Spoons use its reasonable best efforts to take certain actions necessary to obtain regulatory clearance and satisfy the regulatory conditions, including the fact that Bending Spoons agreed to accept potential remedies to obtain regulatory approval, including divestitures or other remedies on Bending Spoons or its subsidiaries or on Eventbrite or its subsidiaries, in each case, unless such divestitures or other remedies would reasonably be expected to result in a material adverse effect on, respectively, the value of Bending Spoons and its subsidiaries, taken as a whole, or the value of Eventbrite and its subsidiaries, taken as a whole. For a more complete description of Bending Spoons’ obligations to obtain required regulatory approvals, see the section below entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Efforts to Complete the Merger” beginning on page 76. The merger agreement also provides an “outside date” by which time the Eventbrite Board believes it would be reasonable to expect to satisfy the regulatory conditions set forth in the merger agreement. For a more complete description of the outside date, see the section below entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination” beginning on page 82.

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No Financing Condition. The Eventbrite Board considered Bending Spoons’ representations and covenants contained in the merger agreement relating to Bending Spoons’ financial position and the fact that the merger is not subject to a financing condition. Bending Spoons represented to Eventbrite that it has, and will have available to it, at the closing of the merger, unencumbered cash or cash equivalents that are in the aggregate sufficient to consummate the transactions in accordance with the terms of the merger agreement.

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Ability to Respond to Certain Unsolicited Acquisition Proposals. The Eventbrite Board considered the fact that, while the merger agreement restricts Eventbrite’s ability to solicit competing bids to acquire it, Eventbrite has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited written acquisition proposals and to terminate the merger agreement to enter into an alternative acquisition agreement that the Eventbrite Board determines to be a superior proposal; provided, that, Eventbrite concurrently pays a $14.4 million termination fee to Bending Spoons. The Eventbrite Board further considered that the expected timing of the merger would provide sufficient opportunity for any such third parties to submit proposals. For a more complete description, see the section below entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - No Solicitation” beginning on page 72.

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Voting and Support Agreement. The Eventbrite Board considered that Ms. Hartz, Kevin Hartz and their respective trusts and holding entities would enter into a voting and support agreement with Bending Spoons pursuant to which, among other things, such holders agree to vote, or cause to be voted, all of their voting shares in favor of the approval and adoption of the merger agreement and the merger and other transactions contemplated thereby, along with the fact that such voting and support agreement would automatically terminate if Eventbrite terminates the merger agreement to enter into an alternative acquisition agreement that the Eventbrite Board determines to be a superior proposal. For a more complete description of the voting and support agreement, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Voting and Support Agreement” beginning on page 86.
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Change of Recommendation. The Eventbrite Board considered the fact that it has the right to change its recommendation to Eventbrite stockholders if a superior proposal is received or in connection with an intervening event, subject to certain limitations and conditions set forth in the merger agreement; provided, that, Eventbrite pays a $14.4 million termination fee to Bending Spoons if Bending Spoons terminates the merger agreement after any such change in the Eventbrite Board’s recommendation. For a more complete discussion, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Change of Recommendation” beginning on page 74.

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Appraisal Rights. The Eventbrite Board considered the availability of appraisal rights with respect to the merger for Eventbrite stockholders and certain beneficial owners who properly exercise and perfect their demand for appraisal of their respective shares under Section 262 of the DGCL, which would give such stockholders and beneficial owners the ability to seek to have their respective shares appraised by the Delaware court and be paid a judicially determined appraisal of the “fair value” of their respective shares. For a more complete discussion of appraisal rights, see the section entitled “Appraisal Rights” beginning on page 95.

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Julia Hartz’s Treatment in the Merger. The Eventbrite Board considered that Ms. Hartz is not treated differently from other Eventbrite stockholders in the merger (other than (i) her opportunity to reinvest a portion of her after-tax closing proceeds in Bending Spoons S.p.A. and (ii) the reimbursement of fees and expenses incurred by Ms. Hartz’s legal and tax advisors in connection with the merger, up to a specified maximum aggregate amount), including the fact that Ms. Hartz would not have a post-closing role in the surviving corporation and will not have the ability to “roll over” any of her Eventbrite equity securities into Bending Spoons S.p.A., Bending Spoons or any of their respective affiliates on a tax favorable basis.

The Eventbrite Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including, but not limited to, the following (not necessarily in order of relative importance):
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No Stockholder Participation in Future Growth or Earnings. The fact that Eventbrite’s stockholders will lose the opportunity to realize the potential long-term value through the successful execution of Eventbrite’s current strategy as an independent public company following the consummation of the merger.

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Impact of Announcement on Eventbrite. The fact that the announcement and pendency of the merger, or the failure to consummate the merger, may result in significant costs to Eventbrite and cause substantial harm to Eventbrite’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel) and its existing and prospective customers, creators, vendors, providers and partners.

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Diversion of Management Attention. The Eventbrite Board considered the substantial time and effort of Eventbrite management required to consummate the merger, which could disrupt Eventbrite’s business operations and may divert employees’ attention from Eventbrite’s day-to-day operations.

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Tax Treatment. The fact that the all-cash transaction would be taxable to holders of Eventbrite shares for U.S. federal income tax purposes. For a more detailed discussion of such tax considerations, see the section entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - U.S. Federal Income Tax Considerations” beginning on page 60.

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Closing Certainty. The fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, including, among other conditions, the expiration or termination of any waiting period (or any extension thereof) under the HSR Act, on the anticipated timeline (or at all).

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Pre-Closing Covenants. The Eventbrite Board considered the restrictions on Eventbrite’s conduct of business prior to completion of the merger contained in the merger agreement, which could delay or prevent Eventbrite from pursuing certain business opportunities that may arise or taking other actions with respect to its operations during the pendency of the merger, without Bending Spoons’ consent.

•	No Solicitation. The Eventbrite Board considered the restrictions in the merger agreement on Eventbrite’s ability to solicit competing acquisition proposals.
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Termination Fee. The Eventbrite Board considered the termination fee of $14.4 million that could become payable to Bending Spoons under specified circumstances, including, among other circumstances, upon the termination of the merger agreement after the Eventbrite Board authorizes Eventbrite to enter into an alternative acquisition agreement to consummate the transactions contemplated by a superior proposal, and concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions, and will not unduly deter any other third party that might be interested in acquiring Eventbrite.

•
No Reverse Termination Fee. The Eventbrite Board considered the fact that if the merger is not completed, including, among other circumstances, as a result of regulatory impediments, Bending Spoons will not be obligated to pay any “reverse termination fee” to Eventbrite.

•
Loss of Key Personnel. The risk that, despite retention efforts prior to consummation of the merger, Eventbrite may lose personnel during the period prior to the closing of the merger, and the impact of such losses.

•	Transaction Costs. The transaction costs to be incurred in connection with the merger, regardless of whether the merger is completed.
•
Julia Hartz’s Reinvestment Opportunity and Expense Reimbursement. The Eventbrite Board considered the fact that Ms. Hartz would enter into a reinvestment letter with Bending Spoons S.p.A. pursuant to which she would have an opportunity to invest a portion of the after-tax proceeds from her merger consideration into Bending Spoons S.p.A. following the consummation of the merger, as well as her ability to receive reimbursement of fees and expenses incurred by her legal and tax advisors in connection with the merger, up to a specified maximum aggregate amount.

After taking into account all of the factors set forth above, as well as others, the Eventbrite Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to Eventbrite’s stockholders.
The foregoing discussion of factors considered by the Eventbrite Board is not intended to be exhaustive, but summarizes the material factors considered by the Eventbrite Board. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Eventbrite Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Eventbrite Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Eventbrite Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Eventbrite Board based its recommendations on the totality of the information presented, including discussions with Eventbrite senior management and legal and financial advisors. It should be noted that this explanation of the reasoning of the Eventbrite Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Forward-Looking Statements” beginning on page 22.
Opinion of Eventbrite’s Financial Advisor
Eventbrite has engaged Allen & Company as Eventbrite’s financial advisor in connection with the merger. As part of this engagement, Eventbrite requested that Allen & Company render an opinion to the Eventbrite Board regarding the fairness, from a financial point of view, of the merger consideration to be received by holders of Eventbrite shares pursuant to the merger agreement. On December 1, 2025, at a meeting of the Eventbrite Board held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated December 1, 2025, to the Eventbrite Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration to be received by holders of Eventbrite shares (other than, as applicable, holders of Eventbrite shares who execute a voting and support agreement in connection with the merger, Bending Spoons S.p.A., Bending Spoons, Merger Sub, and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Allen & Company’s written opinion, dated December 1, 2025, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the Eventbrite Board or committee thereof (in their capacity as such) in connection with an evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Eventbrite (or the Eventbrite Board or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Eventbrite to engage in the merger, including in comparison to other strategies or transactions that might be available to Eventbrite or which Eventbrite might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the merger or otherwise.
Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Eventbrite and the industry in which Eventbrite operates as well as information that Allen & Company received during the course of its assignment, including information provided by the management of Eventbrite in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Eventbrite or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Eventbrite or any other entity, or conducted any analysis concerning the solvency or fair value of Eventbrite, Bending Spoons S.p.A., Bending Spoons, Merger Sub or any other entity. Allen & Company did not investigate, and expressed no opinion or view regarding any actual or potential litigation, proceedings or claims involving or impacting Eventbrite or any other entity and Allen & Company assumed, with Eventbrite’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.
In arriving at its opinion, Allen & Company, among other things:
•	reviewed the financial terms of an execution version, provided to Allen & Company on December 1, 2025, of the merger agreement;
•	reviewed certain publicly available historical business and financial information relating to Eventbrite, including public filings of Eventbrite, and historical market prices for Class A common stock;
•
reviewed certain financial information relating to Eventbrite, including certain internal financial forecasts, estimates and other financial and operating data relating to Eventbrite, provided to or discussed with Allen & Company by the management of Eventbrite;

•	held discussions with the management of Eventbrite relating to the operations, financial condition and prospects of Eventbrite;
•
reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to Eventbrite and selected companies with businesses that Allen & Company deemed generally relevant in evaluating Eventbrite;

•	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and
•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.
In rendering its opinion, Allen & Company relied upon and assumed, with Eventbrite’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the management and other representatives of Eventbrite or otherwise reviewed by Allen & Company. With respect to the financial forecasts, estimates and other financial and operating data relating to Eventbrite that Allen & Company was directed to utilize for purposes of its analyses and opinion, Allen & Company was advised by the management of Eventbrite and Allen & Company assumed, at Eventbrite’s direction, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and were an appropriate basis upon which to evaluate, the future financial and operating performance of Eventbrite and the other matters covered thereby. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.
Allen & Company relied, at Eventbrite’s direction, upon the assessments of the management of Eventbrite as to, among other things, (i) the potential impact on Eventbrite of certain market, competitive, technological, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the event management and ticketing industry, (ii) the potential impact of artificial intelligence on Eventbrite’s business, (iii) Eventbrite’s owned or licensed technology, intellectual property and proprietary rights, and associated risks, and (iv) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, event creators, consumers, advertisers, third-party distribution partners, third-party payment or other providers and other commercial relationships. With Eventbrite’s consent, Allen & Company assumed that there would be no developments with respect to any such matters that would have an adverse effect on Eventbrite or the merger or that otherwise would be meaningful in any respect to its analyses or opinion.
Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of such opinion. As the Eventbrite Board was aware, the credit, financial and stock markets, the industry in which Eventbrite operates and the securities of Eventbrite have experienced and may continue to experience volatility and disruptions and Allen & Company expressed no opinion or view as to any potential effects of such volatility or disruptions on Eventbrite or the merger.
Allen & Company assumed, with Eventbrite’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Eventbrite or the merger or that otherwise would be meaningful in any respect to Allen & Company’s analyses or opinion. In addition, Allen & Company assumed, with Eventbrite’s consent, that the final executed merger agreement would not differ from the execution version reviewed by Allen & Company in any respect meaningful to its analyses or opinion.
Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration (to the extent expressly specified in such opinion), treating shares of Class A common stock and Class B common stock as a single class of economically equivalent securities without regard to individual circumstances of specific holders of Eventbrite shares (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Eventbrite held by such holders, and Allen & Company’s opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Eventbrite or otherwise. Allen & Company’s opinion also did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any voting and support agreement or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the merger or otherwise. Allen & Company expressed no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the merger or any related entities, or any class of such persons or any other party, relative to the merger consideration or otherwise. Allen & Company did not express any opinion or view as to the prices at which Eventbrite shares or any other securities of Eventbrite may trade or otherwise be transferable at any time, including following announcement or consummation of the merger. In addition, Allen & Company expressed no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Eventbrite or the merger, and Allen & Company relied, at Eventbrite’s direction, upon the assessments of representatives of Eventbrite as to such matters. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Eventbrite (or the Eventbrite Board or any committee thereof) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Eventbrite to engage in the merger, including in comparison to other strategies or transactions that might be available to Eventbrite or which Eventbrite might engage in or consider.
In connection with its opinion, Allen & Company performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below and certain factors considered is not a comprehensive description of all analyses undertaken or factors considered by Allen & Company. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion and analyses are not readily susceptible to summary description. Allen & Company arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Allen & Company believes that the analyses and factors summarized below must be considered as a whole and in context. Allen & Company further believes that selecting portions of the analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying Allen & Company’s analyses and opinion.
In performing its financial analyses, Allen & Company considered industry performance, general business and economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Eventbrite. No company, business or transaction reviewed is identical or directly comparable to Eventbrite, its businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed. The assumptions and estimates of the future performance of Eventbrite in or underlying Allen & Company’s analyses and the implied reference ranges derived from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by such analyses. These analyses were prepared solely as part of Allen & Company’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Eventbrite Board in connection with the delivery of Allen & Company’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Allen & Company regarding the actual value of Eventbrite.
Allen & Company did not recommend that any specific consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Eventbrite and Bending Spoons, rather than by any financial advisor, and were approved by the Eventbrite Board. The decision to enter into the merger agreement was solely that of the Eventbrite Board. Allen & Company’s opinion and analyses were only one of many factors considered by the Eventbrite Board in its evaluation of the merger and the merger consideration and should not be viewed as determinative of the views of the Eventbrite Board or management with respect to the merger or the consideration payable in the merger.
Financial Analyses
The summary of the financial analyses described in this section “—Financial Analyses” is a summary of the material financial analyses provided by Allen & Company in connection with its opinion, dated December 1, 2025, to the Eventbrite Board. The summary set forth below is not a comprehensive description of all analyses undertaken by Allen & Company in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Allen & Company, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Allen & Company.

Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Allen & Company. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below, the term “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding the impact of stock-based compensation expense and adjusted for certain one-time non-recurring items, as applicable.
Selected Public Companies Analysis. Allen & Company reviewed certain publicly available financial and stock market information relating to Eventbrite and the following eleven (11) selected publicly traded companies with operations in the ticketing, event management and technology industries that Allen & Company considered generally relevant for purposes of its analysis (which we refer to collectively as the selected companies):
•	Angi Inc.
•	CTS Eventim AG & Co., KGaA
•	Etsy, Inc.
•	Fiverr International Ltd.
•	Groupon, Inc.
•	Live Nation Entertainment, Inc.
•	Stub Hub Holdings, Inc.
•	Tripadvisor, Inc.
•	Upwork Inc.
•	Vivid Seats Inc.
•	Wix.com Ltd.
Allen & Company reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on November 28, 2025, plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents (net of accounts payable to creators and funds receivable, as applicable), unconsolidated assets and the estimated present value of Federal net operating losses (as applicable), as a multiple of calendar year 2026 and calendar year 2027 estimated Adjusted EBITDA. Financial and other data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Eventbrite was based on financial forecasts, public filings and other information provided by the management of Eventbrite.
The overall low to high calendar year 2026 and calendar year 2027 estimated Adjusted EBITDA multiples observed in the selected companies were 4.6x to 13.7x (with a median of 9.6x) and 3.6x to 12.2x (with a median of 7.3x), respectively. Allen & Company applied selected ranges of calendar year 2026 and calendar year 2027 estimated Adjusted EBITDA multiples of 10.0x to 13.0x and 9.0x to 11.5x, respectively, derived from the selected companies to corresponding data of Eventbrite based on financial forecasts and other information provided by Eventbrite management. This analysis indicated the following approximate implied equity value per share reference ranges for Eventbrite, as compared to the merger consideration:

Implied Equity Value Per Share Reference Ranges Based On:		Merger Consideration
CY2026E Adjusted EBITDA	CY2027E Adjusted EBITDA
$2.91 - $3.75	$3.47 - $4.40	$4.50

Selected Precedent Transactions Analysis. Using publicly available information, Allen & Company reviewed financial data relating to the following eight (8) selected transactions involving target companies with operations in the ticketing, event management and technology industries that Allen & Company considered generally relevant for purposes of its analysis (which we refer to collectively as the selected transactions):

Announcement Date	Acquiror		Target
May 2025	•	Door Dash, Inc.	•	Deliveroo plc
March 2023	•	STG Partners, LLC (f/k/a Symphony Technology Group LLC)	•	Momentive Global Inc.
November 2020	•	Clearlake Capital Group L.P.	•	Endurance International Group Holdings, Inc.
December 2019	•	IAC Inc.	•	Care.com, Inc.
November 2019	•	Viagogo Entertainment Inc.	•	Stub Hub Holdings, Inc.
June 2019	•	Apollo Global Management LLC	•	Shutterfly, Inc.
September 2018	•	WeddingWire, Inc.	•	XO Group Inc.
June 2018	•	Siris Capital Group, LLC	•	Web.com Group, Inc.

Allen & Company reviewed, among other information and to the extent publicly available, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies involved in the selected transactions based on the consideration paid or payable in the selected transactions, as a multiple of next 12 months estimated Adjusted EBITDA of the target company as of the last trading day prior to the announcement date of such applicable transaction (or, in the case of a transaction involving market rumors, the unaffected stock price date). Financial and other data for the selected transactions were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial and other data of Eventbrite was based on financial forecasts, public filings and other information provided by the management of Eventbrite.
The overall low to high next 12 months estimated Adjusted EBITDA multiples observed for the selected transactions were 8.2x to 20.3x (with a median of 13.1x). Allen & Company applied a selected range of next 12 months estimated Adjusted EBITDA multiples of 14.0x to 18.0x derived from the selected transactions to the next 12 months (as of September 30, 2025) estimated Adjusted EBITDA of Eventbrite based on financial forecasts and other information provided by Eventbrite management. This analysis indicated the following approximate implied equity value per share reference range for Eventbrite, as compared to the merger consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$3.64 - $4.64	$4.50

Discounted Cash Flow Analysis. Allen & Company performed a discounted cash flow analysis of Eventbrite by calculating, based on financial forecasts and other information provided by Eventbrite management, the estimated present value of the standalone unlevered, after-tax free cash flows that Eventbrite was forecasted to generate during the fiscal years ending December 31, 2025 through December 31, 2035. For purposes of this analysis, Eventbrite’s Federal net operating losses were taken into account and stock-based compensation was treated as a cash expense. Implied terminal values of Eventbrite were derived by applying to Eventbrite’s normalized unlevered, after-tax free cash flow for the fiscal year ending December 31, 2035 a selected range of perpetuity growth rates of 2.0% to 3.0%. The present values (as of September 30, 2025) of the cash flows and terminal values were then calculated using a selected range of discount rates of 11.0% to 13.0%. This analysis indicated the following approximate implied equity value per share reference range for Eventbrite, as compared to the merger consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$3.49 - $4.75	$4.50

Certain Additional Information
Allen & Company observed certain additional information that was not considered as part of its financial analyses for its opinion but was noted for informational reference only, including the following:
•
historical trading prices of Class A common stock during the 52-week period ended November 28, 2025, which indicated low and high intraday prices for Class A common stock during such period of approximately $1.81 per share and $4.12 per share, respectively; and

•
publicly available Wall Street research analysts’ forward price targets for Class A common stock as of November 28, 2025, which indicated an overall low to high target price range for Class A common stock as of such date of $2.70 per share to $3.00 per share.

Miscellaneous
Eventbrite has agreed to pay Allen & Company for its financial advisory services to Eventbrite in connection with the merger an aggregate cash fee of approximately $20 million, of which a portion was payable upon delivery of Allen & Company’s opinion and approximately $17 million is payable contingent upon consummation of the merger. Eventbrite also has agreed to reimburse Allen & Company’s expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Eventbrite selected Allen & Company as Eventbrite’s financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and familiarity with Eventbrite’s business and industry. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Eventbrite Board was aware, although as of, and during the approximately two (2)-year period prior to, the date of its opinion Allen & Company had not provided investment banking services to Eventbrite unrelated to the merger for which Allen & Company received compensation, Allen & Company in the future may provide such services to Eventbrite and/or its affiliates for which Allen & Company would expect to receive compensation. As the Eventbrite Board also was aware, although Allen & Company is not providing investment banking services to Bending Spoons or Bending Spoons S.p.A. during the pendency of the merger, Allen & Company in the past has provided investment banking services to Bending Spoons S.p.A. and in the future expects to provide such services to Bending Spoons S.p.A. and/or its affiliates, including, during the approximately two (2)-year period prior to the date of its opinion, having acted or acting as a strategic and financial advisor to, and as a placement agent for certain equity financings of, Bending Spoons S.p.A., for which services during such two (2)-year period Allen & Company received aggregate fees of approximately $4.45 million. Additionally, as the Eventbrite Board was aware, a managing director of Allen & Company (who is not a member of the financial advisory team assisting Eventbrite in connection with the merger) is a member of the board of directors of Bending Spoons S.p.A. In the ordinary course, Allen & Company as a broker-dealer and certain related entities, directors and officers at any time may invest, hold long or short positions and trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Eventbrite, Bending Spoons S.p.A. and/or their respective affiliates. As the Eventbrite Board was aware, Allen & Company and/or certain of its affiliates and employees hold certain equity securities (and warrants to purchase equity securities) of Bending Spoons S.p.A. As of November 29, 2025, Allen & Company and/or certain of its affiliates and employees held certain equity securities (and warrants to purchase equity securities) of Bending Spoons S.p.A. representing, based on information provided by Bending Spoons S.p.A., approximately 1.14% of the outstanding fully diluted equity securities of Bending Spoons S.p.A. as of such date (assuming the vesting of all unvested warrants held by Allen & Company). The issuance of Allen & Company’s opinion was approved by Allen & Company’s opinion committee.
Financial Forecasts
As part of its strategic and financial planning, Eventbrite prepares financial forecasts that Eventbrite senior management updates periodically. In connection with the merger, Eventbrite senior management updated non-public financial forecasts as to the potential future performance of Eventbrite for fiscal years 2025 through 2035, which we refer to as the long-range plan. Eventbrite senior management provided the long-range plan to the Eventbrite Board in connection with its evaluation of the merger, and to Eventbrite’s advisors, including Eventbrite’s financial advisor,

Allen & Company, for its use and reliance in connection with its financial analyses and opinion as more fully described above under “Proposal 1: Adoption of the Merger Agreement - The Merger - Opinion of Eventbrite’s Financial Advisor.” Portions of the long-range plan for fiscal years 2025 through 2035 also were provided to Bending Spoons in connection with discussions regarding the merger.
Eventbrite does not normally publicly disclose its long-range plans or projections as to future revenue, earnings or other results, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, including, among other reasons, the difficulty of predicting general economic and market conditions. The long-range plan was not prepared with a view to public disclosure and is included in this proxy statement only because such information was made available as described above. The long-range plan was not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Eventbrite senior management.
Although a summary of the long-range plan is presented with numerical specificity, the long-range plan reflects numerous assumptions and estimates regarding future events made by Eventbrite senior management, including with respect to demand for Eventbrite’s ticketing, advertising and related services, working capital assumptions, capital expenditure levels for applicable periods and other matters, many of which are difficult to predict and subject to significant economic and competitive uncertainties beyond Eventbrite’s control, that Eventbrite senior management believed in good faith were reasonable when the long-range plan was prepared, taking into account relevant information available to senior management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the long-range plan not to be achieved include general economic and financial conditions, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and other factors described or referenced under the section entitled “Forward-Looking Statements” beginning on page 22. In addition, the long-range plan does not take into account any circumstances or events occurring after the date that it was prepared or take into account any effects of the merger. As a result, there can be no assurance that the long-range plan will or would be realized, in whole or in part, and actual results may be materially better or worse than those contained in the long-range plan.
Neither Eventbrite or Bending Spoons nor any of their respective affiliates, officers, directors, advisors or other representatives make any representation or warranties to readers of this proxy statement concerning the ultimate performance of Eventbrite or the surviving company or otherwise compared to the long-range plan. Eventbrite is including this long-range plan in this proxy statement solely because it was among the financial information made available to the Eventbrite Board, Eventbrite’s financial advisor and Bending Spoons as described above, and not to influence your decision on how to vote on any proposal.
The long-range plan should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Eventbrite contained in our public filings with the SEC. The long-range plan contains contents that constitute forward-looking statements. For information on factors that may cause Eventbrite’s future results to materially vary, see the section entitled “Forward-Looking Statements” beginning on page 22.
Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the long-range plan to reflect circumstances existing after the date on which Eventbrite prepared the long-range plan or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the long-range plan are shown to no longer be appropriate.
Certain of the measures included in the long-range plan may be considered non-GAAP financial measures, including Adjusted EBITDA and Unlevered Free Cash Flow. The non-GAAP financial measures used in the long-range plan were relied upon by the Eventbrite Board in connection with its evaluation of the merger, and at the direction of the Eventbrite Board, by Allen & Company for purposes of the financial advisor’s financial analyses and opinion delivered to the Eventbrite Board. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Eventbrite Board or Allen & Company in connection with the merger. Accordingly, Eventbrite has not provided a reconciliation of the non-GAAP financial measures included in the long-range plan to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Eventbrite may not be comparable to similarly titled metrics used by other companies. The long-range plan does not include any expenses related to the proposed transactions contemplated by the merger agreement.

	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue ($mm)	293	308	335	370	409	452	493	530	561	588	609
Adjusted EBITDA ($mm)(1)	27	31	41	57	74	90	99	106	112	117	122
Net Operating Profit After Tax ($mm)	(18)	(11)	3	15	27	38	42	45	47	49	51
Unlevered Free Cash Flow ($mm)(2)	(2)	1	12	25	37	50	54	58	61	64	66

(1)
“Adjusted EBITDA” is a non-GAAP measure that is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; (3) amortization of intangible assets; and (4) gains and losses recognized on changes in the fair value of contingent consideration arrangements. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

(2)
“Unlevered Free Cash Flow,” which was mathematically derived by Allen & Company from the long-range plan for purposes of its discounted cash flow analysis, is a non-GAAP measure that reflects Net Operating Profit After Tax, less capital expenditures, plus change in net working capital, depreciation and amortization, and other non-operating items. This measure should not be considered as an alternative to measures derived in accordance with GAAP.

Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger
When considering the recommendation of the Eventbrite Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our non-employee directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. The Eventbrite Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the stockholders of Eventbrite.
Individuals who served as executive officers of Eventbrite at any time during the period beginning on January 1, 2025 and ending on December 15, 2025 are the executive officers for purposes of the discussion below. Such executive officers include:

Name	Position
Julia Hartz*	Chief Executive Officer
Anand Gandhi*	Chief Financial Officer
Ted Dworkin*	Chief Product Officer
Lisa Gorman^	General Counsel
Vivek Sagi*	Former Chief Technology Officer
Julia Taylor*	Former General Counsel

*
These individuals were each a “named executive officer” for purposes of the definitive proxy statement for the 2025 annual meeting of Eventbrite’s stockholders, filed by Eventbrite on April 24, 2025 (which we refer to as the 2025 proxy statement). Mr. Sagi, Eventbrite’s former Chief Technology Officer, who was a named executive officer for the purposes of the 2025 proxy statement, resigned effective May 16, 2025. Ms. Taylor, Eventbrite’s former General Counsel, who was a named executive officer for the purposes of the 2025 proxy statement, resigned effective May 2, 2025. Lanny Baker, Eventbrite’s former Chief Financial and Operating Officer, who was also a named executive officer for purposes of the 2025 proxy statement, resigned effective December 31, 2024.

^
Ms. Gorman was appointed Eventbrite’s General Counsel on May 2, 2025, and her title was updated to Chief Legal Officer on December 28, 2025. Prior to May 2, 2025, Ms. Gorman served as Eventbrite’s Vice President, Deputy General Counsel.

Assumptions
The potential payments and benefits to directors and executive officers in the narrative and tables below are, unless otherwise noted, based on the following facts and assumptions:
•	the relevant price per share of company common stock is $4.50 per share, which is the merger consideration;
•
the assumed effective time is 11:59 p.m., Pacific Time, on December 15, 2025, which is the assumed date of the effectiveness of the merger solely for purposes of the narrative and tables set forth below;

•
the executive officers each experience a qualifying termination (i.e., a termination of employment by Eventbrite and/or Bending Spoons without “cause” or by the executive for “good reason,” as such terms are defined in the severance agreements, further defined and discussed below in “Potential Payments to Executive Officers upon Termination in Connection with a Change in Control - Severance”) immediately following the assumed effective time of 11:59 p.m., Pacific Time, on December 15, 2025;
•	the directors’ service on the Eventbrite Board is terminated immediately following the assumed effective time of 11:59 p.m., Pacific Time, on December 15, 2025;
•	the executive officer’s base salary rate and annual target bonus are those in effect as of December 15, 2025;
•	no executive officers or directors receive any additional equity grants or other awards following December 15, 2025 on or prior to the effective time; and
•
outstanding vested and unvested equity and equity-based awards held by our executive officers and directors, in each case, were their respective holdings as of December 15, 2025, and values for Eventbrite options are calculated in accordance with the Black-Scholes model to be used for cash payments in respect of options (which uses an expected term of the options calculated from November 29, 2025). Depending on when the merger is completed, certain Eventbrite awards that were unvested as of December 15, 2025, and included in the tables below may vest or be forfeited pursuant to their terms, independent of the merger.

Accordingly, the amounts set forth in the narrative and tables below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above. Some of the assumptions are based on events which may not occur or other contingencies and, as a result, the actual amounts received by a director or executive officer may differ materially from the amounts shown below. Certain of the amounts shown below have also been rounded to the nearest whole number.
Julia Hartz’s Reinvestment Opportunity
Concurrently with the execution of the merger agreement, Ms. Hartz entered into a reinvestment letter with Bending Spoons S.p.A., pursuant to which she has an opportunity to invest a portion of the after-tax closing proceeds received as her merger consideration into Bending Spoons S.p.A., at a valuation based on Bending Spoons S.p.A.’s most recent financing round, following the consummation of the merger.
Treatment of Equity Compensation
Our executive officers hold various types of compensatory awards with respect to company common stock. Our non-employee directors hold awards of Eventbrite RSUs (including deferred stock units), and each of our non-employee directors (except Ms. Manchón) also holds Eventbrite options. The merger agreement provides for the treatment set forth below with respect to the awards described below.
Stock Options. Each Eventbrite option granted under a Company Equity Plan that is outstanding and unexercised immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares underlying the Eventbrite option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price of such Eventbrite option. Any Eventbrite option with an exercise price that is equal to or greater than the merger consideration will be cancelled and converted into the right to receive (without interest) a cash payment determined based on a Black-Scholes model.
Restricted Stock Units. Each Eventbrite RSU that is outstanding immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to (i) the total number of shares underlying such Eventbrite RSU, multiplied by (ii) the merger consideration.
Performance-Based Restricted Stock Units. Each Eventbrite PSU that is outstanding immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to (i) the total number of shares underlying such Eventbrite PSU (with performance achievement assessed at target (or, with respect to any performance period that has been completed prior to the effective time, actual performance in accordance with the applicable Eventbrite PSU, if higher than target)) multiplied by (ii) the merger consideration.
Employee Stock Purchase Plan. The final offering period under the Eventbrite ESPP commenced on December 1, 2025, and will end on an exercise date that will be the earlier of (i) May 29, 2026 (the last business day on or before May 31, 2026), and (ii) no later than one (1) business day prior to the closing of the merger. On such exercise date, Eventbrite will apply each participant’s credited funds in their Eventbrite ESPP account to the purchase of whole shares, each of which will be cashed out for an amount equal to the merger consideration, and cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable; provided, that, the maximum number of shares in connection with the final offering period will not exceed 200,000 shares, and in the event the offering is shortened, Eventbrite will make any pro rata adjustments that may be necessary to reflect such shortened offering.
280G Mitigation Actions
Pursuant to the confidential disclosure schedules to the merger agreement, Eventbrite may implement certain strategies before the effective time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code).
Following December 15, 2025 but as of the date of this proxy statement, the Compensation Committee of the Eventbrite Board has approved, and Eventbrite has implemented, the following actions to mitigate the potential “excess parachute payments” of its current executive officers, which we refer to as the 280G mitigation actions:
•
accelerated payment to December 2025 of the 2025 annual bonuses that would otherwise have been paid in 2026, assuming achievement of 26.25% target, including for the following executive officers: Ms. Hartz ($131,250), Mr. Gandhi ($84,525), Mr. Dworkin ($59,483), and Ms. Gorman ($53,419), which we collectively refer to as the accelerated bonuses; and

•
accelerated vesting and settlement of certain Eventbrite RSUs and Eventbrite PSUs to December 2025 that would have otherwise vested in 2026, 2027 or 2028, as further described in the Current Report on Form 8-K filed with the SEC on December 19, 2025, which we collectively refer to as the 280G equity acceleration.

In connection with the accelerated vesting and payments described above, by December 19, 2025, Eventbrite and each current executive officer executed a 280G acknowledgement agreement (which we refer to as the 280G acknowledgement) providing that the executive officer will repay to Eventbrite the after-tax portion of the corresponding accelerated payments from the 280G mitigation actions if the applicable performance criteria under the bonus plan that would have otherwise been required for the accelerated bonus payout are not met or such executive officer’s employment with Eventbrite terminates prior to the date on which the applicable portion of such payments would have vested and been paid to such executive officer in the ordinary course and such termination of employment would have otherwise resulted in the forfeiture of the applicable portion of the applicable payments in accordance with their original terms. The 280G acknowledgement further provides that such repayment obligation will lapse upon the effective time.
For clarity, amounts reported in the Golden Parachute Compensation table below in the section entitled “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - Golden Parachute Compensation,” are inclusive of the value of the accelerated bonuses, but do not include the value of any remaining portion of the 2025 annual bonuses that may be paid based on actual performance.
Following the date of this proxy statement, Eventbrite may approve and implement further actions to mitigate any impact of Section 280G of the Code on Eventbrite or any disqualified individuals. The actions described in this “280G Mitigation Actions” section and any potential further mitigating actions with respect to 280G of the Code are intended to benefit the Company by preserving compensation-related corporate income tax deductions for the Company that otherwise might be disallowed through the operation of Section 280G of the Code and to mitigate or eliminate the amount of excise tax that may be payable by Eventbrite executives pursuant to Section 4999 of the Code in connection with Section 280G of the Code in certain circumstances.
Summary of Equity Compensation held by Eventbrite’s Non-Employee Directors and Executive Officers
The table below sets forth the estimated value of outstanding equity compensation awards held as of December 15, 2025 (and, in the case of Eventbrite options, values are calculated in accordance with the Black-Scholes model to be used for cash payments in respect of options, which uses an expected term of the options calculated from November 29, 2025) by non-employee directors and executive officers of Eventbrite based on the merger consideration of $4.50 per share of company common stock (without subtraction of applicable withholding taxes). Depending on when the merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the merger. To the extent that an executive officer’s awards were accelerated in connection with the 280G equity acceleration described under the heading above “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - 280G Mitigation Actions”, such awards are included in the table below because such acceleration was effective after December 15, 2025.

	Eventbrite Options
	Vested Eventbrite Options	Unvested Eventbrite Options	Total Eventbrite Options		Eventbrite RSUs		Eventbrite PSUs
Name	Number (#)(1)	Number (#)(1)	Number (#)(1)	Value ($)(1)	Number (#)(2)	Value ($)(3)	Number (#)(4)	Value ($)(3)
Executive Officers
Julia Hartz	6,997,814	93,734	7,091,548	1,574,982	1,150,235	5,176,058	1,632,688	7,347,096
Anand Gandhi	—	—	—	—	1,038,062	4,671,279	709,656	3,193,452
Ted Dworkin	168,329	69,313	237,642	226,251	539,526	2,427,867	396,944	1,786,248
Lisa Gorman	2,084	—	2,084	454	158,415	712,868	90,909	409,091
Vivek Sagi(5)	—	—	—	—	—	—	—	—
Julia Taylor(5)	—	—	—	—	—	—	—	—
Non-Employee Directors
Katherine August-deWilde	36,470	—	36,470	17,553	79,051	355,730	—	—
Jane Lauder	44,466	—	44,466	19,152	173,577	781,097	—	—
Pilar Manchón	—	—	—	—	133,154	599,193	—	—
Sean P. Moriarty	97,194	—	97,194	23,259	156,484	704,178	—	—
Helen Riley	311,513	—	311,513	49,523	173,577	781,097	—	—
April Underwood	6,852	—	6,852	4,776	156,484	704,178	—	—
Naomi Wheeless	20,926	—	20,926	10,754	79,051	355,730	—	—

(1)
The amounts in this column consist solely of Eventbrite options with an exercise price that is equal to or greater than the merger consideration, which are the Eventbrite options held by these individuals. These “out-of-the-money” Eventbrite options will be cancelled and converted into the right to receive (without interest) a cash payment determined based on a Black-Scholes model, which is reflected as the value in this table.

(2)
The amounts in this column include, without limitation, deferred stock units held by our non-employee directors. The table excludes 290,698 RSUs awarded to Ms. Gorman on December 18, 2025, which was after the assumed effective time used for purposes of preparing this table.

(3)	Amounts in these columns are calculated based on the merger consideration of $4.50 per share of common stock.
(4)	The amounts in this column consist solely of Eventbrite PSU grants, deemed achieved at the target performance level.
(5)
Mr. Sagi, Eventbrite’s former Chief Technology Officer, who was a named executive officer for purposes of the 2025 proxy statement, resigned effective May 16, 2025. Ms. Taylor, Eventbrite’s former General Counsel, who was a named executive officer for purposes of the 2025 proxy statement, resigned effective May 2, 2025. Neither have outstanding equity awards as of the effective date.

Potential Payments to Executive Officers upon Termination in Connection with a Change in Control
Severance
Each of our executive officers who is a current Eventbrite employee is party to an Executive Severance and Change in Control Agreement with Eventbrite pursuant to which he or she is eligible to receive severance payments and benefits, each of which we refer to as a severance agreement. Pursuant to the severance agreements, each of such executive officers is entitled to receive the following payments and benefits in the event the executive officer’s employment is involuntarily terminated in accordance with the assumptions set forth above (i.e., if such termination of employment occurs within three (3) months before or the twelve (12) months following the effective time), subject to the executive officer’s timely execution of a release of claims and compliance with applicable restrictive covenants:
•	Twelve (12) months of his or her then-current salary, payable via a lump sum amount (except for Ms. Gorman, who will receive such severance in the form of salary continuation over twelve (12) months);
•	Full acceleration, exercisability (if applicable), and non-forfeitability of his or her equity awards; and
•	Up to twelve (12) months of monthly cash subsidies for COBRA health continuation (which we refer to as the COBRA Cash Severance Entitlements).
For purposes of the severance agreements, an involuntary termination is deemed to occur if (i) Eventbrite terminates the employment of the executive officer other than for “cause,” “disability” or death or (ii) the executive officer resigns from their employment with “good reason” (each, as defined in the severance agreements).

The table below sets forth the estimated value of the severance payments and benefits that the executive officers of Eventbrite (other than Vivek Sagi and Julia Taylor, who are no longer Eventbrite employees) would be eligible to receive under his or her severance agreement using rates in effect as of December 15, 2025. The estimated amounts below do not include any amounts in respect of equity or equity-based awards held by our executive officers (which are addressed above), nor do they attempt to quantify any reductions in order to avoid any applicable “golden parachute” excise taxes under the Code.

Name	Cash Severance ($)	COBRA Cash Severance Entitlements ($)	Total Severance ($)
Julia Hartz	$500,000	$30,000	$530,000
Anand Gandhi	$460,000	$30,000	$490,000
Ted Dworkin	$412,000	$30,000	$442,000
Lisa Gorman	$370,000	$30,000	$400,000

2025 Annual Bonuses
Eventbrite will pay to its eligible service providers, including the executive officers, annual bonuses based on actual performance and in a manner consistent with past practice (except as otherwise set forth in the confidential disclosure schedules to the merger agreement) for the calendar year 2025 (which we refer to as the 2025 annual bonuses), at the time when annual bonuses have historically been paid to service providers of Eventbrite; provided, that, Eventbrite reserves the right to pay such annual bonuses immediately prior to the closing of the merger in the event they have not been paid prior to the closing of the merger, and provided further that certain annual bonuses were accelerated, as described under the heading “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - 280G Mitigation Actions.” Each executive officer’s target 2025 annual bonus is set forth below:

Name	Target 2025 Annual Bonus(1) ($)
Julia Hartz	$500,000
Anand Gandhi	$322,000
Ted Dworkin	$226,600
Lisa Gorman	$203,500

(1)
Amounts reflected in this column are based on target bonus amounts, as final bonus payouts will be determined based on Eventbrite’s actual performance in 2025. Final bonus payouts will be subject to positive or negative adjustment based on actual performance against Eventbrite goals.

Golden Parachute Compensation
The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Eventbrite that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger” above. For purposes of this discussion, the “named executive officers” are the named executive officers listed in the 2025 proxy statement.
The amounts shown in the table below are estimates of the payments and benefits (on a pre-tax basis) that each of the Eventbrite named executive officers would receive based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “Assumptions” and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger.
However, the amounts in the table do not include amounts that Eventbrite’s named executive officers were vested in as of December 15, 2025 (and, in the case of Eventbrite options, values are calculated in accordance with the Black-Scholes model to be used for cash payments in respect of options, which uses an expected term of the options calculated from November 29, 2025). In addition, these amounts do not attempt to forecast any additional equity award grants or issuances or forfeitures that may occur prior to the completion of the merger. To the extent an executive officer’s awards were accelerated in connection with the 280G equity acceleration described under the heading above

“Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - 280G Mitigation Actions”, such awards are included in the table below because such acceleration was effective after December 15, 2025. We assume the potential payments and benefits described in this section are not subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code. As a result of the aforementioned assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(2)	Equity ($)(3)	Other ($)(4)	Total ($)
Julia Hartz	530,000	12,601,616	131,250	13,262,866
Anand Gandhi	490,000	7,864,731	84,525	8,439,256
Ted Dworkin	442,000	4,280,106	59,483	4,781,589
Vivek Sagi(1)	—	—	—	—
Julia Taylor(1)	—	—	—	—
Lanny Baker(1)	—	—	—	—

(1)
Mr. Sagi, Eventbrite’s former Chief Technology Officer, who was a named executive officer for purposes of the 2025 proxy statement, resigned effective May 16, 2025. Ms. Taylor, Eventbrite’s former General Counsel, who was a named executive officer for purposes of the 2025 proxy statement, resigned effective May 2, 2025. Mr. Baker, Eventbrite’s former Chief Financial and Operating Officer, who was a named executive officer for purposes of the 2025 proxy statement, resigned effective December 31, 2024.

(2)
The values in this column include cash severance and COBRA cash severance estimated entitlements that would be payable at the closing of the merger in connection with a qualifying termination, as detailed in the table below. Both cash severance amounts and COBRA cash severance entitlements are “double trigger” and therefore payable upon a qualifying termination of employment. Messrs. Sagi and Baker and Ms. Taylor are not eligible for severance payments due to their resignations. For additional information, see “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - Potential Payments to Executive Officers upon Termination in Connection with a Change in Control - Severance.” The values in this column do not include an estimate of each named executive officer’s 2025 annual bonus, which will be payable at the time when annual bonuses have historically been paid to service providers of Eventbrite, based on actual performance against Eventbrite goals, except as otherwise provided in footnote 4 to this table. For additional information, see “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - Potential Payments to Executive Officers upon Termination in Connection with a Change in Control - 2025 Annual Bonuses.”

Name	Cash Severance ($)	COBRA Cash Severance Entitlements ($)	Total ($)
Julia Hartz	500,000	30,000	530,000
Anand Gandhi	460,000	30,000	490,000
Ted Dworkin	412,000	30,000	442,000
Vivek Sagi	—	—	—
Julia Taylor	—	—	—
Lanny Baker	—	—	—

(3)
The values in this column include future accelerated vesting of unvested Eventbrite RSUs, Eventbrite PSUs, and Eventbrite options for each named executive officer that were outstanding as of December 15, 2025. For additional information on the treatment of equity in connection with the merger, see “Treatment of Equity Compensation.” This accelerated vesting is “single trigger” and therefore payable upon the closing of the merger. In addition, as agreed in the merger agreement, all of the Eventbrite options, including those held by Eventbrite’s named executive officers, that are “out-of-the-money” will be cancelled and converted into the right to receive (without interest) a cash payment determined based on a Black-Scholes model. For additional information, see “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - Summary of Equity Compensation held by Eventbrite’s Non-Employee Directors and Executive Officers.”

Name	Eventbrite RSUs ($)	Eventbrite PSUs ($)	Eventbrite Options ($)	Total ($)
Julia Hartz	5,176,058	7,347,096	78,462	12,601,616
Anand Gandhi	4,671,279	3,193,452	—	7,864,731
Ted Dworkin	2,427,867	1,786,248	65,991	4,280,106
Vivek Sagi	—	—	—	—
Julia Taylor	—	—	—	—
Lanny Baker	—	—	—	—

(4)
The values in this column include accelerated bonuses paid on December 18, 2025. Messrs. Sagi and Baker and Ms. Taylor are not eligible for 2025 annual bonuses due to their resignations. For additional information, see “Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - 280G Mitigation Actions.”

Name	Accelerated Bonuses ($)
Julia Hartz	131,250
Anand Gandhi	84,525
Ted Dworkin	59,483
Vivek Sagi	—
Julia Taylor	—
Lanny Baker	—

Financing of the Merger
The merger is not conditioned on Bending Spoons’ ability to obtain financing. Bending Spoons has represented to Eventbrite that it has, and will have available to it, at the closing of the merger, unencumbered cash or cash equivalents that are in the aggregate sufficient to (i) consummate the transactions contemplated by the merger agreement in accordance with the terms thereof, (ii) pay any and all fees and expenses required to be paid at closing by Bending Spoons and Merger Sub in connection therewith and (iii) satisfy all of the other payment obligations of Bending Spoons and Merger Sub that are required to be satisfied at the closing in accordance with the terms and conditions set forth in the merger agreement. Bending Spoons expects to satisfy the foregoing payment obligations through the use of cash on hand and existing credit facilities.
U.S. Federal Income Tax Considerations
The following discussion is a summary of the U.S. federal income tax considerations of the merger generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) who receive cash in exchange for their shares pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, rulings and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, which we refer to as the IRS, or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.
This discussion does not address all of the tax consequences that may be relevant to holders in light of their particular facts and circumstances, nor does it address any consequences to holders subject to special rules under the U.S. federal income tax laws, such as:
•	banks, insurance companies and other financial institutions;
•	brokers or dealers in securities;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•	regulated investment companies, real estate investment trusts and mutual funds;
•	tax-exempt entities or governmental organizations;
•	holders who hold their shares as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	passive foreign investment companies and controlled foreign corporations;
•	persons subject to any alternative minimum tax;
•	holders who exercise their appraisal rights in the merger;
•	U.S. expatriates and former citizens or long-term residents of the United States;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to shares being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of shares (by vote or value); and
•	holders that received their shares pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation.
This discussion does not address any U.S. federal tax consequences other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax consequences, or the consequences of the Medicare tax on net investment income. If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares and partners therein should consult their tax advisors regarding the consequences of the merger to their particular circumstances.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in Section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one (1) year as of the effective date of the merger. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately for each block of shares.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares who is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger will generally not be subject to U.S. federal income tax unless:
(i)
The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain will generally be subject to U.S. federal income tax at rates generally applicable to a United States person as defined under the Code, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

(ii)
Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, in which case gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty), net of certain U.S. source losses from sales or exchanges of other capital assets, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
EVENTBRITE STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
Regulatory Approvals
General
Eventbrite and Bending Spoons have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, under the merger agreement and applicable law to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including, among other things, using reasonable best efforts to obtain all necessary actions or nonactions, waivers, approvals, orders and authorizations from governmental entities (including those in connection with applicable competition and investment screening laws), subject to the limitations set forth in the merger agreement. Such approvals include approvals under the HSR Act and under any other applicable competition and investment screening laws, as required. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the acceptance of any operational restrictions or the requirement to divest assets. In furtherance thereof, Bending Spoons has agreed to effect certain divestitures and other dispositions and take other actions, including accepting certain restrictions on its operations and assets, if necessary to obtain all approvals and authorizations under antitrust laws, in each case, subject to certain conditions as described in the merger agreement. For a more complete description, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Efforts to Complete the Merger,” beginning on page 76. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.
HSR Act and Other Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until Eventbrite and Bending Spoons each file a notification and report form with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the DOJ, and the applicable waiting period thereunder has expired or been terminated. Eventbrite and Bending Spoons filed their respective HSR Act notifications on December 31, 2025. Bending Spoons will withdraw its notification and report form pursuant to the HSR Act on January 30, 2026 and refile on February 3, 2026. The waiting period under the HSR Act will then expire no later than March 5, 2026, unless extended by a request for additional information or documentary material.
At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act or the equivalent under any other applicable competition and investment screening laws, as required, the Antitrust Division of the DOJ, the FTC or any other competition authority, as applicable, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. In addition, at any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, or the equivalent under any other applicable competition and investment screening laws, as required, if applicable, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

TERMS OF THE MERGER AGREEMENT
The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the merger agreement were made for purposes of the merger agreement and as of specific dates, were for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by Bending Spoons, Merger Sub and Eventbrite in connection with negotiating the terms of the merger agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure schedules to the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between Bending Spoons, Merger Sub and Eventbrite, and may be subject to standards of materiality applicable to such parties that differ from those generally applicable to investors. In reviewing the representations, warranties, covenants and agreements contained in the merger agreement or any description thereof in this summary, it is important to bear in mind that such representations, warranties, covenants and agreements or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Bending Spoons, Merger Sub and Eventbrite or any of their respective affiliates or businesses except as expressly stated in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Bending Spoons, Merger Sub and Eventbrite because the parties to the merger agreement may take certain actions that are either expressly permitted in the confidential disclosure schedules to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The terms of the merger agreement are described below, and the merger agreement is attached as Annex A hereto, with the intention of providing you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Eventbrite and our business. Please see the section entitled “Where You Can Find More Information” beginning on page 103.
Structure of the Merger
Upon the terms and subject to the conditions of the merger agreement and in accordance with the applicable provisions of the DGCL, on the closing date and at the effective time, Merger Sub will merge with and into Eventbrite, with Eventbrite continuing as the surviving corporation and as a wholly-owned subsidiary of Bending Spoons. The merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL.
Closing and the Effective Time of the Merger
The closing of the merger will take place at 8:00 a.m., Pacific Time, on the third (3rd) business day after the satisfaction or, to the extent not prohibited by applicable law, waiver of all of the applicable conditions set forth in the merger agreement (as described below under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Conditions to the Closing of the Merger” beginning on page 80) (other than those conditions that by their terms are to be satisfied or waived at the closing of the merger, but subject to the fulfillment or, to the extent not prohibited by applicable law, waiver of those conditions at the closing), or another time or date as agreed to by Bending Spoons, Merger Sub and Eventbrite.
On the closing date, or on such date as Bending Spoons and Eventbrite may mutually agree, the parties will file a certificate of merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings required under the DGCL to consummate the merger. The merger will become effective upon the filing of the certificate of merger, or at such later date and time as is agreed upon by the parties and specified in the certificate of merger.

Directors and Officers; Certificate of Incorporation; Bylaws
At the effective time, the directors of Merger Sub immediately prior to the effective time or such other individuals designated by Bending Spoons as of the effective time will be appointed as the initial directors of the surviving corporation, each to hold office, from and after the effective time, in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Eventbrite immediately prior to the effective time, from and after the effective time, will continue as the officers of the surviving corporation, each to hold office until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
At the effective time, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated in their entirety to be the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time, except that (i) references to Merger Sub will be automatically amended and become references to the surviving corporation, (ii) provisions of the certificate of incorporation relating to the incorporator of Merger Sub will be omitted and (iii) changes necessary in order to give full effect to the provisions described under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Directors’ and Officers’ Indemnification and Insurance” beginning on page 79 will be made.
Merger Consideration
Class A Common Stock and Class B Common Stock
At the effective time and without any action on the part of Bending Spoons, Merger Sub, Eventbrite or the holders of any securities, each share issued and outstanding immediately prior to the effective time (other than dissenting shares and certain shares to be canceled or converted pursuant to the merger agreement), will automatically be converted into the right to receive $4.50 in cash, without interest, subject to any withholding of taxes required by applicable law. As of the effective time, all such shares will no longer be outstanding and will automatically be canceled and cease to exist, and will thereafter represent only the right to receive the merger consideration in accordance with the terms of the merger agreement.
If, during the period between the date of the merger agreement and the effective time, any change in the number of outstanding shares occurs as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of equity interests convertible into or exchangeable for shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the merger consideration and any other amounts payable pursuant to the merger agreement will be equitably adjusted, without duplication, to reflect such event and provide holders of shares the same economic effect as contemplated by the merger agreement prior to such event; provided, that, the foregoing will not be deemed to permit or authorize the taking of any action that is not otherwise authorized or permitted to be taken pursuant to the terms of the merger agreement (including, without limitation, the provisions relating to the conduct of Eventbrite’s and its subsidiaries’ businesses prior to the consummation of the merger).
Treatment of Equity Compensation
Stock Options. Each Eventbrite option granted under a Company Equity Plan that is outstanding and unexercised immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares underlying the Eventbrite option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price of such Eventbrite option. Any Eventbrite option with an exercise price that is equal to or greater than the merger consideration will be cancelled and converted into the right to receive (without interest) a cash payment determined based on a Black-Scholes model.
Restricted Stock Units. Each Eventbrite RSU that is outstanding immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to (i) the total number of shares underlying such Eventbrite RSU, multiplied by (ii) the merger consideration.
Performance-Based Restricted Stock Units. Each Eventbrite PSU that is outstanding immediately prior to the effective time (whether vested or unvested) will, at the effective time, be canceled and converted into the right to receive (without interest) an amount in cash equal to (i) the total number of shares underlying such Eventbrite PSU (with performance achievement assessed at target (or, with respect to any performance period that has been completed prior to the effective time, actual performance in accordance with the applicable Eventbrite PSU, if higher than target)) multiplied by (ii) the merger consideration.
Employee Stock Purchase Plan. The final offering period under the Eventbrite ESPP commenced on December 1, 2025, and will end on an exercise date that will be the earlier of (i) May 29, 2026 (the last business day on or before May 31, 2026), and (ii) no later than one (1) business day prior to the closing of the merger. On such exercise date, Eventbrite will apply each participant’s credited funds in their Eventbrite ESPP account to the purchase of whole shares, each of which will be cashed out for an amount equal to the merger consideration, and cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable; provided, that, the maximum number of shares in connection with the final offering period will not exceed 200,000 shares, and in the event the offering is shortened, Eventbrite will make any pro rata adjustments that may be necessary to reflect such shortened offering.
Exchange Procedures
Prior to the effective time, Bending Spoons will designate a nationally recognized bank or trust company to act as the paying agent (whose identity and terms of designation and appointment must be reasonably acceptable to Eventbrite) for the payment of the merger consideration to holders of Eventbrite shares, which we refer to as the paying agent. At or prior to the effective time, Bending Spoons will deposit, or cause to be deposited, with the paying agent, a cash amount which is equal to the aggregate merger consideration to which holders of shares will be entitled to at the effective time pursuant to the merger agreement, as described above under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Merger Consideration - Class A Common Stock and Class B Common Stock” beginning on page 65, except that no deposits are required with respect to any dissenting shares.
No holder of non-certificated shares represented by book-entry (which we refer to as book-entry shares) will be required to deliver a certificate or, in the case of holders of such book-entry shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. Instead, each holder of record of one or more book-entry shares held through The Depository Trust Company whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement will automatically, upon the effective time, be entitled to receive, and Bending Spoons will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the effective time, in respect of each such book-entry share, a cash amount in immediately available funds equal to the merger consideration payable in respect of each such book-entry share (without interest and after giving effect to any required tax withholdings), and such book-entry shares will be canceled.
For book-entry shares not held through The Depository Trust Company, as soon as practicable after the effective time (and in no event later than three (3) business days after the effective time), the surviving corporation will cause the paying agent to mail to each person that was, immediately prior to the effective time, a holder of record of book-entry shares, whose shares were converted into the right to receive the merger consideration:
•	a letter of transmittal which will be in such form as Bending Spoons, Eventbrite and the paying agent reasonably agree; and
•	instructions for returning such letter of transmittal in exchange for the merger consideration.
Upon delivery of a duly executed letter of transmittal to the paying agent, the holder of such book-entry shares so surrendered will be entitled to receive the merger consideration payable in respect of such book-entry shares pursuant to the terms of the merger agreement, and any such book-entry shares so surrendered will be canceled at the effective time.
If payment of the merger consideration is to be made to a person other than the person in whose name any surrendered book-entry share is registered, it will be a condition precedent of payment that a proper transfer instruction is presented for such book-entry share, and the person requesting such payment will have paid any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the book-entry share so surrendered and will have established to the satisfaction of the surviving corporation that such taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the book-entry shares.

No Transfers Following Effective Time
At the effective time, the stock transfer books of Eventbrite will be closed, and there will be no further registration of transfers of shares on the records of Eventbrite other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the effective time.
Termination of Payment Fund
Any portion of the funds (including any interest received with respect thereto) made available to the paying agent that remains unclaimed by the holders of book-entry shares one (1) year after the effective time will be returned to the surviving corporation or an affiliate designated by the surviving corporation, upon demand, and any such holder who has not transferred its book-entry shares for the merger consideration prior to such time will thereafter look only to Bending Spoons and the surviving corporation (subject to abandoned property, escheat or other similar laws) for delivery of the merger consideration without interest and subject to any withholding of taxes required by applicable law, in respect of such holder’s surrender of their book-entry shares. Any portion of the merger consideration remaining unclaimed by the holders of book-entry shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation or an affiliate designated by the surviving corporation, free and clear of any claim or interest of any person previously entitled thereto. None of Bending Spoons, Merger Sub, the surviving corporation, the paying agent or their respective affiliates will be liable to any holder of a book-entry share for merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Withholding Rights
Each of Eventbrite, Bending Spoons, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable law. To the extent that amounts are so deducted or withheld and paid to the appropriate governmental entity in accordance with applicable law, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made.
Appraisal Rights
Any dissenting shares will not be converted into the right to receive the merger consideration. At the effective time, all dissenting shares will be canceled and cease to exist, and the holders of such dissenting shares will only be entitled to such rights as are granted by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses their right to appraisal under the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, the right of the holder to be paid the fair value of such dissenting shares will cease and the dissenting shares will be deemed to have been converted, as of the effective time, into and will be exchangeable solely for the right to receive the merger consideration without interest and subject to any withholding of taxes required by applicable law, upon surrender of the book-entry shares that formerly evidenced such shares. Eventbrite has agreed to provide Bending Spoons prompt notice of any demands (and copies of any written demands) received by Eventbrite for appraisal of shares, any withdrawals (or attempted withdrawals) of any such demands and any other instruments served pursuant to the DGCL and received by Eventbrite relating to rights to be paid the fair value of dissenting shares, and Bending Spoons will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the effective time, Eventbrite has agreed not to voluntarily make or offer any payment with respect to, or settle or compromise (or offer to settle or compromise), any such demands or agree to do any of the foregoing, in each case without the prior written consent of Bending Spoons.
Representations and Warranties
The merger agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications, including, without limitation, “materiality” and “material adverse effect” qualifications. Please see the definition of “material adverse effect” in this section beginning on page 69. The representations and warranties of Eventbrite in the merger agreement relate to, among other things:
•	due organization, valid existence, good standing and qualification to do business;
•
capitalization, including the number of shares of Class A common stock, Class B common stock, preferred stock, options and other stock-based awards outstanding and the ownership and capitalization of Eventbrite’s direct and indirect subsidiaries;

•	the absence of restrictions with respect to the shares of common stock of Eventbrite and equity securities of its direct and indirect subsidiaries;
•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;
•	the approval and recommendation by the Eventbrite Board of the merger agreement, the voting and support agreement and the transactions contemplated by the merger agreement;
•	inapplicability of anti-takeover statutes or similar laws and no stockholder rights plan, poison pill or similar device in effect;
•	the absence of any conflicts with or violations of organizational documents and other agreements or laws;
•	required filings with, and consents from, governmental entities in connection with the transactions contemplated by the merger agreement;
•
compliance with SEC filing requirements, including the accuracy of the information contained in such documents and compliance with GAAP, and the rules and regulations of the SEC with respect to consolidated financial statements contained therein;

•	internal controls and procedures relating to financial reporting;
•	absence of undisclosed liabilities;
•
the absence of certain material changes or events in the business of Eventbrite, including that, from December 31, 2024 to the date of the merger agreement, there has not been a material adverse effect;

•	matters pertaining to this proxy statement;
•	absence of certain litigation, proceedings or orders;
•	compliance with applicable laws and orders;
•	the possession of required permits necessary for the conduct of Eventbrite and its subsidiaries’ business, and absence of governmental investigations;
•	employee benefit matters;
•	employee and labor matters;
•	environmental matters;
•	real property and title to assets;
•	tax matters;
•	material contracts;
•	intellectual property, data privacy and security;
•	insurance matters;
•	the absence of any undisclosed broker’s fee;
•	the receipt by the Eventbrite Board of an opinion of Eventbrite’s financial advisor; and
•	top customers and top vendors.
The representations and warranties of Bending Spoons and Merger Sub in the merger agreement relate to, among other things:
•	due organization, valid existence, good standing and power and authority to do business;
•	corporate authorization of the merger agreement and the transactions contemplated by the merger agreement and the valid and binding nature of the merger agreement;
•	the absence of any conflicts with or violations of organizational documents and other agreements or laws;

•	required filings with, and consents from, governmental entities in connection with the transactions contemplated by the merger agreement;
•	absence of litigation, proceedings or orders;
•	financing;
•	matters pertaining to this proxy statement;
•	ownership of company common stock;
•	ownership of Merger Sub; and
•	the absence of any undisclosed broker’s fee.
Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or a “material adverse effect” as applicable. For purposes of the merger agreement, when referencing Eventbrite, a “material adverse effect,” means any change, event, state of facts, occurrence, effect or development that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of Eventbrite and its subsidiaries, taken as a whole or (ii) prevents, or would reasonably be expected to prevent, the consummation of the transactions in accordance with the terms of the merger agreement, or materially impairs, or would reasonably be expected to materially impair, the ability of Eventbrite and its subsidiaries to enter into the merger agreement, perform its obligations thereunder or consummate the transactions in accordance with the terms thereof, and when referencing Bending Spoons, a “material adverse effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, Bending Spoons’ or Merger Sub’s ability to consummate the transactions contemplated by the merger agreement in accordance with the terms and conditions set forth therein.
However, when referencing Eventbrite, adverse effects arising out of the following, alone or in combination, will not constitute or contribute to a material adverse effect:
•	operating, business, regulatory or other conditions generally affecting and applicable to the industries in which Eventbrite and its subsidiaries operate their business;
•
global, national or regional political, legislative, financial, economic, energy, capital market (including the prevailing interest rates, inflation or inflation rates, credit markets or exchange rates) or business conditions, including hostilities, acts of war, military activity, cyber-attacks on the United States or any other country by a state or other geopolitical actor, sabotage or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof);

•	changes in GAAP or any changes in applicable laws or the enforcement or the interpretation thereof, in each case, after the date of the merger agreement;
•	hurricanes, earthquakes, floods or other natural disasters and other force majeure events in the United States or any other country or region in the world;
•	any epidemic, pandemic or disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal);
•
any effect arising from the execution or announcement of the merger agreement or pendency of the consummation of the transactions contemplated by the merger agreement (including the identity of Bending Spoons), including any impact on Eventbrite’s and its subsidiaries’ relationships with employees, contractors, customers, suppliers, distributors, regulators or business partners (provided, that, this clause does not apply to the “no conflicts” representation);

•	any transaction litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement;

•
any change in the market price or trading volume of the Class A common stock or the credit rating of Eventbrite and any changes in any analysts’ recommendations or ratings with respect to Eventbrite (provided, that, the underlying causes of and reasons for any such change may be taken into account in determining whether a material adverse effect has occurred); or

•
the failure of Eventbrite and its subsidiaries to meet or achieve the results set forth in any internal, published or analysts’ expectations or projections, performance measures, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided, that, the underlying causes of any such failure will be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect, unless any such cause is otherwise specifically excluded by one of the other clauses of this definition).

However, any change, event, state of facts, occurrence, effect or development arising out of or referred to in any of the first five (5) bullets above may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect to the extent it adversely affects the business of Eventbrite and its subsidiaries in a materially disproportionate manner in comparison to other participants in industries that are the same or substantially similar to the industries in which Eventbrite and its subsidiaries operate their businesses.
None of the representations and warranties contained in the merger agreement survive the consummation of the merger.
Conduct of Business Pending the Merger
From the date of the merger agreement until the earlier of the effective time and the valid termination of the merger agreement, except (i) as set forth in the confidential disclosure schedules to the merger agreement or as otherwise expressly contemplated by any other provision of the merger agreement, (ii) as required by applicable law or (iii) with the prior written consent of Bending Spoons (such consent not to be unreasonably withheld, conditioned or delayed), Eventbrite will, and will cause each Eventbrite subsidiary to, use commercially reasonable efforts to conduct its operations in all material respects only in the ordinary course of business and to substantially preserve the goodwill and current relationships of Eventbrite and each of its subsidiaries with customers, suppliers, vendors, resellers, licensors, licensees, governmental entities and other persons with which Eventbrite or any of its subsidiaries has significant business relations.
In addition, except (i) as set forth in the confidential disclosure schedules to the merger agreement or as otherwise expressly contemplated by any other provision of the merger agreement, (ii) as required by applicable law or (iii) with the prior written consent of Bending Spoons (such consent not to be unreasonably withheld, conditioned or delayed), Eventbrite will not and will not permit any of its subsidiaries to, between the date of the merger agreement and the earlier of the effective time or the termination of the merger agreement, directly or indirectly, subject to certain exceptions, take any of the following actions:
•	amend the certificate of incorporation or bylaws or equivalent organizational documents of Eventbrite or any of its subsidiaries;
•
(i) form any subsidiary, (ii) enter into any new line of business that would materially change the business of Eventbrite and its subsidiaries, taken as a whole, as of the date of the merger agreement, or abandon or discontinue any material and existing line of business, (iii) authorize or effect any material change to the principal business of Eventbrite and its subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, or (iv) agree to any covenant materially limiting the ability of Eventbrite or any of its affiliates or subsidiaries to compete or engage in any line of business or to compete with any person in any geographic area;

•
issue, sell, pledge, dispose of, grant, transfer or encumber any shares of common stock of, or other equity interests in, Eventbrite or any of its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such common stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such common stock or other equity interests or such convertible or exchangeable securities of Eventbrite or any of its subsidiaries, other than the issuance of shares upon the exercise of Eventbrite options or settlement of Eventbrite RSUs or Eventbrite PSUs, or the issuance of shares pursuant to the Eventbrite ESPP, in each case, to the extent such right is outstanding as of the date of the merger agreement or is granted not in contravention of the merger agreement and in accordance with their terms;

•
sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property (including leased real property) or assets of Eventbrite or any of its subsidiaries (other than intellectual property) having a value in excess of $250,000 individually or $500,000 in the aggregate, except (i) between or among Eventbrite and any of its wholly-owned subsidiaries (or between or among any such subsidiaries), (ii) with respect to leased real property, terminations at the end of the term of the applicable lease agreement or (iii) as required pursuant to existing contracts as of the date of the merger agreement;

•
sell, assign, pledge, transfer, encumber, exclusively license or sublicense, abandon, allow to lapse or otherwise dispose of any material Eventbrite-owned intellectual property, except for (i) expiration of any Eventbrite-owned intellectual property at the end of its statutory term or (ii) otherwise in the ordinary course of business;

•
declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its common stock or other equity interests, except for dividends paid by a wholly-owned subsidiary of Eventbrite to Eventbrite or another wholly-owned subsidiary of Eventbrite;

•
reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its common stock or other equity interests, except with respect to any wholly-owned subsidiary of Eventbrite;

•
merge or consolidate Eventbrite or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Eventbrite or any of its subsidiaries, except with respect to any wholly-owned subsidiaries of Eventbrite;

•
acquire any material assets (including, without limitation, any owned real property or leased real property) (other than acquisitions of raw materials, inventory held for sale and other property in the ordinary course of business) or any other person or business of any other person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), other than acquisitions (a) with a purchase price not greater than $250,000 individually and not greater than $500,000 in the aggregate; or (b) pursuant to agreements in effect prior to the execution of the merger agreement or those listed in the confidential disclosure schedules to the merger agreement;

•
assume, guarantee or incur any indebtedness for borrowed money or issue any debt securities, in each case, in an aggregate principal amount in excess of $500,000, except for intercompany loans between or among any of Eventbrite and its direct or indirect wholly-owned subsidiaries;

•
make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business consistent with past practice or between or among Eventbrite and any of its direct or indirect wholly-owned subsidiaries) in excess of $500,000 in the aggregate;

•
assign, terminate, materially amend or waive any material right under any material contract or enter into any contract that, if existing on the date of the merger agreement, would have been a material contract (other than (i) terminations, extensions or renewals as a result of the expiration of the term of such material contract, (ii) entering into any contract that is on the Eventbrite’s standard form contract, or (iii) entering into or materially amending any contract with a customer, creator or vendor in the ordinary course of business);

•
except to the extent required by the existing terms of any Eventbrite benefit plan, (i) increase the compensation or benefits payable or to become payable to service providers or grant or award any compensation or benefits, (ii) amend or terminate any Eventbrite benefit plan, or establish, adopt, or enter into any new arrangement that if in effect on the date of the merger agreement would be an Eventbrite benefit plan, (iii) accelerate vesting, exercisability or funding under any Eventbrite benefit plan, (iv) terminate (other than for cause) the employment of any employee with an annual base compensation of $250,000 or more or hire any employee or (v) modify, extend or enter into, or agree to assume or otherwise be bound by, any labor agreement;

•
implement or announce any “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Notification Act (which we refer to as the WARN Act), or implement or announce any other action which would trigger the notice requirements of the WARN Act;

•
(i) voluntarily recognize any union as the bargaining representative of any employee of Eventbrite or any subsidiary of Eventbrite; or (ii) enter into, terminate or materially modify or amend any labor agreement;

•
(i) settle or agree to settle any proceeding other than settlements or agreements that involve the payment of monetary damages not in excess of $750,000 in the aggregate (net of Eventbrite’s litigation loss reserve and any insurance coverage maintained by Eventbrite or any of its subsidiaries), in any case, without the imposition of equitable relief on, or the admission of wrongdoing by, Eventbrite or any of its subsidiaries, or (ii) commence or threaten to commence any proceeding or make any demand that could involve any payment of monetary damages in excess of $750,000 in the aggregate;

•
other than as required by GAAP, make any capital expenditures in excess of $500,000 above the aggregate amount of capital expenditures set forth in the capital expenditures budget made available to Bending Spoons;

•
other than in the ordinary course of business: (i) make, change or revoke any material tax election, (ii) make any material change in any accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity, or change or revoke any material accounting period or method with respect to taxes, unless otherwise required by applicable law, (iii) enter into any material settlement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any tax claim, notice, audit, assessment or dispute, (iv) surrender any right to claim a material tax refund, (v) file any material amended tax Return, (vi) consent to any extension or waiver of the statute of limitations period applicable to a material tax claim or assessment or (vii) request or enter into any ruling with a tax authority with respect to taxes;

•
materially modify the terms and conditions under which Eventbrite’s products and services are offered to customers (other than in the ordinary course of business or as may be required to comply with applicable law);

•
make any material amendments to Eventbrite’s insurance policies, or fail to use commercially reasonable efforts to maintain Eventbrite’s insurance policies in effect as of the date of the merger agreement or comparable replacement policies with respect to the material assets, operations and activities of Eventbrite and its subsidiaries;

•
modify any privacy policy or the operation or security of any Eventbrite systems in any manner that is materially adverse to Eventbrite or any of its subsidiaries, except as required by applicable law, including in a manner that would restrict the ability of Eventbrite or any of its subsidiaries to process personal data currently processed by Eventbrite or its subsidiaries (beyond the restrictions currently contained in such privacy policies), unless required otherwise by information privacy requirements;

•
convene any special meeting of Eventbrite stockholders (or postpone or adjourn any special meeting), or propose any matters for consideration and a vote of Eventbrite stockholders (other than the special meeting for purposes of approving the merger agreement or any special meeting duly called by Eventbrite stockholders); or

•	authorize or enter into any contract, or otherwise make any commitment to do any of the foregoing.
Additional Agreements
No Solicitation
As promptly as possible after the date of the merger agreement, Eventbrite agreed to cease any discussions or negotiations with any person (other than Bending Spoons) and its affiliates and representatives related to, or that could reasonably be expected to lead to, an acquisition proposal (including through any provision of non-public information regarding Eventbrite and its subsidiaries). Eventbrite also agreed to promptly request that each person (other than Bending Spoons and its representatives) that has executed a confidentiality agreement in connection with such person’s consideration of a transaction with Eventbrite return or destroy all confidential information furnished to such person by or on behalf of Eventbrite in connection with any such discussions or negotiations and terminate the access of any person (other than Bending Spoons and its representatives) to any physical or electronic data room related to a potential acquisition proposal.

Except as permitted by the merger agreement, from the date of the merger agreement until the earlier to occur of the valid termination of the merger agreement and the effective time, Eventbrite will not, will cause its subsidiaries not to, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly:
•
solicit, initiate, knowingly encourage or facilitate the making or submission of any acquisition proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the merger agreement (such as answering unsolicited phone calls) will not be deemed to facilitate for purposes of, or otherwise constitute a violation, of this provision);

•
furnish to any person (other than to Bending Spoons, Merger Sub or their respective representatives) any non-public information relating to Eventbrite or any of its subsidiaries or afford to any person (other than Bending Spoons or Merger Sub and their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Eventbrite or any of its subsidiaries, in any such case that relates to or could reasonably be expected to lead to an acquisition proposal;

•	participate in or engage in discussions or negotiations with any person that relates to or could reasonably be expected to lead to an acquisition proposal;
•	grant any waiver or release under Section 203 of the DGCL or any other state takeover law; or
•
enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction, other than an acceptable confidentiality agreement.

Notwithstanding the foregoing, under certain circumstances, at any time prior to obtaining the requisite stockholder approval for the merger proposal, following receipt of an acquisition proposal after the date of the merger agreement that the Eventbrite Board determines in good faith (i) after consultation with Eventbrite’s financial advisor and outside legal counsel, constitutes, or would reasonably be expected to lead to, a superior proposal and (ii) after consultation with Eventbrite’s outside legal counsel, that the failure to engage with such third-party would be, or would reasonably be likely to be, inconsistent with its fiduciary duties under applicable law, Eventbrite may, following such third-party executing an acceptable confidentiality agreement, directly or indirectly through one or more of its representatives:
•	participate or engage in discussions or negotiations;
•	furnish non-public information relating to Eventbrite or any of its subsidiaries; or
•
afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Eventbrite or any of its subsidiaries pursuant to an acceptable confidentiality agreement.

Eventbrite will promptly, and, in any event, within forty-eight (48) hours after the receipt thereof, notify Bending Spoons and Merger Sub in writing if any acquisition proposal (or inquiry or offer that could reasonably be expected to lead to an acquisition proposal) is received by Eventbrite or any of its affiliates or representatives, including the Eventbrite Board. Such notice must include (i) the identity of the person making the acquisition proposal, inquiry or offer, (ii) if in writing, a copy of such acquisition proposal, inquiry or offer (and if available, drafts of any contract to effectuate such acquisition proposal) and copies of any financing commitments and (iii) if made orally, a summary of the material terms and conditions of such acquisition proposal, inquiry or offer.
Eventbrite agreed to keep Bending Spoons and Merger Sub reasonably informed of the status and any material changes to any of the material terms or conditions of any such acquisition proposal, inquiry or offer (including by providing unredacted copies of all amendments and proposed amendments provided to or by Eventbrite or the Eventbrite Board) and to notify Bending Spoons in writing promptly, and, in any event, within forty-eight (48) hours, after it first enters into discussions or negotiations concerning any such acquisition proposal, inquiry or offer or provides non-public information or data to any person in connection therewith or relating thereto.
For purposes of the merger agreement and this proxy statement, “acquisition proposal” means any offer or proposal from a third-party for or relating to an acquisition transaction. An “acquisition transaction” means any direct or indirect (a) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Eventbrite pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold equity interests representing twenty percent (20%) or more of the total outstanding equity interests of Eventbrite (by vote or volume) after giving effect to the consummation of such transaction, (b) sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Eventbrite (including equity interests of any subsidiary of Eventbrite) or its subsidiaries representing twenty percent (20%) or more of the consolidated assets of Eventbrite and its subsidiaries, based on their fair market value as of the date of such transaction, (c) issuance or acquisition, sale or disposition (including by way of merger, tender offer, consolidation, business combination or share exchange) of equity interests representing twenty percent (20%) or more of the outstanding equity interests of Eventbrite (by vote or volume), or (d) combination of the foregoing (in each case, other than the merger or other transactions).
For purposes of the merger agreement and this proxy statement, “superior proposal” means any bona fide written acquisition proposal for an acquisition transaction on terms that the Eventbrite Board has determined in good faith (after consultation with Eventbrite’s financial advisor and outside legal counsel), taking into account all legal, financial (including the financing terms thereof), business, regulatory and other aspects of such acquisition proposal that the Eventbrite Board determines in good faith to be relevant, is more favorable, from a financial point of view, to Eventbrite’s stockholders (in their capacity as such) than the terms of the merger agreement and the Bending Spoons merger and that, if accepted, would reasonably be expected to be completed on the terms set forth therein. For purposes of the reference to an “acquisition proposal” and “acquisition transaction” in the definition of superior proposal, all references to “twenty percent (20%)” in the definition of “acquisition transaction” will be deemed to be references to “fifty percent (50%).”
Change of Recommendation
As described under the section entitled “The Special Meeting - Eventbrite Board of Directors’ Recommendation” beginning on page 27, and subject to the provisions described below, the Eventbrite Board has recommended that the holders of shares vote “FOR” the merger proposal. The merger agreement provides that neither the Eventbrite Board nor any committee thereof will (i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Eventbrite Board recommendation in a manner adverse to Bending Spoons and Merger Sub; (B) adopt, approve or recommend to Eventbrite’s stockholders an acquisition proposal; (C) fail to include the Eventbrite Board recommendation in this Proxy Statement; or (D) fail to publicly reaffirm the Eventbrite Board recommendation, or fail to publicly recommend against any such acquisition proposal, within ten (10) business days after any written request by Bending Spoons to do so following the public announcement of any acquisition proposal (or such fewer number of days as remains prior to Eventbrite’s special meeting, so long as such request is made at least two (2) business days prior to the meeting), it being understood that Eventbrite will have no obligation to make such reaffirmation on more than two (2) separate occasions (we refer to any action described in clauses (A), (B), (C) and (D) as an Eventbrite Board recommendation change); or (ii) cause or permit Eventbrite or any of its subsidiaries to enter into an alternative acquisition agreement.
Notwithstanding anything to the contrary in the merger agreement, at any time prior to obtaining the requisite stockholder approval for the merger proposal, if Eventbrite receives a bona fide written acquisition proposal that did not result from a breach of its obligations described in the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - No Solicitation” beginning on page 72, that the Eventbrite Board determines in good faith (after consultation with Eventbrite’s financial advisor and outside legal counsel) constitutes a superior proposal, then the Eventbrite Board may effect an Eventbrite Board recommendation change with respect to such acquisition proposal or authorize Eventbrite to terminate the merger agreement in accordance with the terms and subject to the conditions set for therein to enter into an alternative acquisition agreement only if:
•
the Eventbrite Board determines in good faith (after consultation with Eventbrite’s outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•
Eventbrite has provided prior written notice to Bending Spoons and Merger Sub at least four (4) business days in advance (which we refer to as the notice period) that the Eventbrite Board has received a superior proposal and intends to take such action, which notice must include the identity of the person making the superior proposal, an unredacted copy of the superior proposal that is the basis for the proposed action, it being understood that the delivery of a notice of superior proposal or any amendment or update thereto or the determination to so deliver such notice will not in and of itself constitute an Eventbrite Board recommendation change, so long as such notices are delivered privately to Bending Spoons and would not reasonably be expected to require public disclosure thereof;

•
prior to taking such action, Eventbrite and its representatives, during the notice period, have negotiated with Bending Spoons and its representatives in good faith (to the extent that Bending Spoons desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement such that, after taking into account any adjustments to the terms and conditions of the merger agreement proposed by Bending Spoons, the Eventbrite Board would no longer determine that the failure to make an Eventbrite Board recommendation change in response to such acquisition proposal would be inconsistent with its fiduciary duties pursuant to applicable law or such acquisition proposal would cease to constitute a superior proposal (in the event of any material amendments or revisions to such acquisition proposal (including any change to any material economic terms, including price, in each case, which shall be deemed a material amendment or revision for this purpose), Eventbrite is required to deliver a new written notice to Bending Spoons and Merger Sub (the notice period in respect of such new written notice will be two (2) business days)); and
•
in the event of any termination of the merger agreement in order to cause or permit Eventbrite to enter into an alternative acquisition agreement with respect to such acquisition proposal, Eventbrite must have validly terminated the merger agreement, including paying the termination fee.

For a description of the termination fee, see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84.
In addition to the foregoing, at any time prior to obtaining the requisite stockholder approval for the merger proposal, the Eventbrite Board may effect an Eventbrite Board recommendation change in connection with an intervening event only if the Eventbrite Board determines in good faith (after consultation with Eventbrite’s outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable law only if:
•
Eventbrite has provided prior written notice to Bending Spoons and Merger Sub at least three (3) business days in advance that the Eventbrite Board intends to effect an Eventbrite Board recommendation change, which notice must describe the applicable intervening event in reasonable detail; and

•
prior to effecting such Eventbrite Board recommendation change, Eventbrite and its representatives, during such three (3)-business day period, must have negotiated with Bending Spoons and its representatives in good faith (to the extent Bending Spoons desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the Eventbrite Board’s failure to make an Eventbrite Board recommendation change in connection with such intervening event would no longer be reasonably likely to be inconsistent with the fiduciary duties of the Eventbrite Board pursuant to applicable law, as determined in good faith by the Eventbrite Board after consultation with Eventbrite’s outside legal counsel.

For purposes of the merger agreement and this proxy statement, “intervening event” means any effect, change, event, circumstance, condition, development, state of fact or occurrence first arising after the date of the merger agreement that (a) was not known to, or reasonably foreseeable by, the Eventbrite Board as of the date of the merger agreement and (b) does not relate to any acquisition proposal.
Notwithstanding the foregoing, nothing in the merger agreement will prohibit Eventbrite from complying with its disclosure obligations to the extent required pursuant to applicable U.S. federal or state law with regard to an acquisition proposal; provided, that, no such action or disclosure will be deemed to permit Eventbrite or the Eventbrite Board to effect an Eventbrite Board recommendation change except in accordance with the requirements of the merger agreement.
Efforts to Obtain Required Stockholder Approvals
Unless the merger agreement has been earlier terminated, including pursuant to Eventbrite’s right to terminate the merger agreement to enter into an agreement with respect to a superior proposal (see the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Change of Recommendation” beginning on page 74), Eventbrite has agreed to hold a special meeting and to use its reasonable best efforts to solicit votes of the Eventbrite stockholders in favor of obtaining the requisite stockholder approval for the merger proposal, and the Eventbrite Board, subject to certain exceptions as previously noted, will include its recommendation in this proxy statement.
Eventbrite may postpone or adjourn the special meeting from time to time, but on not more than three (3) occasions:
•	with the prior written consent of Bending Spoons;

•
to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure, which the Eventbrite Board (after consultation with outside legal counsel) has determined in good faith is necessary or advisable, and for such supplemental or amended disclosure to be disseminated and reviewed by Eventbrite’s stockholders prior to the special meeting;

•
if as of the time for which the special meeting is originally scheduled (as set forth in this proxy statement) or is scheduled to reconvene following an adjournment thereof, there are insufficient shares represented (either in person (including virtually) or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time Eventbrite has not received proxies sufficient to allow the receipt of the requisite approval for the merger proposal at the special meeting; or

•	to the extent required by applicable law.
No postponement or adjournment may delay the special meeting by more than twenty (20) business days from the originally scheduled date or ten (10) business days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the outside date, without the prior written consent of Bending Spoons.
Efforts to Complete the Merger
Eventbrite, Merger Sub and Bending Spoons have agreed to use their respective reasonable best efforts to take all actions and to do, or cause to be done, all things necessary under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable.
In furtherance and not in limitation of the undertakings pursuant to the reasonable best efforts provisions of the merger agreement, each of Bending Spoons, Merger Sub and Eventbrite will use its reasonable best efforts to accomplish the following:
•
obtain any consents, approvals or waivers required to be obtained from third parties in connection with the transactions, including under any contract to which Eventbrite or Bending Spoons or any of their respective subsidiaries is a party or by which such person or any of their respective properties or assets may be bound;

•
obtain all necessary actions or nonactions, waivers, approvals, orders and authorizations from governmental entities (including those in connection with applicable competition and investment screening laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including in connection with applicable competition and investment screening laws); and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully carry out the purposes of the merger agreement.
Subject to applicable law and the requirements of applicable governmental entities, Eventbrite and Bending Spoons and their respective counsel will, in connection with the efforts referenced above:
•	furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request;
•
where legally permissible, have the right to review in advance, and to the extent practicable each will consult with the other party in connection with all of the information relating to Eventbrite or Bending Spoons, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any governmental entity in connection with any of the transactions contemplated by the merger agreement;

•
where legally permissible, keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated in the merger agreement, including by promptly furnishing each other with copies of notices or other written substantive communications received by Eventbrite or Bending Spoons, as the case may be, or any of their respective subsidiaries, from any governmental entity with respect to such transactions; and

•
to the extent legally permissible and practicable under the circumstances, provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement.

In furtherance and not in limitation of the foregoing, each of Eventbrite and Bending Spoons will, and will cause their respective affiliates to, make or cause to be made all filings required under the HSR Act within twenty (20) business days after the date of the merger agreement.
Notwithstanding anything to the contrary contained in the merger agreement, but without limiting Bending Spoons’ and Merger Sub’s obligations set forth in the merger agreement, Bending Spoons will have the right to, on behalf of the parties, control and direct all communications and strategy in dealing with any governmental entity under the HSR Act or other competition and investment screening laws; provided, that, Bending Spoons will consider in good faith the views and comments of Eventbrite and its outside counsel with respect to such communications and strategies.
Notwithstanding anything to the contrary contained in the merger agreement, Bending Spoons will take, or cause to be taken, all actions necessary to avoid, eliminate, and resolve any and all impediments under applicable competition and investment screening laws that may be asserted by any governmental entities or any other person in connection with the transactions contemplated by the merger agreement, including:
•
resisting, contesting or defending any proceeding (including administrative or judicial proceedings) by, before or involving any court of any governmental entity challenging the merger or the completion of the transactions contemplated in the merger agreement;

•
proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, separation, licensing or disposition of any assets, properties or businesses of Eventbrite or Bending Spoons or any of their respective subsidiaries; and

•
accepting any operational restrictions or otherwise taking or committing to take actions that may limit Bending Spoons’ or any of its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Bending Spoons or Eventbrite or any of their respective subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the closing, as applicable.

Notwithstanding the foregoing, neither party nor any of its respective affiliates or subsidiaries shall be required to take any remedial action, and Eventbrite shall not take or permit any of its subsidiaries to take, without the prior written consent of Bending Spoons, any remedial action that is not conditioned on the consummation of the transactions contemplated. Further, none of Bending Spoons or any of its subsidiaries will be required to (i) accept any operational restrictions or otherwise take or commit to take actions that limit freedom of action of or (ii) sell, divest, separate or dispose of any assets, properties or businesses of (A) Bending Spoons or any of its subsidiaries if any such operational restrictions, divestitures or actions, as applicable, would reasonably be expected to give rise to or result in a material adverse effect on the value of Bending Spoons and its subsidiaries, taken as a whole, or (B) Eventbrite or any of its subsidiaries if any such operational restrictions, divestitures or actions, as applicable, would reasonably be expected to give rise to or result in a material adverse effect on the value of Eventbrite and its subsidiaries, taken as a whole.
From and after December 1, 2025 until the earlier of the closing of the transactions contemplated by the merger agreement and the valid termination of the merger agreement, neither Bending Spoons nor its subsidiaries will acquire or agree to acquire any entity, business, equity or assets of any person, including any individual, entity, or group, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to prevent or delay beyond the outside date the receipt of any nonactions, waivers, approvals, orders and authorization from governmental entities (including those in connection with applicable competition and investment screening laws) in connection with the merger or the other transactions contemplated by the merger agreement. Notwithstanding the foregoing, neither Bending Spoons nor any of its affiliates or subsidiaries are prohibited or restricted from acquiring any entity, business, equity or assets of any person in accordance with the terms of, or performing any of its obligations under or consummating any of the transactions contemplated by, any definitive agreement entered into by any such person prior to December 1, 2025.
Employee Benefits Matters
During the one (1)-year period following the closing, Bending Spoons will provide or will cause the Bending Spoons subsidiaries, including Eventbrite after the merger, which we refer to as the surviving corporation, to provide to each employee of Eventbrite and its subsidiaries who remains employed after the closing, which we refer to as continuing employees, (i) base salary or wages and (ii) target and maximum short-term cash incentive compensation opportunities that are not less than those provided to the continuing employees immediately prior to the effective time (provided, that, target and maximum short-term cash incentive compensation opportunities may be reduced on a dollar-for-dollar basis by the amount that the applicable continuing employee’s base salary or wages is increased following the closing). Further, during the period starting on the closing date and ending on December 31, 2026, Bending Spoons will provide or will cause the Bending Spoons subsidiaries, including the surviving corporation, to provide each continuing employee other employee benefits (excluding equity or equity-based compensation, retention, change in control, transaction or one-time bonuses, defined benefit pension, nonqualified deferred compensation benefits, retiree health or welfare benefits or severance benefits) that are no less favorable in the aggregate than the other employee benefits (excluding equity or equity-based compensation, retention, change in control, transaction or one-time bonuses, defined benefit pension, nonqualified deferred compensation benefits, retiree health or welfare benefits or severance benefits) provided to the continuing employees immediately prior to the effective time. For the one-year period following the closing, Bending Spoons will provide or will cause the Bending Spoons subsidiaries, including the surviving corporation, to provide each continuing employee with severance benefits that are no less favorable than the severance benefits set forth in the specified confidential disclosure schedules to the merger agreement.
Eventbrite will pay to its eligible service providers the 2025 annual bonuses at the time when annual bonuses have historically been paid to service providers of Eventbrite; provided, that, Eventbrite reserves the right to pay such annual bonuses immediately prior to the closing of the merger in the event they have not been paid prior to the closing of the merger. However, if the annual bonus plan for the calendar year 2025 is achieved at less than sixty-five percent (65%) of target, Eventbrite may award cash spot bonuses to employees outside of the restricted population (such restricted population including, but not limited to, Eventbrite’s executive officers). With respect to annual bonuses for the calendar year 2026, pursuant to the confidential disclosure schedules to the merger agreement, Eventbrite may establish an annual bonus plan, including incentive targets and performance goals, in the ordinary course of business and consistent with the 2025 annual bonuses.
Bending Spoons will use commercially reasonable efforts, or will cause the Bending Spoons subsidiaries, including the surviving corporation, to use commercially reasonable efforts, to (i) waive any preexisting condition limitations otherwise applicable to continuing employees and their eligible dependents under any plan maintained by Bending Spoons or any of its affiliates (including the surviving corporation) that provides health benefits in which continuing employees are eligible to participate following the closing, other than any limitations that were in effect with respect to such continuing employees as of the closing under the analogous Eventbrite employee benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a continuing employee and his or her eligible dependents under the Eventbrite employee benefit plans in which such continuing employee participated immediately prior to the closing during the portion of the plan year prior to the closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Bending Spoons or any of its affiliates (including the surviving corporation) in which such continuing employee is eligible to participate after the closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a continuing employee and his or her eligible dependents on or after the closing, in each case to the extent such continuing employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Eventbrite employee benefit plan prior to the closing.
With respect to benefit plans maintained by the surviving corporation (including any vacation, paid time-off and severance plans), for the purposes of eligibility to participate, level of benefits and vesting, Bending Spoons will, or will cause the Bending Spoons subsidiaries, including the surviving corporation, to treat each continuing employee’s service with Eventbrite or any of its subsidiaries (including any predecessors to either), as reflected in Eventbrite’s records, as service with the surviving corporation; provided, however, that, such service need not be recognized to the extent that such recognition would result in any duplication of benefits with respect to the same period of service and the foregoing service credit will not apply (i) with respect to any defined benefit pension or retiree medical plan, (ii) for purposes of any plan, program, agreement or arrangement established by Bending Spoons or any of its affiliates (each, a “parent plan”) under which similarly situated employees of Bending Spoons and its subsidiaries do not receive credit for service, or (iii) for purposes of any parent plan that is grandfathered or frozen, either with respect to level of benefits or participation.
If requested by Bending Spoons at least ten (10) business days before the closing date, Eventbrite will take all actions necessary to commence a termination process for any and all Eventbrite benefit plans intended to qualify under

Section 401 of the Code, which plans we refer to collectively as the Eventbrite 401(k) plan. If the Eventbrite 401(k) plan is terminated, Bending Spoons will designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Bending Spoons or one of its affiliates (which we refer to as the Bending Spoons 401(k) plan) that will cover eligible continuing employees effective as soon as administratively practicable after the closing date. In connection with the termination of the Eventbrite 401(k) plan, Bending Spoons will cause the Bending Spoons 401(k) plan to accept from the Eventbrite 401(k) plan the “direct rollover” of the account balance (but excluding the in-kind rollover of promissory notes evidencing all outstanding loans) of each continuing employee who participated in the Eventbrite 401(k) plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Eventbrite 401(k) plan and the Code.
No continuing employee (including any beneficiary or dependent thereof) or other service provider will be regarded as a third-party beneficiary of the merger agreement. Nothing in the merger agreement will: (i) guarantee employment or service for any period of time or preclude the ability of Bending Spoons, the surviving corporation or their respective affiliates to terminate the employment or service of any continuing employee at any time and for any reason; (ii) require Bending Spoons, the surviving corporation or any of their respective affiliates to adopt or continue any Eventbrite benefit plan or any other employee benefit plans, agreements, arrangements, programs, policies or contracts at any time, or prevent the amendment, modification or termination thereof following the closing; or (iii) amend any Eventbrite benefit plans or other employee benefit plans, agreements, arrangements, programs, policies or contracts.
Directors’ and Officers’ Indemnification and Insurance
Bending Spoons has agreed to, from and after the effective time, cause the surviving corporation to indemnify, defend and hold harmless, and advance expenses for acts or omissions existing or occurring at or prior to the effective time in favor of the current or former directors or officers or managers of Eventbrite and its subsidiaries (in each case, when acting in such capacity), which we collectively refer to as the indemnitees, to the fullest extent permitted under applicable law and as provided in their respective certificate of incorporation or bylaws. This provision will survive the merger and will continue in full force and effect in accordance with their terms.
For a period of no less than six (6) years from and after the effective time, Bending Spoons agreed to cause the surviving corporation to (i) maintain in effect the exculpation, indemnification and advancement of expenses provisions as set forth in the respective certificate of incorporation or bylaws (or comparable organizational documents) of Eventbrite and its subsidiaries and (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any indemnitee.
The surviving corporation will obtain, and Bending Spoons will cause the surviving corporation to obtain, as of the effective time, a “tail” insurance policy with a claims period of six (6) years from the effective time with respect to directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the indemnitees and the other natural persons who are covered by Eventbrite and its subsidiaries’ directors and officers liability, employment practices liability and fiduciary liability insurance in effect as of the effective time. The coverage must be for acts, omissions, facts, events and other matters occurring at or prior to the effective time which is on terms and conditions no less favorable in the aggregate than the current insurance. However, the surviving corporation is not required to pay an aggregate annual premium in excess of 300% of the last annual premium paid by Eventbrite prior to the effective time; provided, that, if such insurance is not available or the aggregate annual premium for such insurance exceeds 300%, the surviving corporation will use reasonable best efforts to, at a minimum, obtain the most advantageous coverage available for such 300% amount.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:
•	confidentiality of and access by Bending Spoons to certain information about Eventbrite;
•	preparation by Eventbrite of this proxy statement;
•	Eventbrite and Bending Spoons providing each other with certain notices;
•	consultation between Eventbrite and Bending Spoons in connection with public statements with respect to the transactions contemplated by the merger agreement;

•
the treatment of equity awards of Eventbrite, which is described in the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Merger Consideration - Treatment of Equity Compensation” beginning on page 65;

•	Eventbrite taking actions reasonably available to it to render takeover statutes inapplicable to the transactions contemplated by the merger agreement;
•	Eventbrite and Bending Spoons taking steps reasonably necessary to cause the transactions contemplated by the merger agreement to be exempt under Section 16 of the Exchange Act;
•
Eventbrite (i) providing prompt written notice (including copies of all pleadings) to Bending Spoons of, giving Bending Spoons the opportunity to participate reasonably in advance in, and consulting with Bending Spoons reasonably in advance regarding any strategies or significant decisions with respect to, the defense, settlement or resolution of, any proceeding, including stockholder litigation, and (ii) not settling, compromising or resolving (or offering to settle, compromise or resolve), or making any significant decision (including the filing of any “mooting disclosures”) in furtherance of the settlement, compromise or resolution of, any proceeding, including stockholder litigation, without Bending Spoons’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed);

•
Eventbrite cooperating with Bending Spoons and using its reasonable best efforts to cause Class A common stock to be delisted from NYSE as promptly as practicable after the effective time and deregistered pursuant to the Exchange Act as promptly as practicable after such delisting;

•
To the extent requested in writing by Bending Spoons at least five (5) business days prior to the effective time, Eventbrite using its reasonable best efforts to deliver director resignations to Bending Spoons in forms reasonably acceptable to Bending Spoons, which resignations will be effective at the effective time;

•
Eventbrite and Bending Spoons acknowledging and agreeing that the merger agreement is not intended to give Bending Spoons or Merger Sub, on the one hand, or Eventbrite, on the other hand, the right to control or direct the business of the other party at any time prior to the effective time;

•
Eventbrite using commercially reasonable efforts to provide customary cooperation necessary for the arrangement of Bending Spoons’ debt financing in connection with the transactions, which cooperation shall be limited to the delivery of customary authorizations letters;

•
Eventbrite using reasonable best efforts to deliver a payoff letter to Bending Spoons prior to the closing date for the payoff and termination of the certain credit agreement, dated as of August 6, 2025 (and any related guarantees and liens); and

•
Eventbrite and its subsidiaries complying with all of their respective obligations under the convertible notes indentures and not amending, supplementing or modifying any of the terms of the convertible notes indentures without the prior written consent of Bending Spoons.

Conditions to the Closing of the Merger
The respective obligations of Bending Spoons, Merger Sub and Eventbrite to effect the merger are subject to the satisfaction or waiver (to the extent not prohibited by applicable law) on or prior to the effective time of the following conditions:
(i)	receipt of Eventbrite stockholder approval of the merger proposal;
(ii)
the consummation of the merger having not been restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any court or other governmental entity of the U.S., and there not being in effect any law enacted, issued or promulgated by any governmental entity of the U.S. that prevents the consummation of the merger; and

(iii)	any waiting period (or any extension thereof) under the HSR Act having expired or been terminated.
The obligations of Bending Spoons and Merger Sub to effect the merger and the transactions contemplated by the merger agreement are further subject to the satisfaction or waiver (to the extent not prohibited by applicable law) on or prior to the closing date of the following conditions:
•
the representations and warranties of Eventbrite relating to (i) organization, good standing and corporate power of Eventbrite and each of its subsidiaries, (ii) the authority to enter into the merger agreement, the approval of the merger agreement by the Eventbrite Board, the stockholder vote required for adoption of the merger agreement, (iii) the execution, delivery, or performance of the merger agreement and the consummation of the transactions contemplated thereby by Eventbrite not conflicting with or violating any provision of Eventbrite’s certificate of incorporation or bylaws, and (iv) broker’s fees, in each case, without giving effect to any qualification as to materiality or material adverse effect or other similar qualifications contained therein, being true and correct in all material respects at and as of the date of the merger agreement and the closing date as though made at and as of the closing date (except for such representations and warranties that relate to a specific date or time which need only be so true and correct as of such date or time);
•
the representations and warranties of Eventbrite relating to capitalization matters, as specified in the merger agreement, being true and correct in all respects except for any de minimis inaccuracies as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except for such representations and warranties that relate to a specific date or time which need only be so true and correct as of such date or time);

•
all other representations and warranties of Eventbrite set forth in the merger agreement, other than those referenced in the two (2) preceding bullet points above, being true and correct (without giving effect to any qualifications as to materiality or material adverse effect or other similar qualifications contained in the merger agreement) at and as of the date of the merger agreement and the closing date as though made at and as of the closing date (except for such representations and warranties that relate to a specific date or time which need only be so true and correct as of such date or time), except in the case of this bullet point where the failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•
Eventbrite having performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time; provided, that, no failure to timely deliver any notice under the notice covenant will, in and of itself, cause the failure of this condition to be satisfied;

•	since the date of the merger agreement, no Eventbrite material adverse effect having occurred; and
•
Eventbrite having delivered a certificate, dated as of the closing date, and signed by an executive officer of Eventbrite certifying that the conditions set forth in the five preceding bullet points have been satisfied.

The obligation of Eventbrite to effect the merger and the transactions contemplated by the merger is further subject to the satisfaction or waiver (to the extent not prohibited by applicable law) on or prior to the closing date of the following conditions:
•
the representations and warranties of Bending Spoons and Merger Sub relating to (i) organization, good standing and corporate power of Bending Spoons, the authority to enter into the merger agreement, (ii) the execution, delivery or performance of the merger agreement and the consummation of the transactions contemplated thereby by Bending Spoons or Merger Sub will not conflict with or violate any provision of Bending Spoons’ or Merger Sub’s certificate of incorporation or bylaws (or equivalent organizational documents), (iii) financing, and (iv) broker’s fees being true and correct in all material respects as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time which need only be so true and correct as of such date or time);

•
the representations and warranties of Bending Spoons and Merger Sub relating to the ownership of Merger Sub being true and correct in all respects except for any de minimis inaccuracies as of the date of the merger agreement and at and as of the closing date as though made at and as of such date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time);

•
all other representations and warranties of Bending Spoons and Merger Sub set forth in the merger agreement, other than those referenced in the preceding bullet points above, being true and correct (without giving effect to any qualifications as to materiality or material adverse effect or other similar qualifications contained in the merger agreement) as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time which need only be so true and correct as of such date or time), except in the case of this bullet point where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;
•
Bending Spoons and Merger Sub having performed and complied in all material respects all obligations, covenants and agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time; provided, that, no failure to timely deliver any notice under the notice covenant will, in and of itself, cause the failure of this condition to be satisfied; and

•
Bending Spoons having delivered a certificate, dated as of the closing date, and signed by an executive officer of Bending Spoons certifying that the conditions set forth in the four (4) preceding bullet points have been satisfied.

Termination of the Merger Agreement
Termination
The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time:
•	by the mutual written consent of Bending Spoons and Eventbrite;
•	by either Eventbrite or Bending Spoons, if:
(i)	the Eventbrite stockholder approval of the merger agreement has not been obtained upon a vote taken at the duly convened special meeting or any adjournment or postponement thereof;
(ii)
any court of competent jurisdiction or other governmental entity of competent jurisdiction has enacted, issued or promulgated any law or order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the effective time, the consummation of the merger, and such law, order or other action has become final and non-appealable; provided, that, the right to terminate the merger agreement pursuant to this bullet point will not be available to a party (and in the case of Bending Spoons, including Merger Sub) whose action or failure to perform or comply with any provision of the merger agreement was a primary cause of such law or order to be enacted, issued or promulgated or the failure to remove such law or order; or

(iii)
the effective time has not occurred on or before 11:59 p.m., Pacific Time, on June 1, 2026 (which we refer to as the initial outside date); provided, that, in the event that at the initial outside date, all of the conditions in the merger agreement other than certain regulatory conditions, as specified in the merger agreement, have been satisfied (other than conditions that by their nature are to be satisfied at the closing and which conditions are capable of being satisfied at such time), or have been waived by Bending Spoons and Merger Sub or Eventbrite, as applicable, then the outside date will automatically be extended to 11:59 p.m., Pacific Time, on September 1, 2026 (which we refer to as the extended outside date), unless Bending Spoons and Eventbrite mutually agree in writing to an earlier extended outside date; provided, that, a party will not be able to terminate the merger agreement if it is in breach of the merger agreement and such breach is a primary cause of or primarily resulted in the failure of the merger to occur on or before the outside date.

•	by Bending Spoons:
(iv)
at any time prior to receipt of the Eventbrite stockholder approval of the merger agreement if (i) the Eventbrite Board effects an Eventbrite Board recommendation change or (ii) Eventbrite willfully and materially breaches its “no shop” covenant; or

(v)
if (i) Eventbrite has breached any of its representations, warranties or covenants contained in the merger agreement, in each case, such that any condition to the obligations of Bending Spoons and Merger Sub contained in the merger agreement is not capable of being satisfied while such breach is continuing, (ii) Bending Spoons delivered to Eventbrite written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions to the obligations of Bending Spoons and Merger Sub prior to the applicable outside date or, if capable of cure, has not been cured by the earlier of the date that is thirty (30) days following the date of delivery of such written notice to Eventbrite or the outside date; provided, however, that, Bending Spoons may not terminate the merger agreement pursuant to this provision if Bending Spoons or Merger Sub is then in breach of any of its representations, warranties or covenants contained in the merger agreement, and such breach would result in the failure of one or more of certain conditions to the obligations of Eventbrite to be satisfied.
•	by Eventbrite:
(vi)
at any time prior to receipt of the Eventbrite stockholder approval of the merger agreement, if (i) Eventbrite received a superior proposal after the date of the merger agreement, (ii) the Eventbrite Board authorized Eventbrite to enter into a definitive agreement to consummate the transactions contemplated by such superior proposal following the procedures described in the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Change of Recommendation” beginning on page 74, (iii) Eventbrite complied in all material respects with the applicable terms and conditions set forth in the merger agreement (including, without limitation, those described in the sections entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - No Solicitation” and “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Additional Agreements - Change of Recommendation” beginning on pages 72 and 74, respectively) with respect to such superior proposal and (iv) substantially concurrently with (and as a condition to) such termination Eventbrite has paid (or has caused to be paid to) Bending Spoons the termination fee (we refer to this termination right as the Eventbrite superior proposal termination right); or

(vii)
if (i) Bending Spoons or Merger Sub has breached any of its representations, warranties or covenants contained in the merger agreement, in each case, such that any condition to the obligations of Eventbrite contained in the merger agreement is not capable of being satisfied while such breach is continuing, (ii) Eventbrite delivered to Bending Spoons written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions to the obligations of Eventbrite prior to the applicable outside date or, if capable of cure, has not been cured by the earlier of the date that is thirty (30) days following the date of delivery of such written notice to Bending Spoons or the outside date; provided, however, that, Eventbrite may not terminate the merger agreement pursuant to this provision if Eventbrite is then in breach of any of its representations, warranties or covenants contained in the merger agreement, and such breach would result in the failure of one or more of certain conditions to the obligations of Bending Spoons and Merger Sub to be satisfied.

Effect of Termination
In the event of termination of the merger agreement by either Eventbrite or Bending Spoons as described above under the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination” beginning on page 82, the merger agreement will become void and have no further force and effect, and there will not be any liability or obligation on the part of Bending Spoons, Merger Sub or Eventbrite or their respective subsidiaries, officers, directors or representatives, except that:
•	no termination will affect Eventbrite and its representatives’ right to not prepare any reports, analyses, appraisals or opinions;
•	no termination will affect the public announcements covenant between the parties;
•
certain other provisions of the merger agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fee described in the section entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 84, will survive such termination; and

•
no termination will relieve any party from liability or damages incurred or suffered as a result of a willful and material breach (as described below) of any of its respective representations, warranties, covenants or other agreements set forth in the merger agreement prior to such termination, and the aggrieved party will be entitled to all remedies available at law or in equity.

For the purpose of the merger agreement, “willful and material breach” means a material breach by a party of its representations, warranties, covenants or other agreements set forth in the merger agreement that is a consequence of an act or an omission undertaken or omitted by the breaching party with the actual knowledge that the taking of such act or omission would result in such breach.

Termination Fee
Under the merger agreement, Eventbrite will be required to pay a termination fee equal to $14.4 million in connection with a termination of the merger agreement under the following circumstances:
•
in the event the merger agreement is terminated by Bending Spoons due to Eventbrite effecting an Eventbrite Board recommendation change or a willful and material breach by Eventbrite, then the termination fee will be paid within eight (8) business days of such termination;

•
if (a) the merger agreement is terminated by (i) either Eventbrite or Bending Spoons if the requisite stockholder approval for the merger agreement proposal is not obtained at the special meeting, (ii) either Eventbrite or Bending Spoons if the merger has not been consummated on or before the outside date (as may be extended) or (iii) Bending Spoons, at any time prior to the effective time, if Eventbrite has breached any of its representation, warranty or covenant, such that the conditions relating to the accuracy of Eventbrite’s representations and warranties or performance of covenants would fail to be satisfied and such breach is not capable of cure in a manner sufficient to allow satisfaction of such conditions after written notice to Eventbrite or is capable of cure but not cured by the earlier of (x) the date that is thirty (30) days following delivery of written notice to Eventbrite or (y) the outside date (as may be extended), (b) an acquisition proposal has been publicly announced and not withdrawn prior to, in the case of termination due to clause (i) above, the date of the special meeting or, in the case of termination due to clauses (ii) or (iii) above, prior to the date of termination and (c) within twelve (12) months of the termination of the merger agreement, Eventbrite enters into a definitive agreement with respect to an acquisition proposal or an acquisition transaction is consummated, then, in each case, the termination fee will be paid within eight (8) business days after the earlier of the entry into such definitive agreement with respect to an acquisition proposal or the consummation of such acquisition transaction; or

•
in the event the merger agreement is terminated by Eventbrite pursuant to the Eventbrite superior proposal termination right, then the termination fee will be paid substantially concurrently with such termination.

If Bending Spoons receives payment of the termination fee under the circumstances described above, the receipt of the termination fee will be (i) the sole and exclusive remedy of Bending Spoons and Merger Sub against Eventbrite and its subsidiaries and any of their respective direct or indirect former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, attorneys, agents, affiliates or assignees of any of the foregoing and (ii) deemed to be liquidated damages for any and all damages or losses suffered or incurred by Bending Spoons, Merger Sub or any of its affiliates in connection with the merger agreement and the termination of the merger agreement (or any matter forming the basis for such termination), and none of Bending Spoons, Merger Sub or any of their respective affiliates will be entitled to bring any proceeding or otherwise be entitled to any remedy against Eventbrite or any of its related parties, at law or in equity or otherwise, arising from or in connection with the merger agreement (including the termination thereof) or any of the transactions contemplated by the merger agreement.
In no event will Eventbrite be required to pay the termination fee described above on more than one (1) occasion.
If the Eventbrite fails to pay in a timely manner the termination fee, then (i) Eventbrite must reimburse Bending Spoons (or its designee) for all reasonable and documented out-of-pocket costs and expenses (including reasonable disbursements and attorneys’ fees) incurred in the collection of any such amount, including in connection with any related proceedings commenced by Bending Spoons, and (ii) Eventbrite must pay, or cause to be paid, to Bending Spoons (or its designee) interest on the termination fee (or portion thereof, as applicable) or such other amount that has not been timely paid thereunder, which shall accrue from and including the date on which the termination fee or other amount was required to be paid, but excluding the date of actual payment, at the prime rate set forth in the Wall Street Journal in effect on the date on which any such payment was required to be made under the merger agreement.
Expenses
Except as described above under the sections entitled “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Effect of Termination” and “Proposal 1: Adoption of the Merger Agreement - Terms of the Merger Agreement - Termination of the Merger Agreement - Termination Fee” beginning on page 83 and 84, respectively, each party bears its own fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby.

Amendment and Waiver
Amendment
Subject to the provisions of any applicable law, the merger agreement may be amended by each of Bending Spoons, Merger Sub and Eventbrite at any time prior to the effective time; provided, however, that, after receipt of the requisite approval for the merger agreement proposal, no amendment may be made that, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by Eventbrite’s stockholders without such approval. Notwithstanding the foregoing, the merger agreement may not be amended, except by an instrument in writing signed by the parties to the merger agreement.
Waiver; Extension
At any time prior to the effective time, subject to applicable law, Bending Spoons and Merger Sub, on the one hand, and Eventbrite, on the other hand, may:
•	extend the time for the performance of any of the obligations or other acts of the other;
•	waive any breach of the representations and warranties of the other contained in the merger agreement or document delivered in connection with the merger; or
•	waive compliance by the other with any of the agreements or covenants contained in the merger agreement.
Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound. Notwithstanding the foregoing, no failure or delay by Bending Spoons, Merger Sub or Eventbrite in exercising any power, right, privilege or remedy under the merger agreement will operate as a waiver nor will any single or partial exercise preclude any other or further exercise of any other power, right, privilege or remedy under the merger agreement.
Governing Law
The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Specific Performance
The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed to waive any requirement for the securing or posting of any bond or proof of actual damages in connection with obtaining any grant of specific performance to enforce specifically the terms and provisions of the merger agreement or injunctive relief to prevent a breach of any of the terms or provisions of the merger agreement. The parties will not oppose any action for specific performance on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Eventbrite’s, Bending Spoons’ or Merger Sub’s pursuit of specific performance will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the merger agreement involving a willful and material breach.
In the event any party to the merger agreement brings any action, claim, complaint, suit, action or other proceeding to specifically enforce the performance of the terms and provisions of the merger agreement, the outside date will automatically be extended to the twentieth (20th) business day following the resolution of such proceeding or such other time period established by the court of competent jurisdiction presiding over such proceeding.

THE VOTING AND SUPPORT AGREEMENT
The following summary describes certain material provisions of the voting and support agreement. This is qualified in its entirety by reference to the voting and support agreement, which is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read carefully the voting and support agreement in its entirety, because this summary may not contain all the information about the voting and support agreement that is important to you. The rights and obligations of the parties to the voting and support agreement are governed by the express terms thereof and not by this summary or any other information contained in this proxy statement.
Summary of the Voting and Support Agreement
As a condition to Bending Spoons’ willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, concurrently with the execution and delivery of the merger agreement, on December 1, 2025, Bending Spoons and each of (i) Julia Hartz, (ii) Kevin Hartz, (iii) Kevin Earnest Hartz & Julia D. Hartz TTEES the Hartz Family Revocable Trust DTD 12/4/2008, and (iv) Hartz 2008 Irrevocable Trust dated September 15, 2008 entered into a voting and support agreement, pursuant to which, among other things, each of the supporting stockholders, subject to the terms and conditions set forth therein, shall, and shall cause his, her or its affiliates (as applicable) to, appear at every stockholder meeting and at every adjournment, recess or postponement thereof (if applicable), and on every action or approval by written consent of Eventbrite’s stockholders, or otherwise cause all of the shares owned, beneficially or of record, by such supporting stockholder or any of his, her or its affiliates and capable of being voted (which we refer to as the voting shares) to be present thereto for purposes of establishing a quorum in accordance with Eventbrite’s bylaws, and to vote (x) in favor of the adoption of the merger agreement and the approval of the merger and the other transactions contemplated thereby, (y) against the approval or adoption of any proposal made in opposition to, or in competition with, the transactions contemplated by the merger agreement, and (z) against any of the following:
•	any acquisition proposal or merger, consolidation or business combination involving Eventbrite or any of its subsidiaries, other than the transactions contemplated by the merger agreement;
•	any sale, lease or transfer of all or substantially all of the assets of Eventbrite or any of its subsidiaries;
•	any recapitalization, dissolution, liquidation or winding up of Eventbrite or any of its subsidiaries; or
•
any other action or series of actions that, individually or in the aggregate, could reasonably be expected to (i) result in a material breach of any of the representations, warranties, covenants or agreements set forth in the voting and support agreement, (ii) result in any of the conditions to the consummation of the merger set forth in the merger agreement not being fulfilled or satisfied in accordance with the terms thereof, or (iii) otherwise prevent, materially delay, impair or materially and adversely affect the consummation of the transactions in accordance with the terms of the merger agreement.

In addition, pursuant to the voting and support agreement, each of the supporting stockholders will not and will cause his, her or its affiliates and representatives not to, directly or indirectly:
•
solicit, initiate, propose, induce, knowingly encourage or facilitate the making or submission of any acquisition proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by the terms of the voting and support agreement shall not be deemed to facilitate for purposes of, or otherwise constitute a violation of, the voting and support agreement);

•
furnish to any person (other than to Bending Spoons, Merger Sub or their respective representatives) any non-public information relating to Eventbrite or any of its subsidiaries or afford to any person (other than Bending Spoons or Merger Sub and their respective representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Eventbrite or any of its subsidiaries, in any such case that relates to or could reasonably be expected to lead to an acquisition proposal;

•
enter into, continue or otherwise participate in or engage in any discussions or negotiations with any person that relates to or could reasonably be expected to lead to an acquisition proposal (including any provision of non-public information regarding Eventbrite or any of its subsidiaries);

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction.
At all times during the period commencing with the execution and delivery of the voting and support agreement and expiring on the earliest to occur of (i) such date and time as the merger agreement shall have been validly terminated pursuant to the terms of, and subject to the conditions set forth in, the merger agreement, (ii) the effective time, and (iii) the occurrence of an Eventbrite Board recommendation change in accordance with the merger agreement, which we refer to as the expiration date, the supporting stockholders will not, and will cause their respective affiliates not to, except in connection with the merger and in accordance with the merger agreement, transfer or effect a transfer of any of the voting shares.
For the purposes of the voting and support agreement, “transfer” means, with respect to any security, (i) the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the constructive sale or other disposition of, such security or any right, title, or interest therein, or the record or beneficial ownership thereof, (ii) any offer to effect any of the foregoing or any other sale, transfer, constructive sale or other disposition, or (iii) any contract, agreement, arrangement or understanding, whether or not in writing, to effect or that otherwise contemplates any of the foregoing.
Additionally, except as otherwise expressly permitted by the voting and support agreement or by order of a court of competent jurisdiction, each of the supporting stockholders will not, and will cause his, her or its affiliates not to, directly or indirectly, commit any act or series of acts that could, or could reasonably be expected to, individually or in the aggregate, materially restrict, materially delay or adversely affect such supporting stockholder’s or his, her or its affiliates’ legal power, authority and right to vote all of the voting shares then owned of record or beneficially by such supporting stockholder or his, her or its affiliates or otherwise prevent or disable such supporting stockholder or any such affiliate from performing any of its obligations under the voting and support agreement.
Moreover, each of the supporting stockholders irrevocably and unconditionally waives, to the fullest extent of the law, and will cause to be waived and not assert, any appraisal rights, any dissenter’s rights or any similar rights under Section 262 of the DGCL with respect to any of the voting shares with respect to or in connection with the merger or any of the other transactions contemplated by the merger agreement.
The voting and support agreement will automatically terminate and be of no further force or effect whatsoever (except as otherwise set forth therein) as of the expiration date.
Litigation Relating to the Voting and Support Agreement
Following the announcement of the merger, a putative class action complaint and a motion for expedited proceedings were filed on January 12, 2026 in the Court of Chancery of the State of Delaware against Eventbrite and its directors, Kevin Hartz, Kevin Hartz and Julia Hartz as trustees for The Hartz Family Revocable Trust dated 12/4/2008, Divesh Makan as trustee for The Hartz 2008 Irrevocable Trust dated September 15, 2008 and Bending Spoons US Inc. (which we refer to collectively as the defendants): Juniper International LLC, et al. v. Eventbrite, Inc., et al., C.A. No. 2026-0045-PAF (Del. Ch.). The plaintiffs’ complaint alleges that entry into the voting and support agreement, dated December 1, 2025, by and among Bending Spoons and each of (i) Julia Hartz, (ii) Kevin Hartz, (iii) Kevin Earnest Hartz & Julia D. Hartz TTEES the Hartz Family Revocable Trust DTD 12/4/2008 and (iv) Hartz 2008 Irrevocable Trust dated September 15, 2008, effected a “Transfer” (as that term is defined under Eventbrite’s Amended and Restated Certificate of Incorporation, which we refer to as the charter) of the shares of Class B common stock held by the supporting stockholders under the charter, which purportedly triggers the shares’ automatic retirement and conversion into shares of Class A common stock with one (1) vote per share, as compared to ten (10) votes per share of Class B common stock. The complaint further asserts that the preliminary proxy statement filed in connection with the merger with the SEC on January 2, 2026 (which we refer to as the preliminary proxy statement) omitted certain purportedly material information regarding the conversion of the supporting stockholders’ shares of Class B common stock and incorrectly described the voting power of the supporting stockholders, which rendered the preliminary proxy statement false and misleading. The complaint seeks, among other things, a declaratory judgment that entry into the voting and support agreement effected a “Transfer” of the supporting stockholders’ shares of Class B common stock into shares of Class A common stock as of December 1, 2025, an order to enjoin the stockholder vote on the merger until corrective disclosures are issued, a finding that Eventbrite’s directors breached their fiduciary duties by issuing the preliminary proxy statement, and rescission (or, alternatively, damages).

Eventbrite filed an opposition to the motion for expedited proceedings on January 15, 2026. On January 20, 2026, the Court of Chancery of the State of Delaware granted the plaintiffs’ motion to expedite. A hearing on a motion for a preliminary injunction is currently scheduled for February 12, 2026.
Notwithstanding Eventbrite’s and the defendants’ disagreement with the claims asserted in the complaint and their belief that there has not been a “Transfer” as described above, in the interest of avoiding unnecessary delay, Eventbrite stockholders are requested to cast the votes described in this proxy statement on the assumption that, consistent with the plaintiffs’ interpretation of the charter, all of the issued and outstanding shares of Class B common stock held by the supporting stockholders may have been converted into shares of Class A common stock entitled to one (1) vote per share. Under the plaintiffs’ interpretation of the charter, as of the record date, the supporting stockholders collectively held approximately 7.65% of the voting power of the issued and outstanding shares of company common stock. For the avoidance of doubt, unless otherwise explicitly stated, the share counts and voting percentages set forth in this proxy statement assume that no shares of Class B common stock held by the supporting stockholders have been converted into shares of Class A common stock, consistent with Eventbrite’s and the defendants’ view that there has not been a “Transfer” of shares under the charter.
Eventbrite is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the merger. In the event that when the votes are counted, the number of votes in favor of the merger would not be sufficient under the plaintiffs’ interpretation of the charter (but would be sufficient under Eventbrite’s interpretation of the charter) and all conditions to the merger have been or will at closing be satisfied, then Eventbrite has agreed with the plaintiffs that the merger will not close until the court has ruled upon the complaint and will request that a hearing on the matter occur within thirty (30) days of the special meeting scheduled for February 27, 2026 (or any adjournment or postponement thereof). In the event that the number of votes in favor of the merger is sufficient under the plaintiffs’ interpretation of the charter, the plaintiffs have agreed that their claims will be moot.
The Eventbrite Board continues to encourage Eventbrite stockholders to approve the merger. As noted above and elsewhere in this proxy statement, the approval of the merger proposal requires the affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present.
For a more complete description, see the section entitled “Litigation Relating to the Merger” beginning on page 99.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE
COMPENSATION ARRANGEMENTS
The Merger-Related Compensation Proposal
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger, as disclosed in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement - The Merger - Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - Potential Payments to Executives upon Termination in Connection with a Change in Control” beginning on page 57. We are asking our stockholders to approve, on a non-binding, advisory basis, a resolution relating to the compensation that will or may become payable to the named executive officers of Eventbrite in connection with the merger.
The Eventbrite Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The Eventbrite Board unanimously recommends that you vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Eventbrite, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to Eventbrite’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘Proposal 1: Adoption of the Merger Agreement - The Merger - Interests of the Non-Employee Directors and Executive Officers of Eventbrite in the Merger - Golden Parachute Compensation’ in Eventbrite’s proxy statement for the special meeting.”
Stockholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Eventbrite, the Eventbrite Board or Bending Spoons. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to that compensation.
Vote Required and Eventbrite Board of Directors’ Recommendation
Approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares entitled to vote on the merger-related compensation proposal which are present, in person (including virtually) or by proxy, at the special meeting, provided a quorum is present.
The Eventbrite Board unanimously recommends that you vote “FOR” the merger-related compensation proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
The Adjournment Proposal
We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient voting power of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairperson of the special meeting, subject to the terms of the merger agreement.
Eventbrite does not intend to call a vote on this proposal if the merger proposal is approved by the requisite voting power of shares at the special meeting.
Vote Required and Eventbrite Board of Directors’ Recommendation
Approval of the proposal to approve one or more adjournments of the special meeting requires the affirmative vote of a majority of the voting power of the shares entitled to vote on the adjournment proposal which are present, in person (including virtually) or by proxy, at the special meeting, whether or not a quorum is present.
The Eventbrite Board believes that it is in the best interests of Eventbrite and its stockholders to be able to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the merger agreement proposal if there are insufficient votes to adopt the merger agreement at the then-scheduled date and time of the special meeting.
The Eventbrite Board unanimously recommends that you vote “FOR” the adjournment proposal.

MARKET PRICES AND DIVIDEND DATA
Class A common stock is listed on the NYSE under the symbol “EB.” As of the close of business on the record date, there were 94,996,995 shares of Class A common stock issued, of which 84,795,275 shares are outstanding and held by approximately thirty-eight (38) stockholders of record, and 15,638,904 shares of Class B common stock issued, of which 15,638,904 shares are outstanding and held by approximately fifty-four (54) stockholders of record.
The following table sets forth, for the indicated periods, quarterly high and low intraday prices of Class A common stock for the periods shown as reported by the NYSE:

	High	Low
FY 2025 - Quarter Ended
December 31	$4.46	$2.13
September 30	$3.20	$2.21
June 30	$2.80	$1.81
March 31	$3.74	$2.07
FY 2024 - Quarter Ended
December 31	$4.12	$2.59
September 30	$5.92	$2.51
June 30	$5.98	$4.58
March 31	$9.20	$5.05
FY 2023 - Quarter Ended
December 31	$9.88	$6.67
September 30	$11.91	$8.81
June 30	$9.74	$6.21
March 31	$10.15	$5.72

The closing price of Class A common stock on the NYSE on December 1, 2025, the last trading day prior to announcement of the merger, was $2.48 per share. On January 27, 2026, the latest practicable trading day before the date of this proxy statement, the closing price of one (1) share of Class A common stock on the NYSE was $4.46 per share. You are encouraged to obtain current market quotations for shares of Class A common stock. No assurance can be given concerning the market price for shares of Class A common stock before the date on which the merger will be completed. The market price for shares of Class A common stock will fluctuate between the date of this proxy statement and the date on which the merger is completed.
Eventbrite has never declared or paid any cash dividends on its shares. Furthermore, under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time and the termination of the merger agreement in accordance with its terms, Eventbrite may not declare, set aside or pay any dividends without the prior written consent of Bending Spoons.
Following the merger, there will be no further market for shares of Class A common stock and our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents, as of the close of business on January 16, 2026, information relating to the beneficial ownership of shares of Class A common stock and Class B common stock by: (1) each person known by Eventbrite to beneficially own more than five percent (5%) of the outstanding shares of Class A common stock and/or Class B common stock, (2) each director, (3) each Eventbrite named executive officer, (4) all current directors and executive officers as a group and (5) certain other stockholders of Eventbrite. As of the close of business on January 16, 2026, there were (i) 94,996,995 shares of Class A common stock issued, of which 84,795,275 shares were outstanding, and (ii) 15,638,904 shares of Class B common stock issued, of which 15,638,904 shares were outstanding.
Unless otherwise indicated, the beneficial owners listed below may be contacted at Eventbrite’s corporate headquarters located at 95 Third Street, 2nd Floor, San Francisco, California, 94103. For each listed person, the number of shares of company common stock and percent of such class listed includes vested Eventbrite options, and assumes the conversion of any shares of Class B common stock owned by such person and the vesting of any Eventbrite options and/or RSUs and/or PSUs scheduled to occur within sixty (60) days of January 16, 2026, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Class A common stock. The percentage of votes for all classes of common stock is based on one (1) vote for each share of Class A common stock and ten (10) votes for each share of Class B common stock.

	Class A Common Stock		Class B Common Stock		Percent of Vote	Percent of Total Ownership
Name and Address of Beneficial Owner	Number of Shares Owned	% of Class Owned	Number of Shares Owned	% of Class Owned	(All Classes)	(All Classes)
Kevin Hartz(1)	4,534,503	5.2%	14,241,829	71.0%	51.0%	17.5%
Edmond De Rothschild Asset Management (France) and affiliated entities(2)	7,083,879	8.4%	—	—	2.9%	7.1%
Nantahala Capital Management, LLC and affiliated persons(3)	6,831,395	8.1%	—	—	2.8%	6.8%
Glazer Capital, LLC and affiliated persons(4)	4,354,285	5.1%	—	—	1.8%	4.3%
Entities and persons affiliated with Sequoia Capital(5)	1,790,903	2.1%	4,935,305	31.6%	21.2%	6.7%
Entities and persons affiliated with BlackRock, Inc.(6)	5,699,003	6.7%	—	—	2.4%	5.7%
The Vanguard Group(7)	4,846,420	5.7%	—	—	2.0%	4.8%
Julia D. Hartz(1)	4,534,503	5.2%	14,241,829	71.0%	51.0%	17.5%
Ted Dworkin(8)	774,092	*	—	—	*	*
Anand Kumar Gandhi(9)	567,535	*	—	—	*	*
Pilar Manchón(9)	27,961	*	—	—	*	*
Naomi Wheeless(10)	110,814	*	—	—	*	*
Jane Lauder(11)	95,554	*	—	—	*	*
Vivek Sagi	—	*	—	—	—	—
Katherine August-deWilde(12)	292,404	*	—	—	*	*
Lisa Gorman(13)	244,142	*	2,084	*	*	*
Sean Moriarty(14)	124,683	*	50,000	*	*	*
Helen Riley(15)	111,519	*	264,319	1.7%	1.1%	*
April Underwood(16)	8,295	*	—	—	*	*
All current executive officers and directors as a group (12 persons)	6,891,502	7.8%	14,558,232	71.4%	52.3%	19.8%

*	The percentage of shares beneficially owned does not exceed one percent (1%) of the class.
(1)
Consists of (i) 4,273,601 shares of Class B common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (ii) 2,627,266 shares of Class B common stock held by The Hartz 2008 Irrevocable Trust dated September 15, 2008; and, as to each of which Ms. Hartz and Mr. Hartz are co-trustees, share voting and dispositive power, (iii) 1,250,000 shares of Class B common stock held of record by Ms. Hartz, (iv) 1,661,026 shares of Class B common stock held of record by Mr. Hartz, (v) 4,429,936 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026 held by Ms. Hartz, (vi) 1,228 shares of Class A common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (vii) 1,842 shares of Class A common stock held by The Hartz Family Rev Trust Dtd 12/4/06, (viii) 1,803,156 shares of Class A common stock held by Ms. Hartz, (ix) 74,341 shares of Class A common stock held by Mr. Hartz, (x) 2,606,742 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026 held by Ms. Hartz, and (xi) 47,194 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026 held by Mr. Hartz.
(2)
Based upon information regarding Eventbrite holdings reported by way of Schedule 13G filed with the SEC on November 14, 2024, represents 7,083,879 shares of Class A common stock beneficially owned by Edmond de Rothschild Asset Management (France) and its affiliates. These filing persons reported that (i) Edmond de Rothschild Asset Management (France) (which we refer to as EDRAM France) had shared voting and dispositive power with respect to 6,561,439 shares of Class A common stock and sole dispositive power with respect to 522,440 shares of Class A common stock, (ii) Edmond de Rothschild Asset Management (Luxembourg) (which we refer to as EDRAM Luxembourg) had shared voting and dispositive power with respect to 4,835,339 shares of Class A common stock, and (iii) Edmond de Rothschild Fund (which we refer to as EdR Fund) had shared voting and dispositive power with respect to 4,769,300 shares of Class A common stock. The principal business address of EDRAM France is 47, Rue Du Faubourg Saint Honore Paris, France 75008. The principal business address of EDRAM Luxembourg is 4, Rue Robert Stumper, Luxembourg L-2557. The principal business address of EdR Fund is 4, Rue Robert Stumper, Luxembourg L-2557.

(3)
Based upon information regarding Eventbrite holdings reported by way of Amendment No. 1 to Schedule 13G filed by Nantahala Capital Management, LLC (which we refer to as Nantahala), Wilmot B. Harkey, and Daniel Mack, with the SEC on November 14, 2025. Nantahala beneficially owns the Eventbrite holdings disclosed in the table above in its capacity as an investment adviser. As the managing members of Nantahala, each of Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares of Class A common stock. Each of these filing persons reported that it or he has shared voting and dispositive power with respect to 6,831,395 shares of Class A common stock. The principal business address of each of them is 130 Main Street, 2nd Floor, New Canaan, Connecticut 06840.

(4)
Based upon information regarding Eventbrite holdings reported by way of Schedule 13G filed by Glazer Capital, LLC (which we refer to as Glazer Capital) and Paul J. Glazer with the SEC on December 29, 2025. Glazer Capital beneficially owns the shares of Class A common stock disclosed in the table above (such shares being held by certain funds and managed accounts to which Glazer Capital serves as investment manager). As the managing member of Glazer Capital, Paul J. Glazer may be deemed to be a beneficial owner of those shares of Class A common stock. Each of these filing persons reported that it or he has shared voting and dispositive power with respect to 4,354,285 shares of Class A common stock. The principal business address of each of them is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)
Based upon information regarding Eventbrite holdings reported by way of Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2024, consists of (i) 3,755,613 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Fund, L.P. (SC USV 2010), (ii) 589,268 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P. (SC USV 2010 PFQ), (iii) 118,972 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund, L.P. (SC USV 2010 PF), (iv) 431,359 shares of Class B common stock held by Sequoia Capital U.S. Growth Fund VII, L.P. (SC USGF VII), and (v) 40,093 shares of Class B common stock held by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (SC USGF VII PF). SC U.S. Venture 2010 Management, L.P. (SC USV 2010 MGMT) is the general partner of each of SC USV 2010, SC USV 2010 PFQ and SC USV 2010 PF. As a result, SC USV 2010 MGMT may be deemed to share voting and dispositive power with SC USV 2010, SC USV 2010 PFQ and SC USV 2010 PF. SC U.S. Growth VII Management, L.P. (SC USG VII MGMT) is the general partner of SC USGF VII and SC USGF VII PF. As a result, SC USG VII MGMT may be deemed to share voting and dispositive power with SC USGF VII and SC USGF VII PF. SC US (TTGP), LTD (SC US TTGP) is the general partner of each of SC USV 2010 MGMT and SC USG VII MGMT. As a result, SC US (TTGP) may be deemed to share voting and dispositive power with respect to the shares held by the SC USV 2010 MGMT and SC USG VII MGMT. Also consists of (i) 1,787,793 shares of Class A common stock held by Sequoia Grove II LLC, and (ii) 3,110 shares of Class A common stock held by Sequoia Grove UK LP. The principal business address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(6)
Based upon information regarding Eventbrite holdings reported by way of Schedule 13G filed by BlackRock, Inc. (which we refer to as BlackRock) with the SEC on October 17, 2025. BlackRock has sole voting power over 5,560,959 shares of Class A common stock and sole dispositive power over 5,699,003 shares of Class A common stock listed in the table above. The principal business address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(7)
Based upon information regarding Eventbrite holdings reported by way of Amendment No. 9 to Schedule 13G filed with the SEC on November 12, 2024, represents 4,846,420 shares of Class A common stock beneficially owned by The Vanguard Group and its subsidiaries. The Vanguard Group reported that it has shared voting power over 137,242 shares of Class A common stock, sole dispositive power over 4,631,505 shares of Class A common stock and shared dispositive power over 214,915 shares of Class A common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(8)
Consists of (i) 529,335 shares of Class A common stock directly held, (ii) 183,181 shares of Class A common stock subject to options that are exercisable within 60 days of January 16, 2026, and (iii) 61,576 shares of Class A common stock underlying unvested PSUs that will vest within 60 days of January 16, 2026.

(9)	Consists of shares of Class A common stock held directly by the respective beneficial owner.
(10)
Consists of (i) 89,888 shares of Class A common stock directly held and (ii) 20,926 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026.

(11)
Consists of (i) 51,088 shares of Class A common stock directly held and (ii) 44,466 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026.

(12)
Consists of (i) 255,934 shares of Class A common stock held by deWilde Family Trust Dtd 6/21/90, of which Ms. August-deWilde is a trustee, and (ii) 36,470 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026.

(13)
Consists of (i) 244,142 shares of Class A common stock directly held and (ii) 2,084 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of January 16, 2026.

(14)
Consists of (i) 77,489 shares of Class A common stock directly held, (ii) 47,194 shares of Class A common stock subject to options that are exercisable within 60 days of January 16, 2026, and (iii) 50,000 shares of Class B common stock subject to options that are exercisable within 60 days of January 16, 2026.

(15)
Consists of (i) 64,325 shares of Class A common stock directly held, (ii) 47,194 shares of Class A common stock subject to options that are exercisable within 60 days of January 16, 2026, and (iii) 264,319 shares of Class B common stock subject to options that are exercisable within 60 days of January 16, 2026.

(16)	Consists of (i) 1,443 shares of Class A common stock directly held and (ii) 6,852 shares of Class A common stock subject to options that are exercisable within 60 days of January 16, 2026.

APPRAISAL RIGHTS
If the merger is consummated, persons who do not wish to accept the merger consideration are entitled to seek appraisal of their shares under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares as determined by the Delaware court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will receive an amount determined to be the “fair value” of their shares following petition to, and an appraisal by, the Delaware court. Persons considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed in Annex C. This summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should carefully review Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. As used in this section entitled “Appraisal Rights,” the word “stockholder” means a holder of record of shares, the words “beneficial owner” mean a person who is the beneficial owner of shares held either in voting trust or by a nominee on behalf of such person and the word “person” means any individual corporation, partnership, unincorporated association or other entity. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A holder of record or a beneficial owner of shares who (1) continuously holds such shares through the effective time, (2) has not voted in favor of or otherwise consented to the merger in writing or otherwise withdrawn, lost or waived appraisal rights, (3) strictly complies with the procedures under Section 262, (4) does not thereafter withdraw his, her or its demand for appraisal of such shares and (5) in the case of a beneficial owner, a person who (a) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by Eventbrite and to be set forth on the Chancery list (as defined below), will be entitled to receive the fair value of his, her or its shares exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware court, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Eventbrite’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares, you must satisfy each of the following conditions: you must deliver to Eventbrite a written demand for appraisal of your shares before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares who intends to demand appraisal of his, her or its shares and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by

Eventbrite and to be set forth on the Chancery list (as defined below); you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares continuously through the effective time; and you must comply with the other applicable requirements of Section 262.
An Eventbrite stockholder or beneficial owner who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Eventbrite, Inc.
Attn: Corporate Secretary
95 Third Street, 2nd Floor
San Francisco, California 94103
A record holder who holds shares as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Class A common stock covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner. If you hold your shares through a bank, broker or other nominee and you wish such holder, as the holder of record of your shares, to exercise appraisal rights on your behalf, you should either exercise your appraisal rights following the steps to perfect appraisal rights as a beneficial owner as summarized herein or consult with your bank, broker or other nominee to determine the appropriate procedures for such bank, broker or other nominee to make a demand for appraisal on your behalf.
Within ten (10) days after the effective time, the surviving corporation must give written notice that the merger has become effective to each of (1) each Eventbrite stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (2) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty (60) days after the effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Within 120 days after the effective time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder or beneficial owner of shares, demanding a determination of the fair value of the shares held by all persons that have demanded appraisal. There is no present intent on the part of Eventbrite or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that Eventbrite and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares. Accordingly, persons who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided, that, where a beneficial owner makes a demand for appraisal, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement must be given within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation will be required to, within 20 days after such service, file in the office of the register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares and with whom the surviving corporation has not reached agreements as to the value of such shares, which we refer to as the Chancery list. The register in Chancery, if so ordered by the Delaware court, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery list.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware court may require the persons who have demanded an appraisal of their shares and who hold shares represented by certificates (as applicable) to submit their certificates of shares (as applicable) to the register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange, the Delaware court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.
Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding must be conducted in accordance with the rules of the Delaware court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware court will determine the fair value of shares taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware court, and (2) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the person.
When the fair value of the shares is determined, the Delaware court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although Eventbrite believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware court. Stockholders and beneficial owners should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. The surviving corporation does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares is less than the merger consideration.
In determining “fair value,” the Delaware court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware court and taxed upon the parties as the Delaware court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery list who participated in the proceeding and incurred expenses in connection therewith, the Delaware court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware court are subject to appellate review by the Delaware Supreme Court.
From and after the effective time, no person who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Eventbrite stockholders at a date prior to the effective time.
No appraisal proceeding in the Delaware court will be dismissed as to any person without the approval of the Delaware court, and such approval may be conditioned upon such terms as the Delaware court deems just, including without limitation, a reservation of jurisdiction for any application to the court made under Section 262(j) of the DGCL; provided, however, that this provision will not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within sixty (60) days after the effective time. If no petition for appraisal is filed with the Delaware court within 120 days after the effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

LITIGATION RELATING TO THE MERGER
Following the announcement of the merger, a putative class action complaint and a motion for expedited proceedings were filed on January 12, 2026 in the Court of Chancery of the State of Delaware against Eventbrite and its directors, Kevin Hartz, Kevin Hartz and Julia Hartz as trustees for The Hartz Family Revocable Trust dated 12/4/2008, Divesh Makan as trustee for The Hartz 2008 Irrevocable Trust dated September 15, 2008 and Bending Spoons US Inc. (which we refer to collectively as the defendants): Juniper International LLC, et al. v. Eventbrite, Inc., et al., C.A. No. 2026-0045-PAF (Del. Ch.). The plaintiffs’ complaint alleges that entry into the voting and support agreement, dated December 1, 2025, by and among Bending Spoons and each of (i) Julia Hartz, (ii) Kevin Hartz, (iii) Kevin Earnest Hartz & Julia D. Hartz TTEES the Hartz Family Revocable Trust DTD 12/4/2008 and (iv) Hartz 2008 Irrevocable Trust dated September 15, 2008, effected a “Transfer” (as that term is defined under Eventbrite’s Amended and Restated Certificate of Incorporation, which we refer to as the charter) of the shares of Class B common stock held by the supporting stockholders under the charter, which purportedly triggers the shares’ automatic retirement and conversion into shares of Class A common stock with one (1) vote per share, as compared to ten (10) votes per share of Class B common stock. The complaint further asserts that the preliminary proxy statement filed in connection with the merger with the SEC on January 2, 2026 (which we refer to as the preliminary proxy statement) omitted certain purportedly material information regarding the conversion of the supporting stockholders’ shares of Class B common stock and incorrectly described the voting power of the supporting stockholders, which rendered the preliminary proxy statement false and misleading. The complaint seeks, among other things, a declaratory judgment that entry into the voting and support agreement effected a “Transfer” of the supporting stockholders’ shares of Class B common stock into shares of Class A common stock as of December 1, 2025, an order to enjoin the stockholder vote on the merger until corrective disclosures are issued, a finding that Eventbrite’s directors breached their fiduciary duties by issuing the preliminary proxy statement, and rescission (or, alternatively, damages).
Eventbrite filed an opposition to the motion for expedited proceedings on January 15, 2026. On January 20, 2026, the Court of Chancery of the State of Delaware granted the plaintiffs’ motion to expedite. A hearing on a motion for a preliminary injunction is currently scheduled for February 12, 2026.
Notwithstanding Eventbrite’s and the defendants’ disagreement with the claims asserted in the complaint and their belief that there has not been a “Transfer” as described above, in the interest of avoiding unnecessary delay, Eventbrite stockholders are requested to cast the votes described in this proxy statement on the assumption that, consistent with the plaintiffs’ interpretation of the charter, all of the issued and outstanding shares of Class B common stock held by the supporting stockholders may have been converted into shares of Class A common stock entitled to one (1) vote per share. Under the plaintiffs’ interpretation of the charter, as of the record date, the supporting stockholders collectively held approximately 7.65% of the voting power of the issued and outstanding shares of company common stock. For the avoidance of doubt, unless otherwise explicitly stated, the share counts and voting percentages set forth in this proxy statement assume that no shares of Class B common stock held by the supporting stockholders have been converted into shares of Class A common stock, consistent with Eventbrite’s and the defendants’ view that there has not been a “Transfer” of shares under the charter.
Eventbrite is not soliciting an additional vote of stockholders, nor is it adding any new conditions to approving the merger. In the event that when the votes are counted, the number of votes in favor of the merger would not be sufficient under the plaintiffs’ interpretation of the charter (but would be sufficient under Eventbrite’s interpretation of the charter) and all conditions to the merger have been or will at closing be satisfied, then Eventbrite has agreed with the plaintiffs that the merger will not close until the court has ruled upon the complaint and will request that a hearing on the matter occur within thirty (30) days of the special meeting scheduled for February 27, 2026 (or any adjournment or postponement thereof). In the event that the number of votes in favor of the merger is sufficient under the plaintiffs’ interpretation of the charter, the plaintiffs have agreed that their claims will be moot.
The Eventbrite Board continues to encourage Eventbrite stockholders to approve the merger. As noted above and elsewhere in this proxy statement, the approval of the merger proposal requires the affirmative vote of a majority of the voting power of the shares outstanding and entitled to vote thereon, provided a quorum is present.
Eventbrite also received demands on behalf of purported Eventbrite stockholders that allege, among other things, that the preliminary proxy statement omitted certain purportedly material information that rendered the preliminary proxy statement false and misleading. Each demand requests, among other things, corrective disclosures in advance of the special meeting. Eventbrite intends to defend against such demands vigorously.
It is possible that additional demands may be sent or lawsuits may be filed prior to the consummation of the merger.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the merger is not completed, Eventbrite’s stockholders will continue to be entitled to attend and participate in future annual meetings of stockholders when held. Eventbrite will hold an annual meeting of stockholders in 2026 only if the merger has not already been completed, which we refer to as the 2026 annual meeting.
If the 2026 annual meeting is held, stockholders may submit proposals for consideration at our 2026 annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in Eventbrite’s proxy materials for presentation at the 2026 annual meeting, our Corporate Secretary must have received the written proposal at our principal executive offices not later than December 25, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Eventbrite, Inc.
Attention: Corporate Secretary
95 Third Street, 2nd Floor
San Francisco, California 94103
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of annual meeting given by or at the direction of our Board of Directors, (ii) if not specified in a notice of annual meeting, otherwise brought before such annual meeting by or at the direction of our Board of Directors, or (iii) otherwise properly brought before such annual meeting by a stockholder present in person who (a) is a stockholder of record at the time of the giving of notice required by our bylaws and at the time of such annual meeting, (b) is entitled to vote at such annual meeting and (c) has delivered timely written notice in proper form to our Corporate Secretary, which notice must contain the information specified in our bylaws, in all applicable respects. Please see below for information regarding how to obtain a copy of our bylaws.
To be timely for the 2026 annual meeting of stockholders, our Corporate Secretary must receive the notice in proper written form at our principal executive offices:
•	not earlier than February 5, 2026; and
•	not later than March 7, 2026.
In the event that we hold the 2026 annual meeting of stockholders more than thirty (30) days prior to or more than sixty (60) days after the one-year anniversary of the date of the annual meeting, then, for notice by the stockholder to be timely, it must be so delivered to, or mailed and received by, our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by us.
If a stockholder who has properly notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear present in person to present the proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
In addition, holders of company common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Corporate Secretary at the address set forth above.
Moreover, our bylaws establish an advance notice procedure for stockholders who wish to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must provide timely notice in proper written form to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be delivered to, or mailed and received by, our Corporate Secretary within the time periods described above for stockholder proposals that are not intended to be included in a proxy statement. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Eventbrite’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

HOUSEHOLDING INFORMATION
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact Eventbrite at the address identified below. Eventbrite will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Eventbrite at its address below, by calling (415) 692-7779 and asking to speak to Investor Relations or by emailing investors@eventbrite.com.
Eventbrite, Inc.
Attn: Investor Relations
95 Third Street, 2nd Floor
San Francisco, California 94103

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Eventbrite through the Investor Relations section of our website at https://investors.eventbrite.com. The information on our website is not, and will not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Eventbrite filings with the SEC are incorporated by reference:
•	Eventbrite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025;
•
Eventbrite’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 6, 2025, for the fiscal quarter ended June 30, 2025, filed with the SEC on August 7, 2025, and for the fiscal quarter ended March 31, 2025, filed with the SEC on May 8, 2025;

•	Eventbrite’s Definitive Proxy Statement for the 2025 Annual Meeting of Shareholders on Schedule 14A, as supplemented, filed with the SEC on April 24, 2025; and
•
Eventbrite’s Current Reports on Form 8-K filed with the SEC on December 19, 2025, December 3, 2025, December 2, 2025, August 7, 2025, June 11, 2025, June 3, 2025, May 7, 2025, and April 10, 2025, respectively (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement each additional document we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) and proxy solicitation materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
You may obtain any of the documents we file with the SEC, by requesting them in writing or by telephone from us at the following address:
Eventbrite, Inc.
Attn: Corporate Secretary
395 Third Street, 2nd Floor
San Francisco, California 94103
Call (415) 692-7779 and ask to speak to Investor Relations or email investors@eventbrite.com
If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request.
If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036
Email: info@okapipartners.com
Toll-free: (855) 208-8903
Banks and brokers may call collect: (212) 297-0720

MISCELLANEOUS
Bending Spoons has supplied, and Eventbrite has not independently verified, all of the information relating to Bending Spoons and Merger Sub in this proxy statement exclusively concerning Bending Spoons and Merger Sub.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of January 28, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

BENDING SPOONS US INC.,

EVEREST MERGER SUB INC.

and

EVENTBRITE, INC.

Dated as of December 1, 2025

A-i

Exhibits

Exhibit A	Certain Definitions	A-48
Exhibit B	Form of Voting and Support Agreement	A-55

Schedules

Schedule I	Certain Company Stockholders
Schedule II	Knowledge

A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2025 (this “Agreement”), is made by and among Bending Spoons US, Inc., a Delaware corporation (“Parent”), Everest Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Eventbrite, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
RECITALS
A. The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Article 2, each share of Class A common stock, par value $0.00001 per share, of the Company (the “Class A Common Stock”), and each share of Class B common stock, par value $0.00001 per share, of the Company (the “Class B Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”, and each share of Company Common Stock, a “Share”, and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.
B. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby (collectively, the Merger and such other transactions, the “Transactions”).
C. The Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the Transactions, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.
D. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Voting and Support Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved, adopted and declared advisable this Agreement, the Voting and Support Agreement and the Transactions, (iii) directed that this Agreement be submitted to the Company Stockholders for its adoption and (iv) recommended that the Company Stockholders adopt this Agreement and the Transactions.
E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.
F. Concurrently with the execution of this Agreement, Parent and certain Company Stockholders set forth on Schedule I attached hereto have each executed and delivered a voting and support agreement, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting and Support Agreement”), pursuant to which, among other things, such Company Stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, all Shares beneficially owned by such Company Stockholders in favor of the authorization and approval of this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:
ARTICLE 1
THE MERGER
1.1 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, (ii) the provisions of the certificate of incorporation relating to the incorporator of Merger Sub shall be omitted, and (iii) changes necessary so that the certificate of incorporation shall be in compliance with Section 5.9 shall have been made, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation and (ii) changes necessary so that the bylaws shall be in compliance with Section 5.9 shall have been made, and such amended and restated bylaws shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be appointed as the initial directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific Time, on the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent not prohibited by Law, waiver of those conditions at the Closing), via electronic exchange of documents and signatures unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.” On the Closing Date, or on such other date as Parent and the Company may mutually agree, the parties shall cause a certificate of merger in customary form and substance (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares to be cancelled or converted pursuant to Section 2.1(b) and (ii) Dissenting Shares, as applicable, shall be converted automatically into the right to receive $4.50 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.
(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly-owned Subsidiaries of the Company, Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(c) Merger Sub Equity Interests. Each outstanding share of capital stock of Merger Sub, par value $0.01 per share, held immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
2.2 Payment for Securities; Surrender of Certificates.
(a) Paying Agent. Prior to the Effective Time, Parent shall (i) designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably agreeable to the Company, with such Paying Agent. Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent a cash amount equal to the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.1; provided, that, no such deposits shall be required to be made with respect to any Dissenting Shares. In the event such deposited funds are insufficient, or unavailable to promptly make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments.
(b) Procedures for Surrender. No holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent, the Company and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration, which instructions shall be in the form and have such other provisions as Parent, the Company and the Paying Agent shall reasonably agree. Upon delivery of such letter of transmittal to the Paying Agent, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares so surrendered shall be entitled to receive in exchange therefor the Merger Consideration pursuant to Section 2.1(a) (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Book-Entry Share is registered, it shall be a condition precedent of payment that a proper transfer instruction is presented for such Book-Entry Share, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.
(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Shares on the records of the Company, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except the right to receive, pursuant to Section 2.1(a), upon transfer of such Book-Entry Shares in accordance with this Section 2.2, the Merger Consideration. All Merger Consideration paid upon the transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall (subject to compliance with the procedures of this Section 2.2) be cancelled and exchanged as provided in this Agreement.
(d) Termination of Fund; Abandoned Property ; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Book-Entry Shares on the first (1st) anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not transferred its Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand and shall be paid by the Surviving Corporation as may be required by applicable Law.
2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand, and has properly demanded, appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL with respect to such Dissenting Shares. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into, and shall be exchangeable solely for, the right to receive the Merger Consideration pursuant to Section 2.1(a), without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Book-Entry Shares that formerly evidenced such Shares in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands (and copies of any written demands) received by the Company for appraisal of Shares, any withdrawals (or attempted withdrawals) of any such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make or offer any payment with respect to, or settle or compromise (or offer to settle or compromise), any such demand or agree to do any of the foregoing.
2.4 Treatment of Company Equity Awards.
(a) Treatment of Company Options. Each option to purchase Shares granted under a Company Equity Plan (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall, at the Effective Time, be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided, that, any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be subject to the treatment set forth on Section 2.4(a) of the Company Disclosure Schedule.
(b) Treatment of Company Restricted Stock Units. Each Company restricted stock unit granted under a Company Equity Plan that is not a Company PSU, including Company deferred restricted stock units (each, a “Company RSU”), that is outstanding immediately prior to the Effective Time, and at such time, is fully vested, or is unvested and is subject solely to time-based vesting conditions, shall, at the Effective Time, be cancelled and converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such Company RSU, multiplied by (y) the Merger Consideration.
(c) Treatment of Company Performance-Based Restricted Stock Units. Each Company restricted stock unit granted under a Company Equity Plan that was granted subject to performance-based vesting conditions (each, a “Company PSU”) and is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, at the Effective Time, be cancelled and converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such Company PSU (with performance achievement assessed at target (or, with respect to any performance period that has been completed prior to the Effective Time, actual performance in accordance with the applicable Company PSU, if higher than target)), multiplied by (y) the Merger Consideration.
(d) Treatment of Company Employee Stock Purchase Plan. With respect to the Company Employee Stock Purchase Plan, as soon as practicable following the date of this Agreement, the Company Board shall adopt resolutions or take other actions as may be required to provide that (x) no further Offering (as defined in the Company Employee Stock Purchase Plan) will commence pursuant to the Company Employee Stock Purchase Plan after December 1, 2025 and (y) no new elections or increase in the amount of payroll deductions be permitted to be made by the participants in any Offering remaining open after the date hereof. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Transactions, including the Merger: (A) cause the Exercise Date (as defined in the Company Employee Stock Purchase Plan) with respect to the Offering that would otherwise occur on or after the Effective Time, if any, to occur no later than one Business Day prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering, but otherwise treat such shortened Offering as a fully effective and completed Offering for all purposes pursuant to the Company Employee Stock Purchase Plan; and (C) cause the exercise (as of no later than one (1) Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company Employee Stock Purchase Plan; provided that the maximum aggregate amount of Company Shares that may be acquired in connection with all such exercises shall not exceed 200,000. On such exercise date, if any, referred to in clause (C) of the preceding sentence, the Company will apply the funds credited as of such date pursuant to the Company Employee Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole Company Shares in accordance with the terms of the Company Employee Stock Purchase Plan and will cause the remaining accumulated but unused payroll deductions to be distributed to the relevant participants without interest as promptly as practicable following such exercise date. Immediately prior to and effective as of the Effective Time, the Company will terminate the Company Employee Stock Purchase Plan.
(e) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options, Company RSUs and Company PSUs the amounts described in Sections 2.4(a), 2.4(b), and 2.4(c), less Taxes required to be withheld with respect to such payments, through the Surviving Corporation’s payroll system, as promptly as practicable following the Effective Time, but not later than the earlier of (x) the first ordinary payroll date to occur at least five (5) Business Days following the Closing Date and (y) thirty (30) days following the Closing Date.
(f) Termination of Company Equity Plans. As of the Effective Time, the Company Equity Plans shall be terminated and no further Shares, Company Options, Company RSUs, Company PSUs, other Equity Interests or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Company PSU, or other right that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Company Option, Company RSU, Company PSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.4. The Britehouse Phantom Award shall remain outstanding in accordance with its terms.
(g) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate to effect the transactions described in this Section 2.4.
2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that, nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other Sections) and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents or any other disclosures in the Company SEC Documents that are primarily predictive or forward-looking in nature); provided, that, any such disclosure or identification in such Company SEC Documents shall not be deemed to modify or qualify any of the representations or warranties set forth in any of Sections 3.1, 3.2(a), 3.2(b), 3.3 or 3.4, the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (in the case of good standing, to the extent such jurisdiction recognizes such concept) and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and Second Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. True, complete and correct copies of the organizational documents in effect as of the date hereof of each Subsidiary of the Company have been made available to Parent prior to the date hereof.
3.2 Capitalization.
(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 100,000,000 shares of undesignated preferred stock, par value $0.00001 per share (“Company Preferred Stock”). As of November 28, 2025, (the “Capitalization Date”) (i) 82,470,848 shares of Class A Common Stock and 15,638,904 shares of Class B Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 10,201,720 shares of Class A Common Stock and 0 shares of Class B Common Stock were held in the treasury of the Company or by its Subsidiaries, (iii) 3,481,837 shares of Class A Common Stock and 5,054,553 shares of Class B Common Stock are subject to outstanding Company Options, (iv) 9,246,415 shares of Class A Common Stock are subject to outstanding Company RSUs, 5,217,383 shares of Common Stock are subject to outstanding Company PSUs (assuming maximum performance for Company PSUs to the extent their performance periods are in progress as of the Capitalization Date and actual performance for Company PSUs to the extent the performance period has been completed as of the Capitalization Date), (v) 6,829,217 shares of Common Stock were reserved for issuance pursuant to the Company Employee Stock Purchase Plan and 11,908,754 shares of Common Stock were reserved for future grants under the Company Equity Plans, (vi) 52,366 shares of common stock of Britehouse Inc. were subject to that certain Restricted Unit Award Agreement, undated, by and between the Company and the individual listed on Section 3.2(a) of the Company Disclosure Schedule (the “Britehouse Phantom Award”), which was granted September 26, 2025, and (vii) no shares of Company Preferred Stock were issued and outstanding. Except for (x) Company Options to purchase, and Company RSUs and Company PSUs convertible into, not more than an aggregate of 23,000,188 Shares under the Company Equity Plans and 60,620 Shares anticipated to be purchased upon the completion of the offering ending November 30, 2025 under the Company Employee Stock Purchase Plan, and (y) Restricted Units convertible into not more than an aggregate of 52,366 shares of common stock of Britehouse, Inc. (or its Class A Common Stock or cash equivalent) under the Britehouse Phantom Award, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including phantom interests) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since November 28, 2025 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance and described in the immediately preceding sentence of this Section 3.2(a).
(b) The Company has previously provided Parent with a true and complete list, as of the Capitalization Date, of each outstanding Company Option, Company RSU, Company PSU, the Britehouse Phantom Award and all other Equity Interests, (i) the holder thereof, (ii) the number of shares of Company Common Stock subject thereto (showing target and maximum performance for Company PSUs to the extent their performance periods are in progress as of the Capitalization Date and showing actual performance for Company PSUs to the extent the performance period has been completed as of the Capitalization Date), (iii) the grant date thereof, (iv) the exercise price thereof, (v) the vested status thereof, any applicable time-vesting schedule (which also provides for the vesting dates) and the type of Company PSU (if applicable), and (vi) the expiration dates thereof, in each case, to the extent applicable. The Company has not issued any Company Options or any similar equity awards pertaining to Company Common Stock under any Company Equity Plan that has an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. All Shares subject to issuance under the Company Equity Plans and the Company Employee Stock Purchase Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and have been validly registered. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive right with respect to any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.
(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of, or other Equity Interest in, each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than restrictions on transfer arising under applicable securities laws. Except for the Britehouse Phantom Award, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including phantom interests) to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of each such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, each such Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.
3.3 Authority; Execution and Delivery; Enforceability.
(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this

Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
(b) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that this Agreement, the Voting and Support Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approving, adopting and declaring advisable this Agreement, the Voting and Support Agreement and the Transactions, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).
(c) Subject to the accuracy of Section 4.7, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. There is no stockholder rights plan, “poison pill” or similar device in effect with respect to the Company or any of its Subsidiaries. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting voting together as a single class (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.
3.4 No Conflicts.
(a) The execution and delivery of this Agreement does not and will not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) conflict with or violate any provision of the certificate of incorporation or bylaws (or other equivalent organizational documents) of any Subsidiary of the Company, (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iv) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, constitute a change of control or default (or an event which, with notice or lapse of time, or both, would become a default) under or give to others any right of termination, vesting, amendment, acceleration, first offer, first refusal or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any rights, property or asset of the Company or any of its Subsidiaries pursuant to, any Company Material Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) through (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of NYSE, (ii) under the HSR Act, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.
(a) The Company has filed or furnished, on a timely basis, all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Company SEC Documents”). Since January 1, 2023, no Subsidiary of the Company has been required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended, restated or superseded prior to the date of this Agreement, as of the date of the last such amendment) each Company SEC Document complied in all material respects with the requirements and provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and the listing and corporate governance rules and regulations of NYSE and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Knowledge of the Company, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein).
(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), subject in the case of interim Company SEC Financial Statements, to normal year-end adjustments and the absence of notes and to any other adjustments described therein, including any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein. Neither the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)).
(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) promulgated under the Exchange Act), which is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2023, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s independent registered accountants has identified (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting utilized by the Company or any of its Subsidiaries, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s preparation of financial statements or internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing.
(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent and whether or not accrued), whether or not required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (or the notes thereto), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
3.6 Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, except with respect to the negotiation, execution and delivery of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect. Since December 31, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a material breach of, or required Parent’s consent pursuant to, clauses (d), (f), (h), (j), (i), (m) and (u) of Section 5.1 had the covenants therein applied since such date.
3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on each applicable filing date, on the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and other applicable Laws (provided, that, such representation and warranty shall not be made by the Company with respect to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein).
3.8 Legal Proceedings. Since January 1, 2023, there have been no Proceedings pending, threatened in writing or, to the Knowledge of the Company, threatened orally against the Company or any of its Subsidiaries or involving any of their respective assets, properties, products or services or any of the officers or directors of the Company or any other Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or any of their respective assets, properties, products or services or any of the officers or directors of the Company or any other Person whose liability or obligation the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law is subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation, of any of the Transactions.
3.9 Compliance with Laws and Orders.
(a) The Company and its Subsidiaries are in compliance, and since January 1, 2023 have been in compliance, with all Laws and Orders applicable to the Company or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except where any noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice since January 1, 2023 that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Entity relating to the Company or any of its Subsidiaries or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) In the last five (5) years, neither the Company nor any of its Subsidiaries, nor any director, officer, employee or, to the Knowledge of the Company, any other third party (including the Company’s or any of its Subsidiaries’ respective Representatives) acting on behalf of the Company or any such Subsidiary, has (i) directly or indirectly violated any Anti-Corruption Law, (ii) offered, paid, promised to pay, authorized, solicited, provided, received or given any payment or anything of value to a Government Official for the purpose of influencing any act or decision in violation of his or her lawful duty or (iii) induced a Government Official to use his or her influence to affect or influence any act or decision of a Governmental Entity.
(c) In the last five (5) years, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or to the Knowledge of the Company, employees has been the subject of any actual, suspected or threatened allegations, investigations (internal or governmental), litigation, voluntary or directed disclosures to any Governmental Entity (including, but not limited to, the U.S. Department of Justice, U.S. Securities Exchange

Commission or U.K. Securities Fraud Office), whistleblower reports or other issues in any way related to the Anti-Corruption Laws. The Company has maintained and enforced policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective Representatives with the Anti-Corruption Laws.
(d) The Company and each of its Subsidiaries has, and each of their respective directors, officers and, to the Knowledge of the Company or employees (in each case, in their roles as such and solely with respect to clauses (i) and (ii) below) has, since April 24, 2019: (i) complied in all material respects with applicable Trade Controls and Sanctions; (ii) not engaged in a transaction or dealing, direct or indirect, in, with, involving, or for the benefit of, a Sanctioned Country or Sanctioned Person, in violation of applicable Sanctions; and (iii) maintained in place and implemented and enforced controls, policies, procedures and systems designed to promote and ensure compliance with applicable Trade Controls and Sanctions. None of the Company, any of its Subsidiaries nor any of their respective directors, officers, employees, or Representatives is a Sanctioned Person or subject to debarment or any list-based designations under any Trade Controls.
(e) Neither the Company nor any of its Subsidiaries: (i) produce, design, test, manufacture, fabricate or develop one or more “critical technologies,” within the meaning of such term in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) perform any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” within the meaning of such term in the DPA; or (iii) maintain or collect, directly or indirectly, “sensitive personal data,” within the meaning of such term in the DPA, of U.S. citizens.
3.10 Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023: (a) the Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary for the conduct of their business as presently conducted and such Permits are valid and in full force and effect; (b) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Governmental Entity threatening to revoke, withdraw, suspend or cancel any such Permit or to initiate an investigation or review of the Company or any of its Subsidiaries; and (c) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits.
3.11 Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan, except for any employment agreements, offer letters, compensatory agreements or consultancy agreements for employees or consultants who are natural persons that are, in all material respects, consistent with the standard form previously made available to Parent and listed on Section 3.11(a) of the Company Disclosure Schedule. “Company Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program, policy or Contract, or (iii) other benefit or compensation plan, agreement, arrangement, program, policy or Contract providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay, sick pay or other paid time off, bonus or other incentive plans, medical, retiree medical, hospitalization, vision, dental or other health plans, disability, life insurance plans, and other employee benefit and welfare plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into, or required to be contributed to or entered into, by the Company or its Subsidiaries, or to which the Company or its Subsidiaries has or would reasonably be expected to have any liability or obligation; provided, that a Company Benefit Plan does not include any plan, agreement, arrangement, program, policy or Contract required to be provided to or in respect of a current or former director, officer, employee, individual independent contractor or other service provider of the Company or its Subsidiaries (each, a “Service Provider”) that is sponsored or maintained by a Governmental Entity.
(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, a true, current and complete copy of: (i) the most recent plan document (including all amendments thereto) (or in the event of no written plan, agreement, arrangement, program or policy, a description of the material terms thereof); (ii) all trust, insurance, annuity and other funding contracts, (iii) Forms 5500, with schedule attached, filed for the three (3) most recent plan years; (iv) the most recent summary plan description, together with any subsequent summaries of material modifications; (v) the most recently prepared actuarial reports and financial statements; (vi) a copy of the most recent determination, opinion or advisory letter from the IRS, if any; (vii) nondiscrimination testing reports for the three (3) most recently complete plan years; and (viii) all material, non-routine correspondence with any Governmental Entity during the preceding three (3) years.
(c) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status or is entitled to rely on a favorable opinion or advisory letter from the IRS and, to the Knowledge of the Company, no fact or event has occurred that would adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust.
(d) Except as would not reasonably be expected to result, and has not resulted, individually or in the aggregate, in a material liability to the Company and its Subsidiaries:
(i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA, the Patient Protection and Affordable Care Act and the Code;
(ii) all contributions, payments, distributions and premiums required to be made have been fully and timely made or, if not yet payable or due, properly accrued to the extent required;
(iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan, and neither the Company nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of the Code) has any liability for breach of fiduciary duty with respect to any Company Benefit Plan; and
(iv) no Proceeding, claim, arbitration or mediation has been brought or, to the Knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor, other than routine claims for benefits.
(e) No Company Benefit Plan is, and none of the Company, its Subsidiaries or their respective ERISA Affiliates has any liability or obligation with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA), other pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.
(f) Except as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries to any payment or increase of compensation or benefit (including any change of control, bonus, retention or severance pay) by the Company or its Subsidiaries or any of their respective affiliates, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits by the Company or its Subsidiaries or any of their respective affiliates, (iii) result in any breach or violation of, or a default under, any Company Benefit Plan, or any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Transactions, the Surviving Corporation or Parent, to merge, amend or terminate any of the material Company Benefit Plans, or (iv) result in any payment or series of payments that may reasonably constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Person.
(g) No Company Benefit Plan provides or is required to provide post-employment, medical, disability, life insurance or other welfare benefits to any current or former Service Provider (or their dependents) following such Service Provider’s termination of employment, other than as required by Law or at the cost of the Service Provider. No Service Provider is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.
(h) All Company Benefit Plans maintained outside the jurisdiction of the United States or for the benefit of any Service Provider working outside of the United States comply in all material respects with applicable local Law (including any registration obligations), and all such Company Benefit Plans that are intended to be (i) funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions determined by qualified actuaries or (ii) qualified for special tax treatment are so qualified.

(i) All Company Options, Company RSUs, Company PSUs and the Britehouse Phantom Award are evidenced by written award agreements, in each case, substantially in the forms that are publicly filed or have otherwise been made available to Parent prior to the date hereof. Each Company Option, Company RSU, Company PSU and Britehouse Phantom Award may, by its terms, be treated in accordance with Section 2.4, without the consent of any holder thereof.
3.12 Employee and Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or negotiating a collective bargaining agreement, agreement with any works council or similar labor contract with any Union (a “Labor Agreement”) and, to the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are represented by a Union in connection with their employment by the Company or any of its Subsidiaries, other than national or industry-wide Labor Agreements outside of the United States. As of the date hereof, with respect to the employees of the Company and its Subsidiaries, there are no, and since January 1, 2023 there has been no, pending or, to the Knowledge of the Company, threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or by the National Labor Relations Board or any other labor relations tribunal or authority, (ii) Union organizing efforts or campaigns or (iii) labor strikes, lockouts, slowdowns, stoppages or other organized work interruptions or material labor-related grievances or disputes.
(b) Since January 1, 2023, neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff,” in each case, as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar state Law (collectively, the “WARN Act”), or any other action that triggered notice obligations under the WARN Act, nor has the Company or any of its Subsidiaries planned or announced any such actions as of the date hereof.
(c) Except where any noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, hiring, background checks, health and safety, wages and hours, overtime, pay equity, pay transparency, worker classification, child labor, immigration and work authorizations (including Form I-9 compliance), employment discrimination, harassment, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, labor relations, fair labor standards, family and medical leave and other leaves of absence, sick time, unemployment insurance, and any other labor and employment-related matters.
(d) In the three (3)-year period immediately prior to the date hereof, the Company and its Subsidiaries have investigated all material allegations of sexual harassment or discriminatory harassment of which they had Knowledge and have taken all reasonable and necessary corrective actions with respect to such allegations found to have merit. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss to the Company or any of its Subsidiaries and no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into material dispute.
3.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Since January 1, 2023, the Company and each of its Subsidiaries (i) is, and has been, in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has held and holds all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, and (iii) is, and has been, in compliance with their respective Environmental Permits.
(b) Since January 1, 2023, there have been no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(c) Since January 1, 2023, none of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with or liability under Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto,

(ii) has had, or has, any material liability or obligation (contingent or otherwise) relating to any Release or disposal of, contamination by, or exposure of any person to any Hazardous Materials or (iii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.
3.14 Real Property ; Title to Assets.
(a) Section 3.14(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens or as set forth on Section 3.14(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries owns any real property. The Company Leased Real Property constitutes all of the material real property used or necessary for use in connection with the conduct of the business of the Company and its Subsidiaries as presently conducted.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s interest and, to the Knowledge of the Company, the applicable landlord’s interest, in the Company Leased Real Property is in compliance with all existing Laws applicable to such Company Leased Real Property and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.
(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have a valid leasehold or occupancy interest in the Company Leased Real Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted, free and clear of all Liens except Permitted Liens, and (ii) the Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) and all such property is in good operating condition and repair (ordinary wear and tear excepted) and is suitable for its present use.
3.15 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) All Tax Returns that are required to be filed by, or with respect to, any of the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and accurate. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.
(b) Each of the Company and its Subsidiaries has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Returns).
(c) The Company and its Subsidiaries have withheld and paid any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, stockholders of the Company (or any of its Subsidiaries) or any other Person.
(d) No deficiencies for Taxes have been claimed, proposed or assessed, in each case, in writing by any Governmental Entity against the Company or any of its Subsidiaries.
(e) There is no pending or ongoing audit, examination, investigation or other Proceeding with respect to Taxes of the Company or any of its Subsidiaries.
(g) Neither the Company nor any of its Subsidiaries has agreed in writing to any waiver or extension of any statute of limitations with respect to Taxes, which waiver or extension remains in effect, nor is any written request for any such extension or waiver currently outstanding.

(h) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than Permitted Liens).
(i) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code.
(j) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any material liability for Taxes pursuant to, any Tax sharing, allocation or indemnification agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) has been a member of an affiliated group filing a consolidated return for U.S. federal income tax purposes, other than a group of which the Company has been the common parent, or any similar group for federal, state, local or foreign Tax purposes. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (other than Contracts entered in the ordinary course of business and not relating primarily to Taxes).
(k) Neither the Company nor any of its Subsidiaries has been a party to a transaction that is or is substantially similar to a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).
(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non- U.S. Law) requested or filed prior to the Closing, (ii) prepaid amount received, deferred revenue accrued, or any installment sale or open transaction disposition made prior to the Closing Date outside the ordinary course of business, or (iii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the date hereof.
3.16 Material Contracts.
(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets, properties or businesses are bound (including any material amendments, supplements and modifications thereto):
(i) any Contract, individually or in the aggregate, (A) with a Top Customer or (B) with any other third party providing for the purchase of goods and services from the Company or any of its Subsidiaries and that generated revenue from such third party in excess of $300,000 in the aggregate for the Company or any of its Subsidiaries during the twelve (12)-month period ended September 30, 2025;
(ii) any Contract, individually or in the aggregate, (A) with a Top Vendor or (B) for the purchase of materials, supplies, goods, services (other than investment bankers, attorneys, accountants and other advisors), equipment or other assets for which payments by the Company or any of its Subsidiaries in excess of $450,000 were made during the twelve (12)-month period ended September 30, 2025;
(iii) to the extent not already set forth in any other clause in Section 3.16(a) of the Company Disclosure Schedule pursuant to this Section 3.16(a), any Contract requiring capital expenditures by the Company or any of its Subsidiaries in an amount in excess of $250,000;
(iv) Contracts concerning the establishment or operation of a material partnership or joint venture;
(v) Contracts containing (A) a license or any similar permission granted by the Company or any of its Subsidiaries to any third Person with respect to any Company-Owned Intellectual Property, excluding Contracts pursuant to which the Company or any of its Subsidiaries grant non-exclusive licenses granted to customers, distributors, vendors, integration partners or service providers supporting the Company in the ordinary course of business, and (B) a license or any similar permission granted by any third Person to the Company or any of its Subsidiaries with respect to any material Intellectual Property, excluding “shrink wrap,” “click through,” and non-exclusive licenses to commercially available Software, technology or services with total annual aggregate license or other fees under $500,000;

(vi) the lease agreements of the Company or any of its Subsidiaries for each Company Leased Real Property (each, a “Company Lease Agreement”);
(vii) Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries or affiliates to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of assets, rights or properties, or (D) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of its Subsidiaries or affiliates;
(viii) indentures, credit agreements, loan agreements, convertible notes, bonds, debt securities and similar instruments pursuant to which the Company or any of its Subsidiaries (x) has incurred or assumed, or will incur or assume, any indebtedness for borrowed money or (y) has guaranteed or otherwise become liable, or will guarantee or otherwise become liable, for any indebtedness of any other Person for borrowed money (including debt securities) in excess of $250,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any of the Company and any of its Subsidiaries;
(ix) any Contract that is a Labor Agreement, other than national, industry-wide, or sector-specific agreements outside of the United States;
(x) Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the material assets, tangible or intangible, of the Company or any of its Subsidiaries;
(xi) any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) outside of the ordinary course of business for aggregate consideration under such Contract in excess of $250,000 that was entered into after January 1, 2023 or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;
(xii) since January 1, 2023, any written settlement, conciliation or similar agreement or standstill or tolling agreement, in each case, (x) that contemplates payments in excess of $1,000,000 in the aggregate or (y) pursuant to which the Company or any of its Subsidiaries has any material outstanding payment, indemnification or other material obligations;
(xiii) each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly-owned Subsidiary) of the Company or any of its Subsidiaries, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of the Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member; or
(xiv) any Contract not otherwise described in any other subsection of this Section 3.16(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K).
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts (1) set forth in Section 3.16(a) of the Company Disclosure Schedule, (2) described in any of clauses (i) through (xiv) of Section 3.16(a), or (3) filed or required to be filed as exhibits to the Company SEC Documents (collectively, the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary party thereto in accordance with their respective terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company or the applicable Subsidiary is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2023, neither the Company nor any of its Subsidiaries has received written notice of termination or non-renewal or violation of, or any actual failure to comply with, any term or requirement of any Company Material Contract. Subject to applicable Law and redaction of competitively sensitive information, true, complete and correct copies of each Company Material Contract (excluding any Contracts set forth in clause (2) of the “Company Material Contracts” definition) (and any material amendments, supplements and modifications thereto) in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof (it being acknowledged by Parent and Merger Sub that each Company Material Contract filed by the Company with the SEC shall be deemed to have been made available to Parent and Merger Sub).
3.17 Intellectual Property; Data Privacy and Security
(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications and (iv) internet domain name registrations, in each case, that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries have made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining all Company Registered Intellectual Property. Other than any pending applications included therein, all material Company Registered Intellectual Property is subsisting and, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Proceeding is pending, threatened in writing, or, to the Knowledge of the Company, threatened orally that challenges the validity, enforceability or ownership of any material Company Registered Intellectual Property and since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice challenging such validity, enforceability or ownership of any Company Registered Intellectual Property.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the sole owner of, and possesses, all right, title and interest in and to the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) the Company or one of its Subsidiaries owns or has the right to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as presently conducted, including the development, use, marketing, distribution, licensing out and offering as a service of any Software Product; (iii) neither the Company nor any of its Subsidiaries has granted any exclusive rights in any Company-Owned Intellectual Property to any third party; and (iv) neither the execution and delivery of this Agreement by the Company nor the performance of this Agreement by the Company will result in the loss, forfeiture, termination or impairment of, or give rise to a right of any Person to limit, terminate or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company-Owned Intellectual Property.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third Person; (ii) neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice since January 1, 2023, alleging any such infringement, misappropriation, dilution or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), other than takedown notices received in the ordinary course of business and processed in material accordance with the Company’s standard procedure; and (iii) no Person is infringing, misappropriating, diluting or otherwise violating any material Company-Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2023 (or earlier, if presently not resolved) alleging that any third Person is infringing, misappropriating, diluting or otherwise violating any Company-Owned Intellectual Property in any material respect.
(d) The Company and its Subsidiaries have maintained commercially reasonable practices designed to protect and preserve the confidentiality of all material confidential information and trade secrets owned by, or in the possession and control of, the Company and its Subsidiaries and any material confidential information provided by any third party to Company or any of its Subsidiaries under a written obligation of confidentiality (collectively, “Confidential Information”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all current and former employees and contractors of the Company and its Subsidiaries, and any third party that has been granted access to Confidential Information, have executed and delivered to the Company or one of its Subsidiaries a written agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations with respect to Confidential Information on the part of the Company or any of its Subsidiaries or by any third party, except, in each case, where such breach has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) The source code that embodies any material Company-Owned Intellectual Property contained in the Company Proprietary Software (the “Company Source Code”) is and has been maintained in confidence by the Company and its Subsidiaries (other than disclosure to employees, contractors or any other Persons working with or on behalf of the Company or any of its Subsidiaries and subject to confidentiality obligations). No such source code has been delivered, licensed or otherwise made available by the Company or any of its Subsidiaries to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries other than service providers bound by non-disclosure obligations who are authorized to use such source code solely for the benefit of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or otherwise make available such source code to any escrow agent. As of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of such source code currently in use by the Company or any of its Subsidiaries to any Person who is not an employee of the Company or its Subsidiaries (or otherwise working with or on behalf of the Company or any of its Subsidiaries and subject to confidentiality obligations).
(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software that are contained in, incorporated into, linked or called by, distributed with or otherwise used in the Company Proprietary Software. The Company and its Subsidiaries have not (i) incorporated Open Source Software, (ii) distributed Open Source Software or (iii) used Open Source Software in such a way that creates an obligation for any Company Source Code to be (A) disclosed, made available, offered or delivered to any third party, (B) licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (C) redistributed at no charge.
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the computer systems (including the Software, hardware, networks, platforms and related systems) owned, leased or licensed or otherwise used in connection with the business of the Company or any of its Subsidiaries (collectively, the “Company Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) since January 1, 2023, there have been no failures, breakdowns, or continued substandard performance or other similar adverse events affecting any Company Systems that have caused any disruption or interruption in the use of such Company Systems or the conduct of the Company’s business (each, a “Company System Interruption”). The Company and its Subsidiaries maintain commercially reasonable information security, disaster recovery and business continuity plans, procedures and facilities, designed to (A) protect the confidentiality, integrity and security of the Company Systems, and (B) in the event of a Company System Interruption, restore the Company Systems for use in the conduct of the Company’s and its Subsidiaries’ business within a commercially reasonable period of time; and the Company and its Subsidiaries use commercially reasonable efforts to comply with such plans and procedures.
(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company Systems nor the Software Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company System on which such code is stored or installed (collectively, “Malicious Code”). The Company and its Subsidiaries have implemented commercially reasonable measures designed to prevent the introduction of Malicious Code into the Software Products and Company Systems (in each case, to the extent within the control of the Company), including firewall protections and regular virus scans.
(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and its Subsidiaries have implemented and maintained industry standard administrative, technical, physical and organizational security measures, including written policies and procedures designed to protect the integrity, confidentiality and security of the Company Systems and the Personal Data stored therein or transmitted or Processed thereby. Since January 1, 2023, neither the Company or its Subsidiaries, nor, to the Knowledge of the Company, any third-party Person Processing Personal Information on behalf of the Company or any of its Subsidiaries (each, a “Data Partner”), has suffered any material Security Incident, including malware, ransomware, virus, compromise of credentials, or denial-of-service attacks that would require notification of law enforcement or any Person. The Company and its Subsidiaries engage in commercially reasonable due diligence of Data Partners before allowing such Data Partners to access, receive or Process Personal Data, and use commercially reasonable efforts to monitor such Data Partners’ Processing activities to the extent required by applicable Information Privacy Requirements.
(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company and its Subsidiaries have in all material respects Processed Personal Data in compliance with applicable Information Privacy Requirements and, in each case, to the extent required by such Information Privacy Requirements, have (i) had a valid legal basis for Processing such Personal Data; (ii) prior to the collection of any such Personal Data, provided all privacy notices to and obtained any legally required consents from individuals for the Processing of their Personal Data as conducted by or for the Company and its Subsidiaries; (iii) refrained from selling or sharing (as defined by the applicable Information Privacy Requirements) Personal Data, except where such selling or sharing have complied with the Information Privacy Requirements; and (iv) complied with the known and applicable privacy choices (including opt-out preferences) of the applicable data subjects after receiving notice of such privacy choices. Since January 1, 2023, no Proceeding or investigation has been filed, commenced or threatened in writing, or to the Knowledge of the Company, orally, against, the Company or any of its Subsidiaries alleging, and neither the Company nor its Subsidiaries have given any written notice of, any failure to comply in all material respects with any applicable Information Privacy Requirements, and neither the Company nor any of its Subsidiaries have received any written correspondence form any Person relating to actual or alleged material non-compliance with any applicable Information Privacy Requirement.
(k) Except as set forth on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is required under applicable Information Privacy Requirements to register with or provide notice to any Governmental Entity in connection with the Processing of Personal Data by the Company or any of its Subsidiaries or (ii) participate in any binding privacy or security program sponsored by a government or standard setting organization. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries Process the Personal Data of any natural Person known to them to be under the age of majority under applicable Information Privacy Requirements in the relevant jurisdictions.
(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not transferred or permitted the transfer of Personal Data originating in the European Economic Area or United Kingdom outside the European Economic Area or United Kingdom, except where such transfers have complied with applicable Information Privacy Requirements.
3.18 Insurance. True, correct and complete copies of all currently effective material insurance policies issued in favor of, maintained by or covering the Company or any of its Subsidiaries or any of their respective assets, properties or operations, have been made available to Parent prior to the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies, or has received any written notice of any threatened termination of, or material premium increase with respect to, any such insurance policy. Since January 1, 2023, there has been no claim under any such insurance policy as to which coverage has been questioned, denied or disputed thereunder.
3.19 Broker’s Fees. Except for the financial advisor’s fees set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
3.20 Opinion of the Company’s Financial Advisor. Allen & Company LLC, the Company’s financial advisor, has delivered to the Company Board an opinion in writing or orally, in which case, such opinion will be confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Company

Common Stock (other than, as applicable, holders of Company Common Stock who execute the Voting and Support Agreement in connection with the Transactions, Parent, Merger Sub and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.
3.21 Top Customers and Top Vendors. Section 3.21 of the Company Disclosure Schedule sets forth a correct and complete list of (a) the Top Customers and (b) the Top Vendors. Neither the Company nor any of its Subsidiaries has received any written, or, to the Knowledge of the Company, oral notice of the intention or desire of any Person to terminate, not renew or materially modify the terms of any Contract with a Top Customer or Top Vendor. No Top Customer or Top Vendor has materially modified or reduced, canceled or terminated its relationship with the Company or any of its Subsidiaries.
3.22 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3 (as modified by the Company Disclosure Schedule) or any of the certificates, instruments or other agreements to be executed and delivered in accordance with the terms and provisions of this Agreement, as applicable, none of the Company or any other Person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3 (as modified by the Company Disclosure Schedule) or any of the certificates, instruments or other agreements to be executed and delivered in accordance with the terms and provisions of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:
4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization (in the case of good standing, to the extent such jurisdiction recognizes such concept), and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets, and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by each of Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by each of Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and

Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.
4.3 No Conflicts.
(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub; (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected; or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) under the Exchange Act and the rules and regulations of NYSE; (ii) as required under the HSR Act and any other applicable Competition and Investment Screening Laws; (iii) the filing and recordation of the Certificate of Merger, as required by the DGCL; and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
4.4 Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.
4.5 Financing. Parent has and, will have available to it at the Closing, unencumbered cash or cash equivalents that are in the aggregate sufficient to (i) consummate the Transactions in accordance with the terms hereof; (ii) pay any and all fees and expenses required to be paid at Closing by Parent and Merger Sub in connection with the Transactions; and (iii) satisfy all of the other payment obligations of Parent and Merger Sub that are required to be satisfied at the Closing in accordance with the terms and conditions set forth in this Agreement.
4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on each filing date, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, as applicable, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).
4.7 Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to its formation and execution and delivery of this Agreement and the performance of the Transactions, has not engaged in any business or other activities prior to the date hereof. As of the date hereof, Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent has a right to acquire any Equity Interests of Merger Sub.
4.9 Brokers. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.
4.10 No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company, and each of them acknowledges that it and its Representatives have received access to books and records, facilities, equipment, contracts and other assets of the Company, and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained in Article 3 or any of the certificates, instruments or other agreements to be executed and delivered in accordance with the terms and provisions of this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling Persons and Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, forecasts, estimates or other forward-looking information) provided or made available (including in any data rooms, teasers, marketing materials, management presentations, confidential information memorandums, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions or any descriptive or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except as, and only to the extent, expressly set forth in Article 3 or any of the certificates, instruments or other agreements to be executed and delivered in accordance with the terms and provisions of this Agreement.
ARTICLE 5
COVENANTS
5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except (i) as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (a) conduct its operations in all material respects only in the ordinary course of business and (b) substantially preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities and other Persons with which the Company or any of its Subsidiaries has significant business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the foregoing, except (i) as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions:

(a) amend the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
(b) (i) form any Subsidiary, (ii) enter into any new line of business that would materially change the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof, or abandon or discontinue any material and existing line of business, (iii) authorize or effect any material change to the principal business of the Company and its Subsidiaries, taken as a whole, as currently conducted and as currently proposed to be conducted, or (iv) agree to any covenant materially limiting the ability of the Company or any of its affiliates or Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area;
(c) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs or Company PSUs, or the issuance of Shares pursuant to the Company Employee Stock Purchase Plan, in each case, to the extent such right is outstanding as of the date hereof or is granted not in contravention of this Agreement and in accordance with their terms;
(d) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any material property (including the Company Leased Real Property) or assets of the Company or any of its Subsidiaries (other than Intellectual Property) having a value in excess of $250,000 individually or $500,000 in the aggregate, except (i) between or among the Company and any of its wholly-owned Subsidiaries (or between or among any such Subsidiaries), (ii) with respect to Company Leased Real Property, terminations at the end of the term of the applicable Company Lease Agreement or (iii) as required pursuant to existing Contracts as of the date of this Agreement;
(e) sell, assign, pledge, transfer, encumber, exclusively license or sublicense, abandon, allow to lapse or otherwise dispose of any material Company-Owned Intellectual Property, except for (i) expiration of any Company-Owned Intellectual Property at the end of its statutory term or (ii) otherwise in the ordinary course of business;
(f) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
(g) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly-owned Subsidiary of the Company;
(h) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly- owned Subsidiaries of the Company;
(i) acquire any material assets (including, without limitation, any owned real property or leased real property) (other than acquisitions of raw materials, inventory held for sale and other property in the ordinary course of business) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise), other than acquisitions (a) with a purchase price not greater than $250,000 individually and not greater than $500,000 in the aggregate; or (b) pursuant to agreements in effect prior to the execution of this Agreement or arising out of transactions identified on Section 5.01(i) of the Company Disclosure Schedule;
(j) (i) assume, guarantee or incur any indebtedness for borrowed money or issue any debt securities, in each case, in an aggregate principal amount in excess of $500,000, except for intercompany loans between or among any of the Company and its direct or indirect wholly-owned Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than in the ordinary course of business consistent with past practice or between or among the Company and any of its direct or indirect wholly-owned Subsidiaries) in excess of $500,000 in the aggregate;

(k) assign, terminate, materially amend or waive any material right under any Company Material Contract (or enter into any Contract that, if existing on the date hereof, would have been a Company Material Contract), other than (x) terminations, extensions or renewals as a result of the expiration of the term of such Company Material Contract, (y) entering into any Contract that is on the Company’s standard form Contract, or (z) entering into or materially amending any Contract with a customer, creator or vendor in the ordinary course of business;
(l) except to the extent required by the existing terms of any Company Benefit Plan, (i) increase the compensation or benefits payable or to become payable to Service Providers or grant or award any compensation or benefits, (ii) amend or terminate any Company Benefit Plan, or establish, adopt, or enter into any new arrangement that if in effect on the date hereof would be a Company Benefit Plan, (iii) accelerate vesting, exercisability or funding under any Company Benefit Plan, (iv) terminate (other than for cause) the employment of any employee with annual base compensation of $250,000 or more or hire any employee or (v) modify, extend or enter into, or agree to assume or otherwise be bound by, any Labor Agreement;
(m) implement or announce any “mass layoff” or “plant closing” as defined under the WARN Act, or implement or announce any other action which would trigger the notice requirements of the WARN Act;
(n) (i) voluntarily recognize any Union as the bargaining representative of any employee of the Company or any Subsidiary of the Company or (ii) enter into, terminate or materially modify or amend any Labor Agreement;
(o) (i) settle or agree to settle any Proceeding other than settlements or agreements that involve the payment of monetary damages not in excess of $750,000 in the aggregate (net of the Company’s litigation loss reserve and any insurance coverage maintained by the Company or any of its Subsidiaries), in any case, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries, or (ii) commence or threaten to commence any Proceeding or make any demand that could involve any payment of monetary damages in excess of $750,000 in the aggregate;
(p) other than as required by GAAP, make any capital expenditures in excess of $500,000 above the aggregate amount of capital expenditures set forth in the capital expenditures budget made available to Parent;
(q) other than in the ordinary course of business: (i) make, change or revoke any material Tax election, (ii) make any material change in any accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity, or change or revoke any material accounting period or method with respect to Taxes, unless otherwise required by applicable Law, (iii) enter into any material settlement or “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any Tax claim, notice, audit, assessment or dispute, (iv) surrender any right to claim a material Tax refund, (v) file any material amended Tax Return, (vi) consent to any extension or waiver of the statute of limitations period applicable to material a Tax claim or assessment or (vii) request or enter into any ruling with a Tax Authority with respect to Taxes;
(r) materially modify the terms and conditions under which the Company’s products and services are offered to customers (other than in the ordinary course of business or as may be required to comply with applicable Law);
(s) make any material amendments to the Company’s insurance policies, or fail to use commercially reasonable efforts to maintain the Company’s insurance policies in effect as of the date hereof or comparable replacement policies with respect to the material assets, operations and activities of the Company and its Subsidiaries;
(t) modify any Privacy Policy or the operation or security of any Company Systems in any manner that is materially adverse to the Company or any of its Subsidiaries, except as required by applicable Law, including in a manner that would restrict the ability of the Company or any of its Subsidiaries to process Personal Data currently Processed by the Company or its Subsidiaries (beyond the restrictions currently contained in such Privacy Policies), unless required otherwise by Information Privacy Requirements;
(u) convene any special meeting of the Company Stockholders (or postpone or adjourn any special meeting), or propose any matters for consideration and a vote of the Company Stockholders (other than the Company Meeting or any special meeting duly called by Company Stockholders); or

(v) authorize or enter into any Contract, or otherwise make any commitment to do any of the foregoing.
5.2 Access to Information; Confidentiality. From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, solely for purposes of furthering the consummation of the Transactions or integration planning relating thereto, the Company shall, and shall cause each of its Subsidiaries to: (a) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries or create risk of damage or destruction to any asset or property of the Company or any of its Subsidiaries, upon reasonable prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof; (b) cause the Company’s and its Subsidiaries’ employees to, and use commercially reasonable efforts to cause their respective Representatives to, reasonably cooperate with Parent and its Representatives during normal business hours upon reasonable prior notice with respect to Parent’s investigation of the Company and its Subsidiaries; and (c) furnish (at Parent’s sole cost and expense) during normal business hours, upon reasonable prior notice, such information (to the extent not publicly available) concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request in writing; provided, however, that, the Company shall not be required to (nor to cause any of its Subsidiaries to) afford such access or furnish such information to the extent the Company, in its reasonable discretion, has determined that doing so would: (i) result in the loss of attorney-client privilege, work-product doctrine or any other applicable legal privilege; (ii) result in the disclosure of any trade secrets of third parties; (iii) be necessary or appropriate to protect competitively sensitive information of the Company and its Subsidiaries; (iv) relate to an Acquisition Proposal, a Company Board Recommendation Change, a Superior Proposal or an Intervening Event (except to the extent required pursuant to Section 5.3); or (v) breach or violate any applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party; provided, however, notwithstanding the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to provide such access or information in a manner that would (A) not result in a loss of attorney-client privilege, (B) protect such competitively sensitive information of the Company and its Subsidiaries and (C) not violate any applicable Law or result in a breach of any such obligations of the Company or its Subsidiaries. Nothing in this Section 5.2 shall be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals or opinions. Any access to the properties of the Company and each of its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or furnish any information to Parent pursuant to this Section 5.2 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties. The Confidentiality Agreement, dated as of September 24, 2025, by and between the Company and Bending Spoons S.p.A. (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their respective Representatives.
5.3 Treatment of Acquisition Proposals.
(a) No Solicitation. Except as permitted by Section 5.3(b), as promptly as possible after the date hereof, the Company shall cease any discussions or negotiations with any Person (other than Parent) and its affiliates and Representatives related to, or that could reasonably be expected to lead to, an Acquisition Proposal (including through any provision of non-public information regarding the Company and its Subsidiaries) and shall promptly (and, in any event, within four (4) Business Days of the date hereof) request that each such Person (other than Parent and its Representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement in connection with such Person’s consideration of a transaction with the Company, to return or destroy all confidential information furnished to such Person by or on behalf of the Company in connection with any such discussions or negotiations and terminate the access of any Person (other than Parent and its Representatives) to any physical or electronic data room related to a potential Acquisition Proposal. Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or facilitate the making or submission of any Acquisition Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.3(a) (such as answering unsolicited phone calls) shall not be deemed to facilitate for purposes of, or otherwise constitute a violation of, this Section 5.3); (ii) furnish to any Person (other than to Parent, Merger Sub or their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person (other than Parent or Merger Sub and their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case that relates to or could reasonably be expected to lead to an Acquisition Proposal; (iii) participate in or engage in discussions or negotiations with any Person that relates to or could reasonably be expected to lead to an Acquisition Proposal; (iv) grant any waiver or release under Section 203 of the DGCL or any other state takeover Law; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract involving an Acquisition Transaction, an “Alternative Acquisition Agreement”).
(b) Superior Proposals. Notwithstanding anything to the contrary in Section 5.3(a), from the date of this Agreement and continuing until the receipt of Company Stockholder Approval, the Company may, directly or indirectly through one (1) or more of its Representatives, participate or engage in discussions or negotiations with, furnish non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any Person (and its Representatives and potential financing sources) that has made or delivered to the Company an Acquisition Proposal after the date of this Agreement only if (i) the Company Board has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, (ii) the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would be, or would reasonably be likely to be, inconsistent with its fiduciary duties pursuant to applicable Law, and (iii) prior to furnishing any non-public information to such Person, the Company receives from such Person an executed Acceptable Confidentiality Agreement; provided, that, subject to applicable Law, the Company shall promptly make available to Parent and Merger Sub any non-public information concerning the Company or any of its Subsidiaries that is provided to any such Person or its Representatives or potential financing sources pursuant to this Section 5.3(b) that was not previously made available to Parent and Merger Sub prior to, or simultaneously with, furnishing such information to such Person or its Representatives or potential financing sources.
(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), at no time after the date of this Agreement may the Company Board or any committee thereof:
(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent and Merger Sub; (B) adopt, approve or recommend to the Company Stockholders an Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement; or (D) fail to publicly reaffirm the Company Board Recommendation, or fail to publicly recommend against any such Acquisition Proposal, within ten (10) Business Days after any written request by Parent to do so following the public announcement of any Acquisition Proposal (or such fewer number of days as remains prior to the Company Meeting, so long as such request is made at least two (2) Business Days prior to the Company Meeting), it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions (any action described in clauses (A), (B), (C) and (D), a “Company Board Recommendation Change”); or
(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.
(d) Company Board Recommendation Change. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval:
(i) if the Company receives a bona fide written Acquisition Proposal that did not result from a breach of Section 5.3(a) that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Acquisition Proposal or (y) authorize the Company to terminate this Agreement in accordance with the terms and subject to the conditions set forth herein to enter into an Alternative Acquisition Agreement; provided, however, that the Company Board shall not effect a Company Board Recommendation Change or authorize such termination unless:

(A) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;
(B) the Company has provided prior written notice to Parent and Merger Sub at least four (4) Business Days in advance (the “Notice Period”) that the Company Board has received a Superior Proposal and intends to take such action, which notice shall include the identity of the Person making the Superior Proposal, an unredacted copy of the Superior Proposal that is the basis for the proposed action, it being understood that the delivery of a notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not in and of itself constitute a Company Board Recommendation Change, so long as such notices are delivered privately to Parent and would not reasonably be expected to require public disclosure thereof;
(C) prior to taking such action, the Company and its Representatives, during the Notice Period, shall have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement such that, after taking into account any adjustments to the terms and conditions of this Agreement proposed by Parent, the Company Board would no longer determine that the failure to make a Company Board Recommendation Change in response to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to applicable Law or such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that, in the event of any material amendments or revisions to such Acquisition Proposal (including any change to any material economic terms, including price, in each case, which shall be deemed a material amendment or revision for this purpose), the Company shall be required to deliver a new written notice to Parent and Merger Sub as contemplated by Section 5.3(d)(i)(B) and to comply with the requirements of this Section 5.3(d)(i)(C) with respect to such new written notice (it being understood that the Notice Period in respect of such new written notice will be two (2) Business Days); and
(D) in the event of any termination of this Agreement in order to cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 7.1(f), including paying the Company Termination Fee in accordance with Section 7.3;
(ii) the Company Board may effect a Company Board Recommendation Change in connection with an Intervening Event only if the Company Board determines in good faith (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, however, that, the Company Board shall not effect such a Company Board Recommendation Change, unless:
(A) the Company has provided prior written notice to Parent and Merger Sub at least three (3) Business Days in advance that the Company Board intends to effect a Company Board Recommendation Change, which notice shall describe the applicable Intervening Event in reasonable detail; and
(B) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three (3)-Business Day period, shall have negotiated with Parent and its Representatives in good faith (to the extent Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board’s failure to make a Company Board Recommendation Change in connection with such Intervening Event would no longer be reasonably likely to be inconsistent with the fiduciary duties of the Company Board pursuant to applicable Law (as determined in good faith by the Company Board after consultation with the Company’s outside legal counsel).
(iii) Notwithstanding any Company Board Recommendation Change or any other provision of this Agreement to the contrary, unless this Agreement has been validly terminated pursuant to Section 7.1, the Company shall cause the approval of the Merger and the Transactions to be submitted to a vote of the Company Stockholders at the Company Meeting in order to obtain the Company Stockholder Approval.
(e) Notice. From and after the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall promptly (and, in any event, within forty-eight (48) hours) notify Parent and Merger Sub in writing if any Acquisition Proposal (or inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal) is received by the Company or any of its affiliates or Representatives, including the Company Board. Such notice shall include (i) the identity of the Person making the Acquisition Proposal, inquiry or offer, (ii) if in writing, a copy of such Acquisition Proposal, inquiry or offer (and if available, drafts of any Contract to effectuate such Acquisition Proposal) and copies of any financing commitments (provided, that any fee letters may be customarily redacted) received by the Company or the Company Board in connection therewith and (iii) if made orally, a summary of the material terms and conditions of such Acquisition Proposal, inquiry or offer. From and after the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company shall (i) keep Parent and Merger Sub reasonably informed of the status and any material changes to any of the material terms or conditions of any such Acquisition Proposal, inquiry or offer (including by providing unredacted copies of all amendments and proposed amendments provided to or by the Company or the Company Board) and (ii) shall notify Parent in writing promptly (and, in any event, within forty-eight (48) hours) after it first enters into discussions or negotiations concerning any such Acquisition Proposal, inquiry or offer or provides non-public information or data to any Person in connection therewith or relating thereto.
(f) Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit the Company or the Company Board from taking any of the following actions: (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act that does not recommend acceptance of the applicable tender offer or making a “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iii) complying with the Company’s disclosure obligations to the extent required pursuant to applicable United States federal or state Law with regard to an Acquisition Proposal; provided, that, no action or disclosure under any of clauses (i) through (iii) above shall be, or be deemed to permit the Company or the Company Board to effect, a Company Board Recommendation Change except in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board, to the extent required by Law, that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and/or the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be a Company Board Recommendation Change; provided, that, this Section 5.3(f) shall not be deemed to permit the Company or the Company Board to effect a Company Board Recommendation Change except in accordance with Section 5.3(d).
5.4 SEC Filings; Other Actions.
(a) As promptly as practicable (and in any event within twenty (20) Business Days) after the execution of this Agreement, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use its reasonable best efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them with a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give due consideration in good faith to any reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Each of Parent and Merger Sub shall (i) reasonably cooperate with the Company in the preparation of the Proxy Statement, (ii) furnish all information that is reasonably necessary or appropriate in connection with the preparation of the Proxy Statement concerning themselves and their affiliates as promptly as reasonably practicable after the date hereof upon receiving a written request from the Company, and (iii) provide such other assistance as soon as reasonably practicable after receiving a request from the Company, in each case, as may be reasonably requested by the Company in the connection with the preparation, filing and distribution of the Proxy Statement.

(b) The Company shall (i) mail the definitive Proxy Statement to the Company Stockholders of record as of the record date for the Company Meeting as promptly as practicable following the date of this Agreement (and in any event within six (6) Business Days following the date on which the SEC confirms that is has no further comments on the Proxy Statement), (ii) as promptly as practicable after the execution of this Agreement take all action necessary in accordance with the DGCL, the Company Charter and the Company Bylaws to establish a record date for the Company Meeting (including conducting “broker searches” in accordance with Rule 14a-13 of the Exchange Act and setting a preliminary record date for such Company Meeting), and duly call, give notice of, convene and hold a meeting of the Company Stockholders no later than thirty (30) days following the mailing of the definitive Proxy Statement (or such later date as Parent and the Company may mutually agree in writing) for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (iii) subject to a Company Board Recommendation Change effected in accordance with Section 5.3, include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement. The Company may postpone or adjourn the Company Meeting from time to time, but on not more than three (3) occasions, (A) with the prior written consent of Parent, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure, which the Company Board (after consultation with outside legal counsel) has determined in good faith is necessary or advisable, and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Meeting, (C) if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) or is scheduled to reconvene following an adjournment thereof, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Meeting, or (D) to the extent required by applicable Law; provided, however, that, no such postponement or adjournment shall delay the Company Meeting by more than twenty (20) Business Days from the originally scheduled date of the Company Meeting or ten (10) Business Days from the prior-scheduled date or to a date on or after the fifth (5th) Business Day preceding the Outside Date, without the prior written consent of Parent.
5.5 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain any consents, approvals or waivers required to be obtained from Third Parties in connection with the Transactions, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound; (ii) obtain all necessary actions or nonactions, waivers, approvals, Orders and authorizations from Governmental Entities (including those in connection with applicable Competition and Investment Screening Laws), make all necessary registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including in connection with applicable Competition and Investment Screening Laws); and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully carry out the purposes of this Agreement. Each of the parties shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable, each party shall consult with the other party in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other party with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity with respect to such Transactions, and to the extent legally permissible and practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made all filings required under the HSR Act within twenty (20) Business Days after the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, but without limiting Parent’s and Merger Sub’s obligations set forth in this Section 5.5, Parent shall, on behalf of the parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act or other Competition and Investment Screening Laws; provided, that, Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.
(b) Notwithstanding anything in this Agreement to the contrary, Parent agrees to take, or cause to be taken, all actions necessary to avoid, eliminate, and resolve any and all impediments under applicable Competition and Investment Screening Laws that may be asserted by any Governmental Entities or any other Person in connection with the Transactions, including to: (i) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, (ii) propose, negotiate, commit to, or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, separation, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (iii) accept any operational restrictions or otherwise take or commit to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective Subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or materially delaying the Closing, as applicable (each such action described in clause (ii) or clause (iii) above, a “Remedial Action”); provided, however, notwithstanding the foregoing or anything in this Agreement to the contrary, (x) nothing in this Agreement shall require any party or any of its respective affiliates or Subsidiaries to take any Remedial Action, and (y) the Company shall not take or permit any of its Subsidiaries to take, without the prior written consent of Parent, any Remedial Action that is not conditioned on the consummation of the transactions contemplated hereby; provided, further, that neither Parent nor any of its Subsidiaries shall be required to (x) accept any operational restrictions or otherwise take or commit to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or (y) sell, divest, separate or dispose of any assets, properties or businesses of (1) the Parent or any of its Subsidiaries if, in the case of either clauses (x) or (y), any such action would reasonably be expected to give rise to or result in a material adverse effect on the value of the Parent and its Subsidiaries, taken as a whole or (2) the Company or any of its Subsidiaries if, in the case of either clauses (x) or (y), any such action would reasonably be expected to give rise to or result in a material adverse effect on the value of the Company and its Subsidiaries, taken as a whole.
(c) From and after the date hereof until the earlier of the Closing and the valid termination of this Agreement in accordance with Article 7, neither Parent nor any of its Subsidiaries shall acquire or agree to acquire any entity, business, equity or assets of any Person if the entering into of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to prevent or delay beyond the Outside Date, the receipt of any waivers, approvals, Orders and authorizations from Governmental Entities (including those in connection with applicable Competition and Investment Screening Laws) in connection with the Merger and the other Transactions; provided, however, notwithstanding the foregoing, nothing in this Section 5.5 shall prohibit or restrict Parent or any of its affiliates or Subsidiaries from acquiring any entity, business, equity or assets of any Person in accordance with the terms of, or performing any of its obligations under or consummating any of the transactions contemplated by, any definitive agreement entered into by any such Person prior to the date hereof.
5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions, if the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation, Parent or Merger Sub; (b) receipt of any notice or other communication from any Governmental Entity or NYSE (or any other securities market) in connection with the Transactions, if the subject matter of such communication would be material to the Company, the Surviving Corporation, Parent or Merger Sub; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement, and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.
5.7 Public Announcements. Except as otherwise permitted under Section 5.3 or in connection with any Proceeding between the Company or its affiliates, on the one hand, and Parent or its affiliates, on the other hand, so long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger, the Transactions or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (x) to the extent required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party a reasonable opportunity to comment on such release or announcement in advance of such issuance; or (y) any press release or public statement that only includes information that is consistent with, and was previously disclosed in, any press releases, public disclosures or public statements made jointly by the parties and approved in accordance with this Section 5.7 (or individually, if approved by the other party in accordance with this Section 5.7). In addition, the Company may, without Parent’s or Merger Sub’s consent, and each of Parent and Merger Sub may, without the Company’s consent, communicate to their respective employees, customers, suppliers, vendors, partners or consultants with respect to the Merger, the Transactions or this Agreement; provided, that, any such communication shall only include information that is consistent with, and was previously disclosed in, any previous press releases, public disclosures or public statements made jointly by the parties and approved in accordance with this Section 5.7 (or individually, if approved by the other party in accordance with this Section 5.7). Without limiting the foregoing, the initial press release announcing the execution and delivery of this Agreement shall not be issued prior to the written approval thereof by each of the Company and Parent.
5.8 Employee Benefit Matters.
(a) During the period starting on the Closing Date and ending on the twelve (12) month anniversary thereof (the “Post-Closing Benefits Continuation Period”), Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries who are employed by the Company and its Subsidiaries immediately following the Closing Date (each, a “Continuing Employee”), during any period of employment with the Surviving Corporation and its affiliates following the Closing, (i) base salary or wages that are not less than the base salary or wages provided to such Continuing Employee immediately prior to the Effective Time, and (ii) target and maximum short-term cash incentive compensation opportunities that are no less than the target and maximum short-term cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that the target and maximum short-term incentive compensation opportunities may be reduced on a dollar-for-dollar basis by the amount that such Continuing Employee’s base salary or wages is increased following the Closing. During the period starting on the Closing Date and ending on December 31, 2026, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each Continuing Employee, during any period of employment with the Surviving Corporation and its affiliates following the Closing, other employee benefits (excluding equity or equity-based compensation, retention, change in control, transaction or one-time bonuses, defined benefit pension, nonqualified deferred compensation benefits, retiree health or welfare benefits or severance benefits) that are no less favorable in the aggregate than the other employee benefits (excluding equity or equity-based compensation, retention, change in control, transaction or one-time bonuses, defined benefit pension, nonqualified deferred compensation benefits, retiree health or welfare benefits or severance benefits) provided to the Continuing Employees immediately prior to the Effective Time. For qualifying terminations of employment occurring during the Post-Closing Benefits Continuation Period, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, provide each Continuing Employee with severance benefits that are no less favorable than those set forth on Section 5.8(a) of the Company Disclosure Schedule.
(b) With respect to benefit plans maintained by the Surviving Corporation (including any vacation, paid time-off and severance plans), for purposes of eligibility to participate, level of benefits, and vesting, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to fully treat each Continuing Employee’s service with the Company or any of its Subsidiaries (including any predecessors thereto), as reflected in the Company’s records, as service with the Surviving Corporation and credited to an analogous Company Benefit Plan; provided, however, that, such service need not be recognized to the extent that such recognition would result in any duplication of benefits with respect to the same period of service and the foregoing service credit shall not apply (i) with respect to any defined benefit pension or retiree medical plan, (ii) for purposes of any plan, program, agreement or arrangement established or maintained by Parent or any of its affiliates (“Parent Plan”) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for service or (iii) for purposes of any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation.
(c) Immediately prior to the Closing Date, the Company shall have the right to pay, the following, in each case, to the extent such bonuses have not been paid to the applicable Service Provider, annual bonuses for the calendar year 2025 performance period based on actual performance (determined in a manner consistent with past practice, except as otherwise expressly set forth on Section 5.1(l) of the Company Disclosure Schedule).
(d) Parent shall use commercially reasonable efforts, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts, to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan maintained by Parent or any of its affiliates (including the Surviving Corporation) that provides health benefits in which Continuing Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Continuing Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Continuing Employee and his or her eligible dependents under Company Benefit Plans in which such Continuing Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its affiliates (including the Surviving Corporation) in which such Continuing Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.
(e) If requested by Parent at least ten (10) Business Days before the Closing Date, effective as of no later than the day immediately preceding the Closing Date, the Company shall take all actions necessary to commence a termination process for any and all Company Benefit Plans intended to qualify under Section 401 of the Code. If Parent delivers notice requesting such termination, the Company shall provide to Parent, at least one Business Day prior to the Closing Date, evidence that the Company has adopted resolutions of the Company Board to terminate any such Company Benefit Plan effective as of the day prior to the Closing Date, conditioned on the occurrence of the Closing. The form and substance of such resolutions shall be subject to the review and comment of Parent (and any such comments shall be considered in good faith). The Company also shall take all such other actions in furtherance of terminating any such Company Benefit Plan as required by the terms of the plan document for such Company Benefit Plan or as Parent may reasonably require. If the Company’s tax-qualified defined contribution 401(k) retirement plan (the “Company 401(k) Plan”) is terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its affiliates (the “Parent 401(k) Plan”) that will cover eligible Continuing Employees effective as soon as administratively practicable after the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (excluding the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.
(f) Parent shall comply with its obligations set forth in Section 5.8(f) of the Company Disclosure Schedule.
(g) Without limiting the generality of Section 8.9, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other Service Provider shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment or service for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment or service of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to adopt or continue any Company Benefit Plan or any other employee benefit plans, agreements, arrangements, programs, policies or Contracts at any time, or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, agreements, arrangements, programs, policies or Contracts.
5.9 Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and advance expenses as incurred (but no later than thirty (30) days after the submission of invoices) to, to the fullest extent permitted under applicable Law and the Company Charter or the Company Bylaws in effect as of the date of this Agreement, each present and former director, officer and manager of the Company and its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee”, and collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Proceeding or other matter, whether civil, criminal, administrative or investigative, arising out of, relating to or resulting from the fact that such Indemnitee is or was a director, officer or manager of the Company or any of its Subsidiaries, whenever asserted (including matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions). Parent shall cause the Surviving Corporation not to settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding, investigation or other matter in which such Indemnitee sought or could have sought indemnification, unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnitee.
(b) For a period of no less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to (i) maintain in effect the exculpation, indemnification and advancement of expenses provisions as set forth in the Company and its Subsidiaries’ certificate of incorporation, bylaws or similar organizational documents in effect as of the date of this Agreement and (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnitee.
(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, procure and maintain for a period no less than six (6) years from and after the Effective Time, directors and officers liability, employment practices liability and fiduciary liability insurance covering the Indemnitees and the other natural persons who are covered by the Company and its Subsidiaries’ directors and officers liability, employment practices liability and fiduciary liability insurance in effect as of the Effective Time (such insurance, “Current Insurance”, and such persons, “Insured Persons”) that provides coverage for acts, omissions, facts, events and other matters occurring at or prior to the Effective Time on terms and conditions, including limits and retentions, no less favorable in the aggregate to the Insured Persons than the Current Insurance from insurers with an A.M. Best Financial Strength Rating of “A-” or better (such insurance, the “D&O Insurance”); provided, however, that, the Surviving Corporation shall not be required to pay an aggregate annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time for the Current Insurance (the “Maximum Amount”), it being understood that if the D&O Insurance is not available or the aggregate annual premium for the D&O Insurance exceeds the Maximum Amount, then the Surviving Corporation shall use reasonable best efforts to, at a minimum, obtain the most advantageous coverage available for the Maximum Amount. Notwithstanding the foregoing, the provisions of the immediately preceding sentence shall be deemed to have been satisfied if, prior to the Effective Time, the Company obtains prepaid non-cancellable “tail” directors and officers liability, employment practices liability and fiduciary liability insurance with respect to Current Insurance policies covering the Insured Persons that provides coverage for acts, omissions, facts, events and other matters occurring at or prior to the Effective Time on terms and conditions, including limits and retentions, no less favorable in the aggregate to the Insured Persons than the Current Insurance and with a reporting period no less than six (6) years from and after the Effective Time; provided, however, that the aggregate premium for such “tail” insurance shall not exceed the Maximum Amount, it being understood that if such “tail” insurance is not available or the aggregate premium for the “tail” insurance exceeds the Maximum Amount, then the Company shall use reasonable best efforts to obtain the most advantageous coverage available for an aggregate cost not exceeding the Maximum Amount, unless otherwise directed in writing by Parent.
(d) With respect to any indemnification obligations of Parent and the Surviving Corporation pursuant to this Section 5.9, Parent and the Surviving Corporation hereby acknowledge and agree that: (i) the Surviving

Corporation shall be the indemnitor of first resort with respect to all indemnification obligations of the Surviving Corporation pursuant to this Section 5.9 (i.e., its obligations to an applicable Indemnitee are primary, and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such Indemnitee are secondary) and (ii) the Surviving Corporation irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof; provided that nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its obligations under any insurance policy.
(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.
(f) The rights of each Indemnitee under this Section 5.9 (i) shall survive consummation of the transactions contemplated by this Agreement; (ii) are intended to benefit, and shall be enforceable by, each Indemnitee and their respective heirs, administrators, executors, permitted assigns and successors (who shall be third-party beneficiaries of this Section 5.9); and (iii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or insurance that any such Indemnitee (and their respective heirs, administrators, executors, permitted assigns and successors) may have by contract pursuant to the terms of any indemnification agreement in effect as of the date hereof and set forth on Section 5.9 of the Company Disclosure Schedule.
(g) The Surviving Corporation shall, or shall cause any of its Subsidiaries to, advance, and cause to be paid, on a current basis (but no later than thirty (30) days after the submission of invoices to the Surviving Corporation) all attorneys’ fees, costs and expenses actually incurred by any Indemnitee in enforcing his or her rights under this Section 5.9 with respect to any breach by the Surviving Corporation of its indemnification obligations under this Section 5.9, subject to recoupment if a court of competent jurisdiction determines in a final and nonappealable order that no such indemnification is owed to such Indemnitee hereunder; provided, that, the obligations of the Surviving Corporation under this Section 5.9(g) shall not be broader than the advancement obligations of the Company under, and shall be subject to the applicable limitations and conditions set forth in, the Company Charter or the Company Bylaws in effect as of the date of this Agreement.
5.10 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other Transactions contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.
5.11 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.12 Transaction Litigation. From and after the date hereof until the earlier of the valid termination of this Agreement in accordance with Article 7 and the Effective Time, the Company shall promptly provide written notice to Parent (including copies of all pleadings) and give Parent the opportunity to participate reasonably in advance in the defense, settlement or resolution of, any claim, demand or other Proceeding made or commenced by any Person (other than any of the parties or their respective affiliates), including those related to any stockholder litigation, against the Company or any of its Subsidiaries, any of their respective directors or officers or otherwise relating to any of the Transactions (“Transaction Litigation”). The Company shall keep Parent reasonably informed and promptly provide any material updates regarding any such Transaction Litigation. The Company shall consult with Parent reasonably in advance regarding any strategies or significant decisions with respect to the defense, compromise, resolution or settlement of any such Transaction Litigation, and shall consider in good faith Parent’s (and its legal counsel’s) views, comments and suggestions with respect to any such strategy or decision relating to any Transaction Litigation. The Company shall not settle, compromise or resolve (or offer to settle, compromise or resolve), or make any significant decision (including the filing of any “mooting disclosures”) in furtherance of the settlement, compromise or resolution of, any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.12, “participate” means that the Company will keep Parent apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that doing so would not result in a waiver of attorney-client privilege between the Company and its outside counsel, as determined in good faith by the Company’s outside counsel) reasonably in advance of making any significant decisions regarding the proposed strategy, and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation, except as set forth in the immediately preceding sentence.
5.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NYSE to enable the delisting by the Company of the Class A Common Stock from NYSE as promptly as practicable after the Effective Time and the deregistration of the Class A Common Stock under the Exchange Act as promptly as practicable after such delisting.
5.14 Director Resignations. To the extent requested in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent a resignation letter executed by each director of the Company or any of its Subsidiaries in office immediately prior to the Effective Time (as applicable), in each case, on a form reasonably acceptable to Parent and which resignation shall be effective at the Effective Time.
5.15 No Control of the Other Party ’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other party at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.
5.16 Company Credit Agreement; Convertible Notes.
(a) The Company shall use reasonable best efforts to deliver to Parent prior to the Closing Date a duly executed payoff letter with respect to the Company Credit Agreement, which shall be in a customary form and reasonably acceptable to Parent (the “Company Payoff Letter”), which Company Payoff Letter shall include the aggregate amount required to be paid for the satisfaction of all outstanding obligations arising under the Company Credit Agreement (the “Payoff Amount”) and, upon receipt of the Payoff Amount, cause the termination of the Company Credit Agreement (other than any provisions that expressly survive pursuant to the Company Credit Agreement) and to the extent applicable, cause all Liens (and guarantees), if any, securing the obligations thereunder to be automatically released and terminated.
(b) The Company and its Subsidiaries shall comply with all of their respective obligations under the Convertible Notes Indentures, including making any required payments thereunder and delivering any notices and entering into any agreements, instruments, supplemental indentures and undertakings as required pursuant to the Convertible Notes Indentures, and shall not amend, supplement or modify any of the terms of the Convertible Notes Indentures without the prior written consent of Parent. Without limiting the foregoing, on the Closing Date, the Company shall, in accordance with the applicable terms of the 2026 Convertible Notes Indenture, (i) send to the holders of the 2026 Convertible Notes a Fundamental Change Repurchase Notice (as such term is defined in the 2026 Convertible Notes Indenture) specifying a Fundamental Change Repurchase Date (as such term is defined in the 2026 Convertible Notes Indenture) on the twentieth (20th) Business Day after the Closing Date; and (ii) irrevocably deposit with the trustee a cash amount equal to the aggregate Fundamental Change Repurchase Price (as such term is defined in the 2026 Convertible Notes Indenture) with respect to all 2026 Convertible Notes outstanding as of the Closing Date, which such amount shall be applied to complete the repurchase of such 2026 Convertible Notes on the Fundamental Change Repurchase Date in accordance with the terms of the 2026 Convertible Notes Indenture; provided, that, any cash amount not used for such purpose shall be returned to the Company in accordance with the 2026 Convertible Notes Indenture.
5.17 Financing Cooperation. From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 7, the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries and Representatives to, provide such customary cooperation necessary for the arrangement of any debt financing of Parent in connection with the Transactions, as may be reasonably requested by Parent (at Parent’s sole cost and expense); provided, that, (a) such cooperation shall be limited to the delivery of customary authorization letters with respect to the presence or absence of material non-public information and the accuracy of the information contained therein, in each case, solely with respect to the Company and its Subsidiaries; provided, that, any information distributed in connection with such authorization letters shall contain customary language which shall exculpate the Company and its Representatives and affiliates with respect to any liability related to the misuse of the contents of such information or related marketing materials by the recipients thereof and (b) no cooperation or action shall be required pursuant to this Section 5.17 to the extent that it would (i) require the Company or its Subsidiaries or any of their respective Representatives to provide any indemnities or incur any liability or other obligation, (ii) impose any personal liability on the officers, directors, managers, employees, advisors, accountants, consultants, auditors, agents or other Representatives of the Company or its Subsidiaries, (iii) unreasonably interfere with the operation of the business of the Company or its Subsidiaries or (iv) provide access to or disclose information that the Company or its Subsidiaries reasonably determines (following consultation with external legal counsel) would result in the loss of any attorney-client or similar privilege of the Company or such Subsidiaries. Parent shall indemnify and hold harmless the Company, each of its Subsidiaries and their respective Representatives and affiliates from and against all losses suffered or incurred by any of them in connection with the obligations required to be performed under this Section 5.17, any debt financing that Parent may raise in connection with the Transactions, or any information used in connection with any of the foregoing. Parent shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including any reasonable and documented attorneys’ fees) incurred by the Company, any of its Subsidiaries or any of their respective Representatives or affiliates in connection with the cooperation contemplated by this Section 5.17. Notwithstanding anything in this Agreement to the contrary, the parties agree that any action taken or omitted to be taken by the Company, its Subsidiaries and their respective Representatives with respect to the matters contemplated by this Section 5.17 will not be taken into account for purposes of determining whether any of the conditions contained in Article 6 have been satisfied or whether any right of termination arises under Section 7.1.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
6.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger and the Transactions shall be subject to the satisfaction (or waiver by Parent, Merger Sub or the Company, to the extent not prohibited by Law) at or prior to the Effective Time of each of the following conditions:
(a) The Company Stockholder Approval shall have been obtained.
(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any court or other Governmental Entity of a competent jurisdiction set forth on Section 6.1(b) of the Company Disclosure Schedule, and there shall not be in effect any Law enacted, issued or promulgated by any Governmental Entity of a competent jurisdiction set forth on Section 6.1(b) of the Company Disclosure Schedule that prevents the consummation of the Merger.
(c) Any waiting period (or any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.
6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the Transactions is further subject to the fulfillment or satisfaction (or waiver by the Company, to the extent not prohibited by Law) at or prior to the Effective Time of each of the following conditions:
(a) Each representation and warranty of Parent and Merger Sub (i) contained in Section 4.1 (Corporate Organization), Section 4.2 (Authority, Execution and Delivery; Enforceability), Section 4.3(a)(i) (No Conflicts), Section 4.5 (Financing) and Section 4.9 (Brokers) shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though made at and as of such date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time); (ii) contained in Section 4.8 (Ownership of Merger Sub) shall be true and correct in all respects except for any de minimis inaccuracies as of the date hereof and at and as of the Closing Date as though made at and as of such date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time); and (iii) otherwise contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date hereof and at and as of the Closing Date as though made at and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except, in each case of this clause (iii), for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time; provided, however, that, no failure to timely deliver any notice in accordance with Section 5.6 shall, in and of itself, cause the failure of the condition set forth in this Section 6.2(b) to be satisfied.
(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment or satisfaction (or waiver by Parent and Merger Sub, to the extent not prohibited by Law) at or prior to the Effective Time of each of the following conditions:
(a) Each representation and warranty of the Company (i) contained in Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.4(a)(i) (No Conflicts) and Section 3.18 (Broker’s Fees), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications therein, shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time); (ii) contained in Section 3.2 (Capitalization) shall be true and correct in all respects except for any de minimis inaccuracies as of the date hereof and at and as of the Closing Date as though made at and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time); and (iii) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date hereof and the Closing Date as though made at and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be so true and correct as of such date or time), except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time; provided, however, that, no failure to timely deliver any notice in accordance with Section 5.6 shall, in and of itself, cause the failure of the condition set forth in this Section 6.3(b) to be satisfied.
(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement.
(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;
(c) by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated any Law or Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Law, Order or other action shall have become final and non-appealable;

provided, that, the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party (and in the case of Parent, including Merger Sub) whose action or failure to perform or comply with any provision of this Agreement was a primary cause of (x) such Law or Order to be enacted, issued or promulgated or (y) the failure to remove such Law or Order;
(d) by either the Company or Parent if the Effective Time shall not have occurred on or before 11:59 p.m., Pacific Time, on June 1, 2026 (the “Initial Outside Date”); provided, that, in the event that, at the Initial Outside Date, all of the conditions in Article 6, other than one or more conditions in Section 6.1(b) (solely with respect to Orders and Laws related to the HSR Act) or Section 6.1(c) have been satisfied (other than conditions that by their nature are to be satisfied at the Closing and which conditions are capable of being satisfied at such time), or have been waived by Parent and Merger Sub or the Company, as applicable, then the Outside Date shall automatically be extended to 11:59 p.m., Pacific Time, on September 1, 2026 (the “Extended Outside Date”), unless Parent and the Company mutually agree in writing to an earlier Extended Outside Date; provided, further, that, (x) if all of the conditions set forth in Article 6 shall have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing and which conditions are capable of being satisfied at such time) on a date that occurs on or prior to the applicable Outside Date but (y) the Closing would thereafter occur in accordance with Section 1.2 on a date (the “Specified Date”) that occurs within three (3) Business Days after such Outside Date, then the applicable Outside Date shall automatically be extended to such Specified Date and the Specified Date shall become the applicable Outside Date for purposes of this Agreement; provided, however, that, neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any breach by such party (and in the case of Parent, including the breach by Merger Sub) of its representations, warranties or covenants contained in this Agreement, and such breach was a primary cause or primarily resulted in the failure of the Closing to have occurred prior to the Initial Outside Date or the Extended Outside Date, as the case may be;
(e) by Parent, at any time prior to the receipt of the Company Stockholder Approval, (i) if the Company Board shall have effected a Company Board Recommendation Change or (ii) if there shall have been a Willful and Material Breach by the Company of Section 5.3;
(f) by the Company, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company has received a Superior Proposal after the date of this Agreement, (ii) the Company Board has authorized the Company to enter into a definitive agreement to consummate the transactions contemplated by such Superior Proposal following the procedures set forth in Section 5.3, (iii) the Company has complied in all material respects with the terms and conditions set forth in Section 5.3 with respect to such Superior Proposal and (iv) substantially concurrently with (and as a condition to) such termination the Company pays (or causes to be paid) Parent the Company Termination Fee in accordance with Section 7.3;
(g) by Parent, at any time prior to the Effective Time, if (i) there has been a breach by the Company of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or, if capable of cure, shall not have been cured by the earlier of (x) the date that is thirty (30) days following the date of delivery of such written notice to the Company and (y) the Outside Date; provided, however, that, Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants contained in this Agreement, and such breach would result in the failure of the conditions set forth in Sections 6.2(a) and 6.2(b) to be satisfied; or
(h) by the Company, at any time prior to the Effective Time, if (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.2(a) and 6.2(b) prior to the applicable Outside Date or, if capable of cure, shall not have been cured by the earlier of (x) the date that is thirty (30) days following the date of delivery of such written notice to Parent and (y) the Outside Date;

provided, however, that, the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any of its representations, warranties or covenants contained in this Agreement, and such breach would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied.
7.2 Effect of Termination. In the event of any proper and valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Section 5.2, Section 5.7, Section 7.2, Section 7.3 and Article 8, each of which shall survive termination of this Agreement in accordance with their respective terms), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors or Representatives, except with respect to the second sentence of Section 5.2, Section 5.7, Section 7.2, Section 7.3 and Article 8; provided, that, subject to Section 7.3, nothing herein shall relieve any party from liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may take into consideration the economic benefits of the Transactions lost by the Company Stockholders) incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement prior to such termination, and the aggrieved party shall be entitled to all remedies available at law or in equity.
7.3 Company Termination Fee.
(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e), then the Company shall pay to Parent within eight (8) Business Days thereafter the Company Termination Fee.
(b) The parties hereto agree that if (i) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), (ii) after the date hereof and prior to the date of the Company Meeting (in the case of a termination pursuant to Section 7.1(b)) or prior to such termination (in the case of termination pursuant to Section 7.1(d) or Section 7.1(g)), an Acquisition Proposal has been publicly announced and not withdrawn before the date such meeting is held (unless it is adjourned) (in the case of a termination pursuant to Section 7.1(b)) or prior to such termination (in the case of a termination pursuant to Section 7.1(d) or Section 7.1(g)) and (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Transaction is consummated within twelve (12) months after such termination, then the Company shall pay the Company Termination Fee to Parent, no later than eight (8) Business Days after the earlier of the entry into such definitive agreement with respect to an Acquisition Proposal or the consummation of such Acquisition Transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Exhibit A, except that the references to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%).”
(c) The parties hereto agree that if this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent the Company Termination Fee substantially concurrently with such termination.
(d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.
(e) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. If Parent receives payment of the Company Termination Fee under the circumstances in which it is payable as provided in this Section 7.3, the receipt of the Company Termination Fee will be (i) the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective direct or indirect former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, attorneys, agents, affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for any breach or failure to perform hereunder or otherwise, and upon payment of such amount (in circumstances where the Company Termination Fee is payable), none of the Company Related Parties shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or the Transactions and (ii) deemed to be liquidated damages for any and all damages or losses suffered or incurred by Parent, Merger Sub or any of its affiliates in connection with this Agreement and the termination of this Agreement (or any matter forming the basis for such termination), and none of Parent, Merger Sub or any of their respective affiliates will be entitled to bring any Proceeding or otherwise be entitled to any remedy against the Company or any of the Company Related Parties, at law or in equity or otherwise, arising from or in connection with this Agreement (including the termination thereof) or any of the Transactions. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.
(f) The Company acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without the agreements contained in this Section 7.3, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee or any other amount is due pursuant to this Section 7.3, then (i) the Company shall reimburse Parent (or its designee) for all reasonable and documented out-of-pocket costs and expenses (including reasonable disbursements and attorneys’ fees) incurred in the collection of any such amount, including in connection with any related Proceedings commenced by Parent, and (ii) the Company shall pay, or cause to be paid, to Parent (or its designee) interest on the Company Termination Fee (or portion thereof, as applicable) or such other amount that has not been timely paid hereunder, which shall accrue from and including the date on which the Company Termination Fee or other amount was required to be paid in accordance with this Section 7.3, but excluding the date of actual payment, at the prime rate set forth in the Wall Street Journal in effect on the date on which any such payment was required to be made hereunder.
7.4 Amendment. Subject to the provisions of any applicable Law, this Agreement may be amended by each of the Company, Parent and Merger Sub at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders without such approval. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed by the parties hereto.
7.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other power, right, privilege or remedy hereunder.
ARTICLE 8
GENERAL PROVISIONS
8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement nor in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that, notwithstanding the foregoing, nothing in this Section 8.1 shall limit any covenant or agreement of any of the parties to this Agreement or to any instrument delivered pursuant hereto that, by its terms, contemplates performance after the Effective Time, which such covenants and agreements shall survive the Effective Time to the extent expressly provided for herein in accordance with their respective terms.
8.2 Fees and Expenses. Subject to Section 7.2, except as otherwise provided in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.
8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, return receipt requested, postage prepaid, (c) on the next Business Day if transmitted by prepaid national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent, Merger Sub or, after the Effective Time, the Surviving Corporation, addressed to it at:

c/o Bending Spoons S.p.A.
Via Nino Bonnet 10
Milan, MI 20154
Italy
Attention:	Legal
Email:	****; ****

with a copy to (for information purposes only):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Eric M. Swedenburg; Anthony F. Vernace; Matthew A. Fisher
Email:	eswedenburg@stblaw.com; avernace@stblaw.com
matthew.fisher@stblaw.com

If to the Company, addressed to it at:.

Eventbrite, Inc
95 Third Street, 2nd Floor
San Francisco, CA 94103
Attention:	Legal
Email:	****

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention:	Kenton King and Sonia K. Nijjar
Email:	Kenton.King@skadden.com; Sonia.Nijjar@skadden.com

8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.
8.5 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in a mutually acceptable manner to the end that the Transactions are fulfilled to the extent possible.
8.6 Entire Agreement.
(a) This Agreement (together with the Exhibits, the Voting and Support Agreement and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, by or among the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
(b) The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that, Parent and Merger Sub will have the right to assign, and may assign, all or any portion of their respective rights and obligations pursuant to this Agreement to any of their respective affiliates; provided, further, that, no such assignment shall relieve Parent or Merger Sub of its obligations hereunder or reasonably be expected to impose any delay or adversely affect the parties’ ability to consummate the Transactions in accordance with the terms hereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
8.8 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than pursuant to Section 5.9 and Section 7.3.
8.9 Mutual Drafting; Interpretation.
(a) Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.
(b) For purposes of this Agreement, whenever the context requires:
(i) The singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(ii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(iii) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise.
(iv) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(v) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the same meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(vi) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(vii) As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.
(viii) The words “made available to Parent” and words of similar import refer to documents (a) posted to the data room titled “Project Everest” hosted by Intralinks and maintained by the Company or its Representatives in connection with the Transactions and made accessible to Parent prior to the execution of this Agreement and remaining so accessible through the Closing Date, (b) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (c) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in the case of each of clauses (b) and (c), at least one (1) Business Day prior to the date of this Agreement.
(ix) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement, respectively.
(x) All references in this Agreement to “$” are intended to refer to U.S. dollars.
(xi) Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and the words “shall” and “will” have the same meaning.
(xii) Whenever this Agreement refers to a number of days, such number refers to calendar days, unless Business Days are specified.
(xiii) Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding, except in such courts; (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).
8.11 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
8.12 Specific Performance. Subject to Section 7.3, the parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which such parties are entitled at law or in equity; (b) the parties waive any requirement for the securing or posting of any bond or proof of actual damages in connection with the obtaining of any grant of specific performance to enforce specifically the terms and provisions of this Agreement or injunctive relief to prevent a breach of any of the terms or provisions of this Agreement; and (c) the parties will not oppose any action for specific performance on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Subject to Section 7.3, the Company’s, Parent’s or Merger Sub’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach. To the extent any party brings a Proceeding to specifically enforce the performance of the terms and provisions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives the termination of this Agreement), the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court of competent jurisdiction presiding over such Proceeding in accordance with Section 8.10.
[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

BENDING SPOONS US INC.

By:	/s/ Mattie Maharaj
	Name:	Mattie Maharaj
	Title:	Authorized Signatory

Merger Sub:

EVEREST MERGER SUB INC.

By:	/s/ Francesco Patarnello
	Name:	Francesco Patarnello
	Title:	President, Chief Executive Officer, and Secretary

[Signature Page to Agreement and Plan of Merger]

Company:

EVENTBRITE, INC.

By:	/s/ Julia Hartz
	Name:	Julia Hartz
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings indicated below.
“2025 Convertible Notes Indenture” shall mean the Indenture, dated as of June 15, 2020, by and between the Company and Wilmington Trust, National Association, as trustee.
“2026 Convertible Notes” shall mean the 0.75% convertible senior notes of the Company due September 15, 2026.
“2026 Convertible Notes Indenture” shall mean the Indenture, dated as of March 11, 2021, by and between the Company and Wilmington Trust, National Association, as trustee.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that either (a) is in effect on the date of this Agreement or (b) if executed after the date hereof, is no less favorable in the aggregate to the Company than the Confidentiality Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions that would prohibit the making of any Acquisition Proposal for a negotiated transaction with the Company.
“Acquisition Proposal” means any offer or proposal from a Third Party for or relating to an Acquisition Transaction.
“Acquisition Transaction” means any direct or indirect (a) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold Equity Interests representing twenty percent (20%) or more of the total outstanding Equity Interests of the Company (by vote or volume) after giving effect to the consummation of such transaction, (b) sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as of the date of such transaction, (c) issuance or acquisition, sale or disposition (including by way of merger, tender offer, consolidation, business combination or share exchange) of Equity Interests representing twenty percent (20%) or more of the outstanding Equity Interests of the Company (by vote or volume), or (d) combination of the foregoing (in each case, other than the Merger or other Transactions).
“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person.
“Anti-Corruption Law” means any Law, rules or regulations related to bribery or corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Laws.
“beneficial ownership” (and related terms, such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.
“Business Day” means a day other than Saturday, Sunday, any day on which banks located in San Francisco, California, New York, New York or Milan, Italy are authorized or obligated by applicable Law to close or any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Credit Agreement” shall mean the Credit Agreement, dated as of August 6, 2025, by and among the Company, the several lenders from time to time party thereto, and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, as administrative agent and collateral agent.
“Company Employee Stock Purchase Plan” means the Company 2018 Employee Stock Purchase Plan.
“Company Equity Plans” means the Company 2004 Stock Plan, the Company 2010 Stock Plan, and the Company 2018 Stock Option and Incentive Plan.

“Company Material Adverse Effect” means any change, event, state of facts, occurrence, effect or development (an “Effect”) that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents, or would reasonably be expected to prevent, the consummation of the Transactions in accordance with the terms of this Agreement, or materially impairs, or would reasonably be expected to materially impair, the ability of the Company and its Subsidiaries to enter into this Agreement, perform its obligations hereunder or consummate the Transactions in accordance with the terms hereof; provided, however, that, solely in the case of clause (a) above, no adverse Effects arising out of the following (alone or in combination) shall not constitute or contribute to a Company Material Adverse Effect: (i) operating, business, regulatory or other conditions generally affecting and applicable to the industries in which the Company and its Subsidiaries operate their business; (ii) global, national or regional political, legislative, financial, economic, energy, capital market (including the prevailing interest rates, inflation or inflation rates, credit markets or exchange rates) or business conditions, including hostilities, acts of war, military activity, cyber-attacks on the United States or any other country by a state or other geopolitical actor, sabotage or terrorism, including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war (whether or not declared, and including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof); (iii) changes in GAAP or any changes in applicable Laws or the enforcement or the interpretation thereof, in each case, after the date hereof; (iv) hurricanes, earthquakes, floods or other natural disasters and other force majeure events in the United States or any other country or region in the world; (v) any epidemic, pandemic or disease outbreak, quarantine restrictions, other outbreak or illness or public health event (whether human or animal); (vi) any effect arising from the execution or announcement of this Agreement or pendency of the consummation of the transactions contemplated by this Agreement (including the identity of Parent), including any impact on the Company’s and its Subsidiaries’ relationships with employees, contractors, customers, suppliers, distributors, regulators or business partners (provided, that, this clause (vi) shall not apply for purposes of the representations and warranties set forth in Section 3.4); (vii) any Transaction Litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transaction; (viii) any change in the market price or trading volume of the Class A Common Stock or the credit rating of the Company and any changes in any analysts’ recommendations or ratings with respect to the Company (provided, that, the underlying causes of and reasons for any such change may be taken into account in determining whether a Company Material Adverse Effect has occurred) or (ix) the failure of the Company and its Subsidiaries to meet or achieve the results set forth in any internal, published or analysts’ expectations or projections, performance measures, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided, that, the underlying causes of any such failure shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless any such cause is otherwise specifically excluded by one of the other clauses of this definition); provided, however, that any Effect arising out of or referred to in any of the foregoing clauses (i) through (v) shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect to the extent such Effect adversely affects the business of the Company and its Subsidiaries in a materially disproportionate manner in comparison to other participants in industries that are the same or substantially similar to the industries in which the Company and its Subsidiaries operate their businesses.
“Company-Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Proprietary Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries. “Company Termination Fee” means an amount equal to $14,400,000.
“Competition and Investment Screening Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate investments on the grounds of national security, national interest or public order, or actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar competition or antitrust or investment screening Laws of any jurisdiction other than the United States.
“Contract” means any legally binding agreement, arrangement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, purchase and sale order, or other legal commitment to which, in each case, a Person is a party or bound.

“control” (including the terms “controlled by” and “under common control with” or other correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.
“Convertible Notes Indenture” shall mean, collectively, the 2025 Convertible Notes Indenture and the 2026 Convertible Notes Indenture.
“Environmental Claims” means any Proceeding, investigation, Order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential violation or liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials.
“Environmental Laws” means any and all federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the health and safety of persons from exposures to Hazardous Materials.
“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.
“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity, equity-based or other ownership interest in any Person, and any option, warrant, right, equity or equity-based compensation award or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity, equity-based or other ownership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each Person or trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, would be deemed to be, or at any time within the six (6)-year period prior to the date of this Agreement would have been deemed to be, a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “GAAP” means generally accepted accounting principles, as applied in the United States.
“Government Official” means any (a) officer, agent or employee of a Governmental Entity, (b) person acting in an official capacity for or on behalf of a Governmental Entity, (c) candidate for government or political office, or (d) member of a royal family.
“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision, governmental entity of any nature (including any governmental agency, branch, department, division, official or entity) or any court, arbitrator or tribunal thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of, or pertaining to, government.
“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous, dangerous or deleterious material, substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or may give rise to standards of conduct or liability under any Environmental Laws, including any quantity of asbestos in any form, toxic mold, per- and polyfluoroalkyl substances, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Information Privacy Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, data transfer, the Processing or use of Personal Data, data breach and data breach notification and applicable to the Company and its Subsidiaries: (i) applicable Laws (ii) the Company and its Subsidiaries’ public notices, policies and procedures (each a “Privacy Policy”), and (iii) obligations pursuant to Contracts to which the Company or any of its Subsidiaries is a party.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) mask works and industrial designs, and all applications and registrations in connection therewith; and (e) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, research and development information, know-how, formulas, compositions, technical data, designs, drawings, financial, marketing and business data, customer and supplier lists, algorithms, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).
“Intervening Event” means any effect, change, event, circumstance, condition, development, state of fact or occurrence first arising after the date hereof that (a) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof and (b) does not relate to any Acquisition Proposal.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals set forth on Schedule II attached hereto after reasonable inquiry of their direct reports and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.
“Law” means any national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Lien” means, with respect to any property, Equity Interest, right or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, Equity Interest, right or asset.
“NYSE” means The New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” means Software that is distributed as “free software,” “open source software” or under licensing or distribution terms identified as open source license terms by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.
“Order” means any judgment, order, ruling, decision, writ, injunction, decree, consent, determination, stipulation, agreement or award of, by or with any Governmental Entity.
“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.
“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has prevented or materially delayed or materially impaired, or would reasonably be expected to prevent or materially delay or materially impair, Parent’s or Merger Sub’s ability to consummate the Transactions in accordance with the terms and conditions set forth in this Agreement.
“Permitted Liens” means (a) Liens for Taxes, assessments and charges or levies by a Governmental Entity not yet due and payable, or that are being contested in good faith by appropriate Proceedings; (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising in the ordinary course of business for amounts not yet due and payable (provided, that, appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Entities, in each case that do not materially and adversely impact the current use of the affected property or materially impair the value of such property; (d) all exceptions, restrictions, imperfections of title, charges and other Liens affecting any assets of the Company or any of its Subsidiaries that do not materially interfere with the present use of such assets of the Company or any of its Subsidiaries, taken as a whole, or materially impair the value of such assets; (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (provided, that, no such Lien resulted from a failure to comply with applicable Laws); (f) as to any Company Leased Real Property, any Lien created by or for the landlord thereof and imposed on the underlying fee interest of the applicable Company Leased Real Property; and (g) with respect to leased personal property or licensed Intellectual Property, the terms and conditions set forth in the corresponding lease agreement or license applicable thereto.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.
“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person and (b) any data or information defined as “public data,” “personal information,” “personally identifiable information,” “non-public personal information” or “individually identifiable health information” under any applicable Law relating to privacy, data protection, data transfer, data processing, data breach or data breach notification.
“Proceedings” means all actions, suits, claims, complaints, charges, arbitrations, investigations, audits, litigations or other similarly formal legal proceedings, in each case, by, before or involving, any court or any Governmental Entity, or any arbitrator or arbitration panel.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information.
“Proxy Statement” means a proxy statement or Schedule 14A filing under the Exchange Act or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.
“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, and other representatives.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the non-government controlled oblasts of the Kherson and Zaporizhzhia regions of Ukraine).
“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including OFAC, the U.S. Department of Commerce, or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union Member State or His Majesty’s Treasury of the United Kingdom; (b) any Person located, organized or resident in a Sanctioned Country; (c) the Government of Venezuela; or (d) any Person that is fifty percent (50%) or more owned or controlled by any such Persons described in the foregoing clauses (a) through (c).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of Commerce, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or His Majesty’s Treasury of the United Kingdom.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data and/or confidential information; (ii) accidental, unlawful or unauthorized access to or use of a Company System that jeopardizes or adversely impacts the confidentiality, integrity, or availability of the Company Systems or any Personal Data or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.
“Software” means all software (including assemblers, applets, compilers, source code, object code, intermediate/byte code, executable code, embodiments of algorithms, firmware and related documentation), together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.
“Software Product” means Company Proprietary Software currently licensed, offered as a service or otherwise made available by the Company or any of its Subsidiaries to any customer.
“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel), taking into account all legal, financial (including the financing terms thereof), business, regulatory and other aspects of such Acquisition Proposal that the Company Board determines in good faith to be relevant, is more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the terms of this Agreement and the Merger and that, if accepted, would reasonably be expected to be completed on the terms set forth therein. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” will be deemed to be references to “fifty percent (50%).”
“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Return” means any report, return (including information return), claim for refund, statement or declaration filed or required to be filed with a Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Taxes” means all taxes and other charges in the nature of a tax imposed by any Governmental Entity, including, without limitation, income, franchise, premium, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, privilege taxes, digital services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, unemployment, excise, estimated, withholding, ad valorem, stamp, transfer, registration and value-added tax, and any interest, penalty, fine or additional amounts imposed by a Governmental Entity in respect of any of the foregoing, whether or not disputed.
“Third Party” shall mean any Person other than Parent, Merger Sub or their respective affiliates.
“Top Customers” means the top twenty (20) customers of the Company and its Subsidiaries on a consolidated basis (based on the total revenue generated by customers of the Company and its Subsidiaries for the twelve (12)-month period ended on September 30, 2025).
“Top Vendors” means the top twenty (20) vendors of the Company and its Subsidiaries on a consolidated basis (based on total payments by the Company and its Subsidiaries for the twelve (12)-month period ended on September 30, 2025).
“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration

Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (b) all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country where the Company operates.
“Treasury Regulations” means Treasury regulations promulgated under the Code.
“Union” means any union, employee association, works council or any other labor organization.
“Willful and Material Breach” means a material breach by a party of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an act or an omission undertaken or omitted by the breaching party with the actual knowledge that the taking of such act or omission would result in such breach.

EXHIBIT B
FORM OF VOTING
AND SUPPORT AGREEMENT
[Attached]

Annex B

EXECUTION VERSION
STOCKHOLDER VOTING AND SUPPORT AGREEMENT
THIS STOCKHOLDER VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2025, by and among Bending Spoons US Inc., a Delaware corporation (“Parent”), and each of the undersigned stockholders (each, a “Stockholder”, and collectively, the “Stockholders”) of Eventbrite, Inc., a Delaware corporation (the “Company”).
RECITALS
A. Concurrently with the execution and delivery of this Agreement, Parent, Everest Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in accordance with the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
B. As of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of such number of shares of each class of capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, in each case, as is indicated on the applicable signature page of this Agreement (collectively, the “Shares”).
C. As a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent has required that each of the Stockholders enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the Stockholders and Parent hereby agree as follows:
1. Certain Definitions.
(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person, except that, for the avoidance of doubt, “affiliate” shall not include the Company or any of its Subsidiaries.
“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, and other representatives.
“Transfer” means, with respect to any security, (i) the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of, such security or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, (ii) any offer to effect any of the foregoing or any other sale, transfer, Constructive Sale or other disposition, or (iii) any Contract, agreement, arrangement or understanding, whether or not in writing, to effect or that otherwise contemplates any of the foregoing.
“Voting Shares” means, with respect to any Stockholder, (i) the Shares that are capable of being voted by such Stockholder and (ii) any voting securities of the Company acquired by such Stockholder during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 10 below) that are owned, or at any time during such period will be owned, beneficially or of record by such Stockholder and capable of being voted.
2. Transfer and Voting Restrictions.
(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, the Stockholders shall not, and shall cause their respective affiliates not to, except in connection with the Merger and in accordance with the terms and conditions set forth in the Merger Agreement, Transfer or effect a Transfer of any of the Voting Shares.
(b) Except as otherwise expressly permitted by this Agreement or by order of a court of competent jurisdiction, each of the Stockholders shall not, and shall cause his, her or its affiliates not to, directly or indirectly, commit any act or series of acts that could, or could reasonably be expected to, individually or in the aggregate, materially restrict, materially delay or adversely affect such Stockholder’s or his, her or its affiliates’ legal power, authority and right to vote all of the Voting Shares then owned of record or beneficially by such Stockholder or his, her or its affiliates or otherwise prevent or disable such Stockholder or any such affiliate from performing any of its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each of the Stockholders shall not, and shall cause his, her or its affiliates not to, directly or indirectly, enter into any voting agreement with any Person with respect to any of the Voting Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Voting Shares, deposit any of the Voting Shares in a voting trust, or otherwise enter into any agreement or arrangement with any Person that would, or would reasonably be expected to, materially limit, materially impair or adversely affect (x) such Stockholder’s or his, her or its affiliates’ legal power, authority, right or ability to vote the Voting Shares in favor of the approval and adoption of the Merger Agreement and the Transactions or (y) the ability of such Stockholder to perform any of his, her or its obligations under this Agreement or consummate any of the transactions contemplated hereby.
(c) Any Transfer or other action taken in violation of this Section 2 shall be void ab initio.
(d) Notwithstanding the foregoing, this Section 2(d) shall not prohibit a Transfer of Voting Shares by any Stockholder (A) to any affiliate (including any wholly-owned Subsidiary) of such Stockholder, (B) to any trust or family partnership of such Stockholder, (C) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of such Stockholder or (D) for estate planning purposes, in each of clauses (A) through (D), so long as (I) no such Transfer would reasonably be expected to prevent, materially delay or adversely affect the consummation of the transactions contemplated hereby or the ability of such Stockholder to perform his, her or its obligations hereunder and (II) such transferee, prior to such Transfer, executes a joinder to this Agreement, in a form reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed), pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to any Stockholder hereunder and otherwise become a party hereto for all purposes of this Agreement. Prior to the Expiration Time, any Transfer in violation of this Section 2(d) shall be null and void ab initio.
3. Agreement to Vote.
(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment, recess or postponement thereof (if applicable), and on every action or approval by written consent of the stockholders of the Company, each of the Stockholders (in such Stockholder’s capacity as such) shall, and shall cause his, her or its affiliates to, appear at the meeting or otherwise cause all the Voting Shares to be present thereto for purposes of establishing a quorum in accordance with the Amended and Restated Bylaws of the Company and vote (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby (collectively, the “Transactions”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Transactions, and (iii) against any of the following: (A) any Acquisition Proposal or merger, consolidation, or business combination involving the Company or any of its Subsidiaries other than the Transactions; (B) any sale, lease, or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries; (C) any recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries; or (D) any other action or series of actions that, individually or in the aggregate, could reasonably be expected to (x) result in a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement, (y) result in any of the conditions to the consummation of the

Merger set forth in Article 6 of the Merger Agreement not being fulfilled or satisfied in accordance with the terms thereof or (z) otherwise prevent, materially delay, impair or materially and adversely affect the consummation of the Transactions in accordance with the terms of the Merger Agreement.
(b) If any Stockholder or any of his, her or its affiliates is the beneficial owner, but not the record holder, of any of the Voting Shares, such Stockholder agrees to take, and to cause his, her or its affiliates to take, all actions necessary to cause the record holder and any nominees to vote all of the Voting Shares in accordance with Section 3(a).
4. No Solicitation. Each of the Stockholders shall not, and shall cause his, her or its affiliates and Representatives not to, directly or indirectly: (i) solicit, initiate, propose, induce, knowingly encourage or facilitate the making or submission of any Acquisition Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 4 (such as answering unsolicited phone calls) shall not be deemed to facilitate for purposes of, or otherwise constitute a violation of, this Section 4); (ii) furnish to any Person (other than to Parent, Merger Sub or their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person (other than Parent or Merger Sub and their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case that relates to or could reasonably be expected to lead to an Acquisition Proposal; (iii) enter into, continue or otherwise participate in or engage in any discussions or negotiations with any Person that relates to or could reasonably be expected to lead to an Acquisition Proposal (including any provision of non-public information regarding the Company or any of its Subsidiaries); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction.
5. Action in Stockholder Capacity Only. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Voting Shares and not in Stockholder’s capacity as a director or officer of the Company, if applicable. Nothing herein shall limit or affect any Stockholder’s ability to act as an officer or director of the Company (if applicable).
6. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:
(a) As of the date hereof and for so long as this Agreement remains in effect, except as otherwise provided in this Agreement, Parent has full power and authority to make, enter into and carry out the terms of this Agreement. As of the date hereof, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its affiliates that would materially restrict, prohibit, materially delay or impair the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
(b) Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement and the performance by Parent of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of the certificate of incorporation, bylaws or similar organizational documents of Parent, or any Law or Order to which Parent (or any of Parent’s assets) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not materially impair or materially and adversely affect Parent’s ability to perform Parent’s obligations under this Agreement or render inaccurate any of the representations made herein.
(c) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from Parent, Merger Sub, or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Parent.
(d) Parent understands and acknowledges that each Stockholder is entering into the Merger Agreement in reliance upon Parent’s execution and delivery of this Agreement and the representations and warranties of Parent contained herein.

7. Representations and Warranties of Stockholders. Each of the Stockholders hereby represents and warrants to Parent as follows:
(a) As of the date hereof and for so long as this Agreement remains in effect, (i) such Stockholder is the beneficial and record owner of the Shares indicated on the applicable signature page of this Agreement, free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances; and (ii) such Stockholder does not beneficially own any securities or other Equity Interests of the Company, or any other rights to acquire any Equity Interests of the Company, other than the Shares set forth on the applicable signature page of this Agreement.
(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof, if applicable), such Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement; and (ii) vote all of the Voting Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity). Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Voting Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney (other than this Agreement) with respect to any of the Voting Shares, deposited any of the Voting Shares in a voting trust, or entered into any arrangement or agreement, whether oral or written, with any Person limiting or affecting such Stockholder’s legal power, authority or right to vote the Voting Shares on any matter. As of the date hereof, there are no Proceedings pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of his, her or its affiliates that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially restrict, prohibit, materially delay, impair or adversely affect the ability of such Stockholder to perform his, her or its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
(c) Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by such Stockholder of the agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default (with or without notice or lapse of time or both) under any term of any Contract to or by which such Stockholder is a party or bound, or any Law or Order to which such Stockholder (or any of such Stockholder’s assets, including the Voting Shares) is subject or bound, except for any such breach, violation, conflict, or default which, individually or in the aggregate, would not, and would not reasonably be expected to, prohibit, materially delay, impair or adversely affect such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement or render inaccurate any of the representations or warranties made herein by such Stockholder.
(d) Except as disclosed on Section 3.19 of the Company Disclosure Schedule pursuant to the Merger Agreement, no investment banker, broker, finder, or other intermediary is entitled to a fee or commission from Parent, Merger Sub, or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.
(e) Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.
8. Communications. Unless required by applicable Law or applicable stock exchange rules, each of the Stockholders shall not, and shall cause his, her or its affiliates and Representatives not to, make any press release, public announcement or other communication with respect to this Agreement, the Merger Agreement or any of the transactions contemplated hereby and thereby, in each case, without the prior written consent of Parent. Each Stockholder hereby (i) consents to and authorizes (a) the publication and disclosure by the Company, Parent, Merger Sub and their respective affiliates and Representatives of such Stockholder’s identity and holding of Voting Shares, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement in any public disclosure document or filing required by applicable Law, including, for the avoidance of doubt, applicable stock exchange rules (including the Proxy Statement, and all documents and schedules to be filed in connection therewith) in connection with the Merger or any of the other Transactions; provided, that, prior to any such publication, disclosure or filing, the

Stockholders shall have a reasonable opportunity to review and comment on the same and such comments shall be considered in good faith by the disclosing party, except in the case of any information (including summaries thereof) included in any such publication or disclosure that is already publicly available and (b) that Parent and/or the Company may further file this Agreement as an exhibit to any filing required to be made with the SEC relating to the Transactions, and (ii) agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by or on behalf of such Stockholder for use in any such disclosure document, if any such information shall become false or misleading in any material respect.
9. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of the Law, and shall cause to be waived and not assert, any appraisal rights, any dissenter’s rights or any similar rights under Section 262 of the DGCL with respect to any of the Voting Shares with respect to or in connection with the Merger or any of the other transactions contemplated by the Merger Agreement.
10. Termination. This Agreement shall automatically terminate and be of no further force or effect whatsoever as of the earliest to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of, and subject to the conditions set forth in, Article 7 thereof, (b) the Effective Time and (c) the occurrence of a Company Board Recommendation Change made in accordance with the applicable terms of, and subject to the conditions set forth in, the Merger Agreement (clauses (a) through (c) being referred to herein as the “Expiration Date”); provided, however, that (i) this Section 10 and Section 11 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any Stockholder from any liability arising out of or resulting from any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement prior to such termination.
11. Miscellaneous Provisions.
(a) Amendment. This Agreement may be amended by each party hereto and the Company at any time prior to the Effective Time. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed by the parties hereto and the Company.
(b) Waiver. At any time prior to the Expiration Date, subject to applicable Law, any Stockholder, Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, notwithstanding the foregoing, any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto and the Company. Notwithstanding the foregoing, no failure or delay by any of the parties hereto or the Company in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other power, right, privilege or remedy hereunder.
(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
(d) Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
(i) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(ii) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding, except in such courts; (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11(j). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).
(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder, Parent or the Company, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties and the Company, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that, Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to any of its affiliates; provided, further, that, no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and the Company and their respective successors and permitted assigns.
(f) No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that, the Company shall be an express, intended third-party beneficiary of Sections 8 and 11 of this Agreement and shall be entitled to enforce its rights under Sections 8 and 11 of this Agreement against the parties hereto as if it were a party hereto.
(g) Further Assurances. From and after the date hereof through the Expiration Date, each Stockholder shall, and shall cause his, her or its affiliates to, cooperate fully with Parent and promptly execute and deliver such further documents, certificates, agreements, and instruments and take such other actions as may be reasonably requested by Parent to evidence, reflect or consummate the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each of the Stockholders shall notify Parent in writing promptly of any shares of capital stock or other Equity Interests of the Company of which such Stockholder becomes the record and/or beneficial owner after the date of this Agreement.
(h) Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in a mutually acceptable manner to the end that the transactions contemplated herein are fulfilled to the extent possible.
(i) Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which such parties are entitled at Law or in equity; (b) the parties waive any requirement for the securing or posting of any bond or proof of actual damages in connection with the obtaining of any grant of specific performance to enforce specifically the terms and provisions of this Agreement or injunctive relief to prevent any breach of any of the terms or provisions of this Agreement; and (c) the parties will not oppose any action for specific performance on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. A party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.
(j) Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person, (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, return receipt requested, postage prepaid, (c) on the next Business Day if transmitted by prepaid national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or at such other address or email address for a party as shall be specified by like notice): (i) if to Parent, to the address or email address provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to a Stockholder, to such Stockholder’s address or email address shown below such Stockholder’s signature on the applicable signature page of this Agreement.
(k) Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.
(m) Construction. In this Agreement, unless a clear contrary intention appears, (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (iii) “or” is used in the inclusive sense of “and/or”; and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”
(n) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to the Stockholders, and neither Parent nor any other Person shall have any power or authority to direct any Stockholder in the voting or disposition of any of the Voting Shares, except as otherwise expressly provided herein.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

By:	/s/ Mattie Maharaj
Name:	Mattie Maharaj
Title:	Authorized Signatory

[Signature Page to Voting and Support Agreement]

STOCKHOLDER: JULIA HARTZ

/s/ Julia Hartz
Address: c/o Eventbrite, Inc. 95 Third Street, 2nd Floor San Francisco, CA 94103

Email Address: ****

Shares Beneficially Owned by Stockholder:

425,981	shares of Class A Common Stock

1,250,000	shares of Class B Common Stock

2,661,612	Company Options to acquire shares of Class A Common Stock

4,429,936	Company Options to acquire shares of Class B Common Stock

1,150,235	Company RSUs to acquire shares of Class A Common Stock

1,632,688	Company PSUs to acquire shares of Class A Common Stock

[Signature Page to Voting and Support Agreement]

STOCKHOLDER: KEVIN HARTZ

/s/ Kevin Hartz
Address: c/o Eventbrite, Inc. 95 Third Street, 2nd Floor San Francisco, CA 94103

Email Address: ****

Shares Beneficially Owned by Stockholder:

74,341	shares of Class A Common Stock

1,661,026	shares of Class B Common Stock

47,194	Company Options to acquire shares of Class A Common Stock

Company Options to acquire shares of Class B Common Stock

Company RSUs to acquire shares of Class A Common Stock

Company PSUs to acquire shares of Class A Common Stock

[Signature Page to Voting and Support Agreement]

STOCKHOLDER: KEVIN EARNEST HARTZ & JULIA D. HARTZ TTEES THE HARTZ FAMILY REVOCABLE TRUST DTD 12/4/2008

/s/ Julia Hartz
By: Julia Hartz
Title: Trustee

Address: c/o Eventbrite, Inc. 95 Third Street, 2nd Floor San Francisco, CA 94103

Email Address: ****

Shares Beneficially Owned by Stockholder:

3,070	shares of Class A Common Stock

4,273,601	shares of Class B Common Stock

Company Options to acquire shares of Class A Common Stock

Company Options to acquire shares of Class B Common Stock

Company RSUs to acquire shares of Class A Common Stock

Company PSUs to acquire shares of Class A Common Stock

[Signature Page to Voting and Support Agreement]

STOCKHOLDER: HARTZ 2008 IRREVOCABLE TRUST DATED SEPTEMBER 15 2008

/s/ Divesh Makan
By: Divesh Makan
Title: Trustee

Address: C/O ICONIQ Capital 50 Beale Street, Suite 2300 San Francisco, CA 94105

Email Address: ****

Shares Beneficially Owned by Stockholder:

shares of Class A Common Stock

2,627,266	shares of Class B Common Stock

Company Options to acquire shares of Class A Common Stock

Company Options to acquire shares of Class B Common Stock

Company RSUs to acquire shares of Class A Common Stock

Company PSUs to acquire shares of Class A Common Stock

[Signature Page to Voting and Support Agreement]

Annex C
Opinion of Allen & Company LLC
December 1, 2025
The Board of Directors
Eventbrite, Inc.
95 Third Street, Second Floor
San Francisco, California 94103
The Board of Directors:
We understand that Eventbrite, Inc., a Delaware corporation (“Eventbrite”), Bending Spoons US Inc., a Delaware corporation (“Bending Spoons US”) and an affiliate of Bending Spoons S.p.A., an Italian societá per azioni (“Bending Spoons Italy”), and Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Bending Spoons US (“Merger Sub” and, together with Bending Spoons US and Bending Spoons Italy, the “Bending Spoons Entities”) propose to enter into an Agreement and Plan of Merger (the “Agreement”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Eventbrite, with Eventbrite continuing as the surviving corporation and a wholly owned subsidiary of Bending Spoons US (the “Merger”), and (ii) each outstanding share of Class A common stock, par value $0.00001 per share, of Eventbrite (“Class A Common Stock”) and each outstanding share of Class B common stock, par value $0.00001 per share, of Eventbrite (“Class B Common Stock” and, together with Class A Common Stock, “Eventbrite Common Stock”) will be converted in the Merger into the right to receive $4.50 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Eventbrite in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of Eventbrite (the “Board”) as to the fairness, from a financial point of view, to holders of Eventbrite Common Stock, other than as specified below, of the Merger Consideration to be received by such holders pursuant to the Agreement. For such services, Eventbrite has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. Eventbrite also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.
Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, although Allen & Company is not currently providing, and during the past two years has not provided, investment banking services to Eventbrite unrelated to the Merger for which Allen & Company has received compensation, Allen & Company in the future may provide such services to Eventbrite and/or its affiliates for which Allen & Company would expect to receive compensation. As the Board also is aware, although Allen & Company is not currently providing investment banking services to Bending Spoons Italy during the pendency of the Merger, Allen & Company in the past has provided investment banking services to Bending Spoons Italy and in the future expects to provide such services to Bending Spoons Italy and/or its affiliates, including, during the approximately two-year period prior to the date hereof, having acted or acting as a strategic and financial advisor to, and as a placement agent for certain equity financings of, Bending Spoons Italy, for which services Allen & Company has received and expects to receive compensation. Additionally, as the Board is aware, a managing director of Allen & Company (who is not a member of the financial advisory team assisting Eventbrite in connection with the Merger) is a member of the board of directors of Bending Spoons Italy. In the ordinary course, Allen & Company as a broker-dealer and certain related entities, directors and officers at any time may invest, hold long or short positions and trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Eventbrite, Bending Spoons Italy and/or their respective affiliates. As the Board is aware, Allen & Company and/or certain of its affiliates and employees hold certain equity securities (and warrants to purchase equity securities) of Bending Spoons Italy. The issuance of this opinion has been approved by Allen & Company’s opinion committee.

The Board of Directors
Eventbrite, Inc.
December 1, 2025

Our opinion as expressed herein reflects and gives effect to our general familiarity with Eventbrite and the industry in which Eventbrite operates as well as information that we received during the course of this assignment, including information provided by the management of Eventbrite in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Eventbrite or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Eventbrite or any other entity, or conducted any analysis concerning the solvency or fair value of Eventbrite, the Bending Spoons Entities or any other entity. We have not investigated, and express no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting Eventbrite or any other entity and we have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.
In arriving at our opinion, we have, among other things:
(i)	reviewed the financial terms of an execution version, provided to us on December 1, 2025, of the Agreement;
(ii)	reviewed certain publicly available historical business and financial information relating to Eventbrite, including public filings of Eventbrite, and historical market prices for Class A Common Stock;
(iii)
reviewed certain financial information relating to Eventbrite, including certain internal financial forecasts, estimates and other financial and operating data relating to Eventbrite, provided to or discussed with us by the management of Eventbrite;

(iv)	held discussions with the management of Eventbrite relating to the operations, financial condition and prospects of Eventbrite;
(v)
reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to Eventbrite and selected companies with businesses that we deemed generally relevant in evaluating Eventbrite;

(vi)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and
(vii)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.
In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by the management and other representatives of Eventbrite or otherwise reviewed by us. With respect to the financial forecasts, estimates and other financial and operating data relating to Eventbrite that we have been directed to utilize for purposes of our analyses and opinion, we have been advised by the management of Eventbrite and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and are an appropriate basis upon which to evaluate, the future financial and operating performance of Eventbrite and the other matters covered thereby. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.
We have relied, at your direction, upon the assessments of the management of Eventbrite as to, among other things, (i) the potential impact on Eventbrite of certain market, competitive, technological, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the event management and ticketing industry, (ii) the potential impact of artificial intelligence on Eventbrite’s business, (iii) Eventbrite’s owned or licensed technology, intellectual property and proprietary rights, and associated risks, and (iv) Eventbrite’s existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, event creators, consumers, advertisers, third-party distribution partners, third-party payment or other providers and other commercial relationships. With your consent, we have assumed that there will be no developments with respect to any such matters that would have an adverse effect on Eventbrite or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion.

The Board of Directors
Eventbrite, Inc.
December 1, 2025

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, the industry in which Eventbrite operates and the securities of Eventbrite have experienced and may continue to experience volatility and disruptions and we express no opinion or view as to any potential effects of such volatility or disruptions on Eventbrite or the Merger.
We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Eventbrite or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. In addition, we have assumed, with your consent, that the final executed Agreement will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.
Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), treating shares of Class A Common Stock and Class B Common Stock as a single class of economically equivalent securities without regard to individual circumstances of specific holders of Eventbrite Common Stock (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Eventbrite held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Eventbrite or otherwise. Our opinion also does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any voting and support agreement or any other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise. We express no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion or view as to the prices at which Eventbrite Common Stock or any other securities of Eventbrite may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting Eventbrite or the Merger, and we have relied, at your direction, upon the assessments of representatives of Eventbrite as to such matters. This opinion does not constitute a recommendation as to the course of action that Eventbrite (or the Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by Eventbrite to engage in the Merger, including in comparison to other strategies or transactions that might be available to Eventbrite or which Eventbrite might engage in or consider.
It is understood that this opinion and our advisory services are intended for the benefit and use of the Board or committee thereof (in their capacity as such) in connection with the evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the Merger or otherwise.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Eventbrite Common Stock (other than, as applicable, holders of Eventbrite Common Stock who execute a voting and support agreement in connection with the Merger, the Bending Spoons Entities, and their respective affiliates) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

ALLEN & COMPANY LLC

Annex D
SECTION 262 OF THE GENERAL CORPORATIONS LAW OF THE STATE OF DELAWARE
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 p.m., Pacific Time, on February 26, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EB2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 p.m., Pacific Time, on February 26, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82606-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVENTBRITE, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3.

NOTE: If any other matters properly come before the special meeting of Eventbrite stockholders or any adjournment, continuation or postponement thereof, the person(s) named in this proxy will vote in their discretion on such matters.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

V82607-TBD

EVENTBRITE, INC.
Special Meeting of Stockholders
February 27, 2026 at 9:00 a.m., Pacific Time

The stockholder(s) hereby appoint(s) Julia Hartz, Anand Gandhi and Lisa Gorman, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Eventbrite, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m., Pacific Time, on February 27, 2026, at www.virtualshareholdermeeting.com/EB2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations for each of the proposals included herein. If any other matters properly come before the Special Meeting or any adjournment, continuation or postponement thereof, the person(s) named in this proxy will vote in their discretion on such matters. This proxy revokes any prior proxy given by the undersigned stockholder(s).

Continued, and must be signed and dated on the other side